Exhibit 10.1

Execution Copy

Published CUSIP Number:

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 5, 2012

among

SUBURBAN PROPANE, L.P.,

as the Borrower,

SUBURBAN PROPANE PARTNERS, L.P.,

as the Parent,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and an L/C Issuer,

and

The Other Lenders Party Hereto

WELLS FARGO BANK, N.A.,

Syndication Agent

JPMORGAN CHASE BANK, N.A.

CITIBANK, N.A.

and

RBS CITIZENS, N.A.,

Co-Documentation Agents

BANK OF AMERICA MERRILL LYNCH

and

WELLS FARGO SECURITIES, LLC

Joint Lead Arrangers and Joint Book Managers

i

SCHEDULES

1.01(a)	Agway Subsidiaries; Inactive Subsidiaries
1.01(b)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.13	Subsidiaries and Other Equity Investments; Loan Parties
7.02	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Amended and Restated Guaranty
G	Amended and Restated Security Agreement
H-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships)
H-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships)
H-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships)
H-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships)

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of January 5, 2012, among SUBURBAN PROPANE, L.P., a Delaware limited partnership (the “Borrower”), SUBURBAN PROPANE PARTNERS, L.P., a Delaware limited partnership (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrower is party to that certain Credit Agreement dated as of June 26, 2009 among the Borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent (as amended by the First Amendment to Credit Agreement dated as of March 9, 2010, the “Existing Credit Agreement”).

The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement and the Lenders have indicated their willingness to do so on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.

Definitions and Accounting Terms

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Period” means the period beginning with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the fiscal quarter that occurs on or after the second full fiscal quarter following such date, and (b) the date on which the Parent notifies the Administrative Agent that it desires to end the Acquisition Period for such Specified Acquisition. As used above, “Specified Acquisition” means any one or more transactions (x) consummated during a consecutive twelve-month period pursuant to which the Parent, the Borrower, or any Subsidiary, or any combination of the foregoing, directly or indirectly, whether in the form of capital expenditure, an investment, a merger, a consolidation, an amalgamation or otherwise, acquires for an aggregate purchase price of not less than $20,000,000 (i) all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person or (ii) more than 50% of the Equity Interests in any other Person, and (y) which is designated by the Parent or the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition.”

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account, each in the continental United States, as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Administrative Agent.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agway Subsidiaries” means, collectively, each of the twenty-six companies that are Wholly-Owned Subsidiaries of Gas Connection, LLC as of the date hereof and are identified as “Agway Subsidiaries” on Schedule 1.01(a) hereto; provided, however, if the book value of any such Subsidiary exceeds $1 million at any time, such Subsidiary shall no longer be deemed an “Agway Subsidiary;” and provided further that if the aggregate book value of all assets of the Agway Subsidiaries exceeds $10 million at any time, none of such Subsidiaries shall be deemed an “Agway Subsidiary.” Nothing in this Agreement shall prevent the Borrower from causing the winding up and dissolution of any Agway Subsidiary during the term of this Agreement in accordance with Section 7.04(e).

“Applicable Percentage” means (a) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility Amount represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17, and (b) in respect of any Incremental Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Facility represented by (i) on the applicable Incremental Term Facility Effective Date, such Incremental Term Facility Lender’s Incremental Term Facility Commitment at such time and (ii) thereafter, the principal amount of the Incremental Term Facility Loans of such Incremental Term Facility Lender at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility Amount shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility Amount most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in an amendment or supplement to this Agreement relating to an Incremental Term Facility, as applicable.

“Applicable Rate” means (a) with respect to the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the Total Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Consolidated Leverage Ratio	Applicable Margin for Eurodollar Rate Loans/ Letter of Credit Fee	Applicable Margin for Base Rate Loans	Commitment Fee
I	< 1.75:1	1.50%	0.50%	0.300%
II	> 1.75:1 but < 2.50:1	1.75%	0.75%	0.375%
III	> 2.50:1 but < 3.00:1	2.00%	1.00%	0.375%
IV	> 3.00:1 but < 4.00:1	2.25%	1.25%	0.500%
V	> 4.00:1	2.50%	1.50%	0.500%

Any increase or decrease in the Applicable Rate for the Revolving Credit Facility resulting from a change in the Total Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level V shall apply in respect of the Revolving Credit Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (after giving effect to any applicable grace periods set forth in Section 8.01(b)) and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

The Applicable Rate for the Revolving Credit Facility in effect from the Closing Date through the first adjustment made pursuant to the preceding paragraph shall be based upon the Total Consolidated Leverage Ratio as reported in the compliance certificate delivered by the Parent under the Existing Credit Agreement for the Parent’s September 24, 2011 fiscal year end.

(b) with respect to any Incremental Term Facility, shall have meaning set forth in such amendment or supplement to this Agreement entered into in connection with such Incremental Term Facility among the Borrower, the Guarantors, the Incremental Term Facility Lenders that have agreed to participate in such Incremental Term Facility and the Administrative Agent.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility Amount at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility or any Incremental Term Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan or an Incremental Term Facility Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means either MLPFS or Wells Fargo Securities, LLC, in their respective capacities as joint lead arrangers and joint book running managers. As used herein, the term “Arranger” shall mean “each Arranger” or the “applicable Arranger” as the context may require.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended September 24, 2011, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means (a) in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of any Incremental Term Facility, the period from and including the applicable Incremental Term Facility Effective Date to the earliest of (i) the Maturity Date for such Incremental Term Facility and (ii) the date of termination of the commitments of the respective Incremental Term Facility Lenders to make Incremental Term Facility Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (iii) except during a Eurodollar Unavailability Period, the Eurodollar Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Supervisors” means, with respect to the Parent or the Borrower, as the case may be, such Board of Supervisors as defined in the Parent Partnership Agreement or the Borrower Partnership Agreement, as applicable.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of October 19, 2006, as amended, as it may hereafter be further amended, supplemented or otherwise modified from time to time consistent with the terms hereof.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or an Incremental Term Facility Borrowing, as the context may require.

“Business” means the businesses of the Parent and its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) money market funds having assets of not less than $500,000,000, the portfolios of which are limited solely to Investments of the character and quality described in clauses (a), (b) and (c) of this definition and have an average maturity of not more than two years; and

(e) an eligible security as defined in Rule 2a-7 of the Investment Company Act.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Lender or Affiliate of a Lender that is a party to a Cash Management Agreement; provided, however that if such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall no longer be a “Cash Management Bank.”

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Control” means the occurrence of any of the following events:

(a) any of the following shall occur: (i) at any time the Person who is then Chief Executive Officer of the Parent shall fail to own and control, beneficially and of record (free and clear of all Liens other than Liens in favor of the Administrative Agent), 100% of the Equity Interests in the General Partner, (ii) the General Partner shall fail to own and control directly, beneficially and of record (free and clear of all Liens), 100% of the general partner interests in the Parent, (ii) the General Partner shall fail to own directly, beneficially and of record (free and clear of all Liens other than Liens in favor of the Administrative Agent), 100% of the general partner interests in the Borrower, (iii) the Parent shall fail to own directly or indirectly, beneficially and of record (free and clear of all Liens), 100% of the economic interest in the Borrower, or (iv) the Parent shall fail to own directly or indirectly, beneficially and of record, 100% of the limited partnership interests in the Borrower; or

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the voting Equity Interests of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c) a majority of the seats (excluding vacant seats) on the Board of Supervisors of the Parent or the Borrower should at any time be occupied by Persons who were not nominated by the General Partner, by a majority of the Board of Supervisors of the Parent or the Borrower or by Persons so nominated; or

(d) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent or the Borrower, or control over the Equity Interests of the Parent or the Borrower entitled to vote for members of the Board of Supervisors or equivalent governing body of the Parent or the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such Equity Interests; or

(e) a change in control with respect to the General Partner, the Parent or the Borrower (or similar event, however denominated) should occur under and as defined in any indenture or agreement in respect of Indebtedness in an aggregate outstanding principal amount in excess of the Threshold Amount to which the General Partner, the Parent, the Borrower or any Subsidiary is party.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, (a) the “Collateral Documents” executed and delivered in connection with the Existing Credit Agreement and listed on Annex A of that certain Confirmation of Collateral Documents executed and delivered by the applicable Loan Parties on the Closing Date, (b) the Security Agreements, each Deposit Account Control Agreement, each Investment Account Control Agreement, the Guaranty and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guaranties and other similar agreements executed by the Borrower, any Subsidiary, or any Guarantor in favor of the Administrative Agent, for the benefit of the Secured Parties, now or hereafter delivered to the Administrative Agent or any Secured Party pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower or any Guarantor, as debtor, in favor of the Administrative Agent, for the benefit of the Secured Parties, as secured party, and (c) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commercial Bank” means a financial institution with assets of at least $1,000,000,000, and which accepts demand and time deposits and extends credit in the ordinary course of business.

“Commitment” means a Revolving Credit Commitment or an Incremental Term Facility Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) an Incremental Term Facility Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Common Units” means Common Units of the Parent representing limited partner interests in the Parent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Billing Program” means an accounts receivable billing and purchasing arrangement entered into between an ESCO and a utility provider whereby the utility provider performs billing and collection services for the ESCO with respect to the commodity component of gas or electricity owned by an ESCO and delivered to the utility’s customers.

“Consolidated EBITDA” means, for any Person at any date of determination, an amount equal to Consolidated Net Income of such Person and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) extraordinary losses which do not represent a cash item in such period and are not expected to represent a cash item in any future period, (v) the amount of any make whole or premium paid in connection with the prepayment of the Parent Notes, (vi) other cash restructuring charges, in an aggregate amount not to exceed $5,000,000 during the term of this Agreement and (vii) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by such Person and its Subsidiaries for such Measurement Period), and minus (b) the following to the extent added in computing such Consolidated Net Income and without duplication, (i) extraordinary gains and other non-recurring gains during such period, and (ii) in the case of Consolidated EBITDA for the Parent or the Borrower, income from the Agway Subsidiaries and income, if any, from Inactive Subsidiaries, and non-cash gains, if any, from the sale of Agway Subsidiaries and Inactive Subsidiaries and their respective properties; provided, that (1) for the purposes of determining Consolidated EBITDA for any period during which a Permitted Acquisition is consummated, Consolidated EBITDA shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to give effect to the consummation of such Permitted Acquisition on a pro forma basis in accordance with GAAP, as if such Permitted Acquisition occurred on the first day of such period and (2) Consolidated EBITDA shall exclude all unrealized gains and losses reported under FASB ASC 815, as amended, in connection with forward contracts, futures contracts or other derivatives or commodity hedging agreements in accordance with the Borrower’s existing commodity hedging policy.

“Consolidated Interest Charges” means, for any Person for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by such Person and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any Person at any date of determination, the net income of such Person and its consolidated Subsidiaries as determined in accordance with GAAP (excluding extraordinary gains and extraordinary losses) for that period; provided, that, there shall be excluded from such net income (to the extent otherwise included therein) the income (or loss) of any entity other than a Subsidiary in which such Person or any Subsidiary of such Person has an ownership interest, except to the extent that any such income has been actually received by such Person or such Subsidiary in the form of cash dividends or similar cash distributions.

“Consolidated Total Debt” means, for any Person as of any date of determination, all Total Debt of such Person and its Subsidiaries on a consolidated basis, without duplication.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in the Internal Revenue Code of 1986.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender promptly following such determination.

“Deposit Account Control Agreement” means an agreement among the Administrative Agent, a depository bank holding a deposit account for a Loan Party, and such Loan Party, in form and substance satisfactory to the Administrative Agent, evidencing that the Administrative Agent has “control” (as defined in the UCC) of such deposit account.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Parent organized under the laws of any State of the United States of America or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Elk Grove Facility” means the propane storage facility of the Borrower located in Elk Grove, California.

“Environmental Assessment” means a report of an environmental assessment of the applicable real property of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as the Administrative Agent may reasonably request, by a consulting firm reasonably acceptable to the Administrative Agent, which shall be of a scope reasonably necessary to address the perceived environmental concerns, taking into account the use of the relevant property.

“Environmental Laws” means all applicable Federal, state, and local laws, statutes, rules, regulations, codes, ordinances, directives or orders of any Governmental Authority relating to the protection of the environment or to human health and safety as related to environmental matters, including those relating to the generation, processing, treatment, investigation, remediation, storage, transport, disposal, management, handling, and use of Hazardous Materials, those relating to the protection of environmentally sensitive areas or threatened or endangered species, and those relating to the reporting or control of greenhouse gases.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities and including any liability for injury or damage to any person, property or natural resource), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract or written agreement pursuant to which any Loan Party has assumed liability with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA;.

“ESCO” means any Subsidiary of the Borrower that provides natural gas and/or electricity to end users thereof through a utility provider and participates in one or more Consolidated Billing Program(s) in the ordinary course of such Subsidiary’s business.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest

Period, or (B) if the rate referenced in the preceding clause (A) is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR at approximately 11:00 a.m., London time, two Business Days prior to the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day; or (ii) if such rate is not available at such time for any reason, the per annum rate determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination (or if such day is not a Business Day, the immediately preceding Business Day) in immediately available funds in the approximate amount of the Base Rate Loan being made or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request on the date of determination (or if such day is not a Business Day, the immediately preceding Business Day).

“Eurodollar Rate Loan” means a Revolving Credit Loan or an Incremental Term Facility Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 3.03 shall remain in force and effect.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash” on any date means an amount equal to the excess of (i) the book value of Cash Equivalents owned by the Borrower and the Subsidiary Guarantors on such date over (ii) an amount equal to the principal amount of Loans outstanding on such date.

“Excluded Subsidiary” means a Person that becomes a Subsidiary after the Closing Date whose Total Assets at the time of becoming a Subsidiary constitute less than 5% of the Total Assets of the Parent as of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to Sections 6.01(a) or 6.01(c), as applicable, and who is designated as an “Excluded Subsidiary” by the Borrower by written notice to the Administrative Agent; provided that if at the end of any fiscal quarter of the Parent for which financial statements have been delivered pursuant to Sections 6.01(a) or 6.01(c), as applicable, the Total Assets of any Excluded Subsidiary equals or exceeds 5% of the Total Assets of the Parent as of the end of such fiscal quarter, such Subsidiary shall no longer be deemed an “Excluded Subsidiary;” and provided further that if at the end of any such fiscal quarter of the Parent, the Total Assets of all Excluded Subsidiaries in the aggregate exceed 5% of the Total Assets of the Parent as of the end of such fiscal quarter, none of such Subsidiaries shall be deemed an “Excluded Subsidiary.”

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S.

federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning set forth in the preliminary statements hereto.

“Existing Letters of Credit” means each of the letters of credit issued under the Existing Credit Agreement outstanding on the Closing Date that are described on Schedule 1.01(b).

“Extraordinary Receipt” means any cash and cash equivalents received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that any such receipt is in an amount equal to or less than $250,000 with respect to any single occurrence.

“Facility” means the Revolving Credit Facility or any Incremental Term Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (i) the fee letter agreement, dated November 15, 2011, among the Borrower, the Administrative Agent and MLPFS, and (ii) the fee letter agreement executed in connection with this Agreement among the Borrower and Wells Fargo Bank, N.A.

“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Suburban Energy Services Group LLC, a Delaware limited liability company.

“General Partner Guaranty” means the Amended and Restated General Partner Guaranty dated as of the date hereof made by the General Partner in favor of the Secured Parties, substantially in the form of Exhibit F.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent, the General Partner, the Subsidiary Guarantors, the Intermediate Entity Guarantors and the MLP Subsidiary Guarantors.

“Guaranty” means, collectively, the guaranty made by the Parent under Article X, the General Partner Guaranty, and the Subsidiary Guaranty, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12, as each of the same may be renewed, extended, amended, restated or otherwise modified from time to time.

“Hazardous Materials” means any substance, material or waste which is now or hereafter regulated by any Governmental Authority because of its effect or potential effect on human health and safety as related to environmental matters or the environment, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant,” or “contaminant,” “toxic waste,” or “toxic substance” under any provision of Law, and including petroleum, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, friable asbestos (except for friable asbestos located in a facility acquired or leased by any Loan Party or any of their respective Subsidiaries after the date of this Agreement and which will be removed within 45 days of such acquisition or lease), urea formaldehyde and polychlorinated biphenyls.

“Hedge Bank” means any Lender or Affiliate of a Lender that is a party to a Secured Hedge Agreement regardless of whether such Person ceases to be a Lender or an Affiliate of a Lender hereunder.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Inactive Subsidiaries” means collectively, each of the Subsidiaries of the Borrower that have a book value of less than $3 million as of the date hereof and that are not engaged in active business as of the date hereof and that are identified as an “Inactive Subsidiary” on Schedule 1.01(a) hereto; provided, however, if after the date hereof, any such Subsidiary has a book value of $3 million or more, or engages in active business, such Subsidiary shall no longer be deemed an “Inactive Subsidiary.”

“Incremental Term Facility” has the meaning specified in Section 2.16(a).

“Incremental Term Facility Borrowing” means a borrowing made under an Incremental Term Facility consisting of simultaneous Incremental Term Facility Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Incremental Term Facility Lenders under such Incremental Term Facility.

“Incremental Term Facility Commitment” means, as to each Incremental Term Facility Lender, its obligation to make Incremental Term Facility Loans to the Borrower pursuant to an amendment or supplement to this Agreement relating to an Incremental Term Facility, in the aggregate principal amount at any time not to exceed the amount set forth in such amendment or supplement.

“Incremental Term Facility Effective Date” has the meaning specified in Section 2.16(c).

“Incremental Term Facility Lender” has the meaning specified in Section 2.16(c).

“Incremental Term Facility Loan” means an advance made by any Incremental Term Facility Lender under an Incremental Term Facility.

“Incremental Term Facility Note” means a promissory note made by the Borrower in favor of an Incremental Term Facility Lender evidencing Incremental Term Facility Loans made by such Incremental Term Facility Lender under an Incremental Term Facility, in form and substance reasonably acceptable to the Borrower and such Incremental Term Facility Lender.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations (other than contingent obligations) of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than declared dividends) in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or the Parent under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Entity Guarantors” means, collectively, Suburban LP Holdings, LLC, Suburban LP Holdings, Inc. and each other Subsidiary of the Parent that directly or indirectly owns Equity Interests of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Account Control Agreement” means an agreement among the Administrative Agent, a Securities Intermediary holding a securities account for a Loan Party, and such Loan Party, in form and substance satisfactory to the Administrative Agent, evidencing that the Administrative Agent has “control” (as defined in the UCC) of such securities account.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to each Letter of Credit issued, or in the case of each Existing Letter of Credit deemed issued, hereunder, either Bank of America, Wells Fargo Bank, N.A., or any other Lender that has agreed to issue a Letter of Credit at the request of the Borrower in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Issuer Commitment” means (a) with respect to Bank of America, an amount equal to $125,000,000, or such other amount (not to exceed, when added to the L/C Issuer Commitments of all other L/C Issuers, the Letter of Credit Sublimit) as shall be agreed in writing from time to time by Bank of America and the Borrower (with prompt notice to the Administrative Agent), (b) with respect to Wells Fargo Bank, N.A., an amount equal to $125,000,000, or such other amount (not to exceed, when added to the L/C Issuer Commitments of all other L/C Issuers, the Letter of Credit Sublimit) as shall be agreed in writing from time to time by Wells Fargo Bank, N.A. and the Borrower (with prompt notice to the Administrative Agent), and (C) with respect to any Lender which agrees to be an L/C Issuer after the Closing Date, the amount (not to exceed, when added to the L/C Issuer Commitments of all other L/C Issuers, the Letter of Credit Sublimit) agreed in writing from time to time by such L/C Issuer, the Borrower and the Administrative Agent; provided that to the extent that any increase in any existing L/C Issuer Commitment, or the addition of any new L/C Issuer Commitment, would cause the sum of all L/C Issuer Commitments to exceed the Letter of Credit Sublimit (any such excess is herein referred to as the “L/C Commitment Excess”), all of the unused L/C Issuer Commitments (other than the L/C Issuer Commitment that has caused such L/C Commitment Excess) shall be reduced in an amount equal to such L/C Commitment Excess on a pro rata basis (or on such other basis as may be agreed by the Borrower, each L/C Issuer and the Administrative Agent) with the effect that after all such reductions the sum of the L/C Issuer Commitments of all L/C Issuers shall not exceed the Letter of Credit Sublimit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes each L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is three days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means at anytime an amount equal to the Revolving Credit Facility Amount in effect at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility Amount.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or an Incremental Term Facility Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letters, (f) each Issuer Document, (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.03(g) of this Agreement and (h) any other document executed by a Loan Party that states by its terms that it is a “Loan Document”.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors

“MLP Subsidiary Guarantors” means, collectively, each of the Subsidiaries of the Parent (other than the Intermediate Entity Guarantors and the Borrower and its Subsidiaries) that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the date that is the five (5) year anniversary of the Closing Date, and (b) with respect to any Incremental Term Facility, the final maturity date established for such Incremental Term Facility in the amendment or supplement to this Agreement entered into in connection with such Incremental Term Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, for any Person at any date of determination, the most recently completed four fiscal quarters of such Person.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” mean with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction and any reserves for adjustment in respect of the price relating to a Disposition, established in accordance with GAAP (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction including legal, accounting, investment banking and other professional fees and (C) taxes paid or reasonably estimated to be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if (1) reserves established pursuant to subclause (A) exceeds the actual purchase price adjustment required to be paid in connection with such transactions, or (2) the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, in each case, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“New Jersey Headquarters” means the premises constituting the headquarters of the Borrower located in Whippany, New Jersey.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Credit Note or an Incremental Term Facility Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Oregon Tank Farm” means the propane storage facility of the Borrower located in Jackson County, Medford, Oregon.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Credit Loans, Swing Line Loans and Incremental Term Facility Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, Swing Line Loans and Incremental Term Facility Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent Notes” means the collective reference to (i) the 7.375% senior notes, due 2020, of the Parent and Suburban Energy Finance Corporation issued in the original principal amount of $250,000,000 pursuant to the Indenture dated as of March 23, 2010 and the First Supplemental Indenture dated as of March 23, 2010, and (ii) any other Parent Refinancing Notes.

“Parent Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Parent dated as of July 31, 2007, as it may hereafter be amended, supplemented or otherwise modified from time to time consistent with the terms hereof.

“Parent Refinancing Notes” means, collectively, any Parent Notes amended after the date hereof and any Indebtedness of the Parent (other than intercompany Indebtedness) issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge all or any portion of the Parent Notes; provided that:

(a) the principal amount (or accreted value, if applicable) of such Parent Refinancing Notes does not exceed an amount equal to the sum of (i) the principal amount (or accreted value, if applicable) of the Parent Notes being amended, extended, refinanced, renewed, replaced, defeased or refunded, plus (ii) an amount of up to $200,000,000 if on the date of such refinancing or replacement and immediately after giving effect to such increase in Indebtedness, the Parent is in compliance on a pro forma basis with Section 7.11(b), calculated for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Sections 6.01(a) or 6.01(c), as applicable, plus (iii) all accrued interest on said Parent Notes and the amount of all fees, expenses and premiums incurred in connection with such refinancing;

(b) such Parent Refinancing Notes have a final maturity date not earlier than the final maturity date of, and have a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Parent Notes being amended, extended, refinanced, renewed, replaced, defeased or refunded; and

(c) such Indebtedness is incurred by the Person or Persons that are the obligor on the Parent Notes being amended, extended, refinanced, renewed, replaced, defeased or refunded.

As used in this definition, “intercompany Indebtedness” means Indebtedness of the Parent owed to another Loan Party that is permitted under Article VII.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, as amended, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006, as amended and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an acquisition permitted by Section 7.03(f).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Distributions” means (i) with respect to the Borrower, the distributions by the Borrower of Available Cash (as defined in the Borrower Partnership Agreement) or (ii) with respect to the Parent, the distributions by the Parent of Available Cash (as defined in the Parent Partnership Agreement).

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(v).

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, or disposing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reportable Investment” has the meaning specified in Section 7.03(f)(vi).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Incremental Term Facility Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Incremental Term Facility Lenders” means, as of any date of determination for any Incremental Term Facility, Incremental Term Facility Lenders holding more than 50% of the sum of (a) the Outstanding Amount of all Incremental Term Facility Loans applicable to such Incremental Term Facility and (b) aggregate unused Incremental Term Facility Commitments applicable to such Incremental Term Facility, if any; provided that any unused Incremental Term Facility Commitments applicable to such Incremental Term Facility of, and the portion of such Outstanding Amount of all Incremental Term Facility Loans applicable to such Incremental Term Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit

Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided further that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; and provided further that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for the purposes of the delivery of the certificates pursuant to Section 4.01(a)(iv), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the revolving credit facility established by the terms of this Agreement.

“Revolving Credit Facility Amount” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract made or entered into at any time, or in effect at any time, whether as a result of assignment or transfer or otherwise, between any Loan Party and any Hedge Bank; provided that if such Hedge Bank ceases to be a Lender or an Affiliate of a Lender hereunder, “Secured Hedge Agreements” shall not include any Swap Contract entered into by such Hedge Bank and a Loan Party after such time such Hedge Bank ceased to be a Lender or an Affiliate of a Lender.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement (General Partner)” means the Amended and Restated Pledge and Security Agreement substantially in the form of Exhibit G hereto, executed by the General Partner in favor of the Administrative Agent, for the benefit of the Secured Parties, as renewed, extended, amended or restated or otherwise modified from time to time.

“Security Agreement (Parent and Subsidiaries)” means the Amended and Restated Pledge and Security Agreement substantially in the form of Exhibit G hereto, executed by the Parent, the Borrower, each Intermediate Entity Guarantor, each Subsidiary Guarantor and each MLP Subsidiary Guarantor in favor of the Administrative Agent, for the benefit of the Secured Parties, as renewed, extended, amended or restated or otherwise modified from time to time.

“Security Agreements” means, collectively, each of the Security Agreement (General Partner) and the Security Agreement (Parent and Subsidiaries), together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, as each of the same may be renewed, extended, amended, restated or otherwise modified from time to time.

“Senior Secured Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness of the Borrower as of such date to (b) Consolidated EBITDA of the Borrower for the most recently completed Measurement Period.

“Senior Secured Indebtedness” means, at any time, (i) Total Debt of the Borrower secured by Liens on any assets of any Loan Party at such time, including Total Debt under this Agreement, (ii) Total Debt of any Subsidiary Guarantor secured by Liens on any assets of any Loan Party at such time, and (iii) all Total Debt of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) at such time. For the avoidance of doubt, nothing in this definition shall be construed to permit the Borrower or any of its Subsidiaries to incur or permit Liens other than those permitted by Section 7.01.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent (which shall include for the avoidance of doubt, the Borrower).

“Subsidiary Guarantors” means, collectively, each of the Subsidiaries of Borrower listed on Part (a) of Schedule 5.13 (other than the Agway Subsidiaries and the Inactive Subsidiaries) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Subsidiary Guaranty” means the Amended and Restated Guaranty dated as of the date hereof made by the Intermediate Entity Guarantors, the Subsidiary Guarantors, and the MLP Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered by a Subsidiary Guarantor pursuant to Section 6.12, as each of the same may be renewed, extended, amended, restated or otherwise modified from time to time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility Amount. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility Amount.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $20,000,000.

“Total Assets” means with respect to any Person and its Subsidiaries, as of the end of any fiscal quarter of such Person, the aggregate book value of total assets of such Person and its Subsidiaries as shown on the balance sheet of such Person and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Total Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt of the Parent as of such date to (b) Consolidated EBITDA of the Parent for the most recently completed Measurement Period.

“Total Debt” means, with respect to any Person at any time, all Indebtedness of such Person and its Subsidiaries at such time (other than contingent Indebtedness described under clause (b) of the definition of “Indebtedness” and Indebtedness described under clause (c) of the definition of “Indebtedness”) determined on a consolidated basis in accordance with GAAP.

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans and all L/C Obligations at such time.

“Total Revolving Credit Outstandings” means, at any time, the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations at such time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 24, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended September 24, 2011 of the Borrower and its Subsidiaries, including the notes thereto.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Pension Funding Rules for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Wholly-Owned” means, when used in connection with a Subsidiary of a Person, that all of the issued and outstanding Equity Interests of such Subsidiary are directly or indirectly owned by such Person, and (i) when used in connection with a “Subsidiary Guarantor,” that all of the issued and outstanding Equity Interests of such Subsidiary Guarantor are directly or indirectly owned by the Borrower, and (ii) when used in connection with a “Guarantor” or “MLP Subsidiary Guarantor,” that all of the issued and outstanding Equity Interests of such Guarantor or MLP Subsidiary Guarantor are directly or indirectly owned by the Parent. Suburban Plumbing New Jersey LLC shall be deemed a Wholly-Owned Subsidiary Guarantor for so long as not less than 90% of the ownership interests in

Suburban Plumbing New Jersey LLC is directly or indirectly owned by the Borrower. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals, in each case, mandated by applicable Law shall be disregarded in determining the ownership of a Subsidiary.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of any Person and its Subsidiaries or to the determination of any amount for any Person and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that such Person is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed for all purposes (other than determining the Letter of Credit Fee payable in connection with such Letter of Credit) to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article II.

The Commitments and Credit Extensions

2.01 The Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility Amount, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each Incremental Term Facility Borrowing, each conversion of Revolving Credit Loans or any Incremental Term Facility Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, an Incremental Term Facility Borrowing, a conversion of Revolving Credit Loans or Incremental Term Facility Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans or Incremental Term Facility Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans or Incremental Term Facility Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans or Incremental Term Facility Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing or an Incremental Term Facility Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01, or if such Borrowing is an Incremental Term Facility Borrowing, in the amendment or supplement to this Agreement relating to such Incremental Term Facility), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of any event or condition that with the giving of any notice, the passage of time, or both, would be an Event of Default, the Required Lenders may require that no Loans be requested as, converted to or continued as Eurodollar Rate Loans. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Revolving Credit Facility. After giving effect to Incremental Term Facility Borrowings, all conversions of Incremental Term Facility Loans from one Type to the other, and all continuations of Incremental Term Facility Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of such Incremental Term Loan Facility.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue

Letters of Credit for the account of the Parent, Borrower or the Wholly-Owned Subsidiary Guarantors, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or the Wholly-Owned Subsidiary Guarantors and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility Amount, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (z) the Outstanding Amount of the L/C Obligations under Letters of Credit issued by such L/C Issuer shall not exceed such L/C Issuer’s L/C Issuer Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at such time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the

Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, such L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Wholly-Owned Subsidiary Guarantor) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, such L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of

Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply

Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing applicable thereto shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Cash Collateral. Upon the request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit remains outstanding, or any other L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within one Business Day following written request by the Administrative Agent, Cash Collateralize 100% of the then Outstanding Amount of all L/C Obligations. Sections 2.05, 2.17 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. In addition, at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize 100% of the Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as applicable, a first priority security interest in all such cash, deposit accounts and all balances therein and in all other property so provided as collateral pursuant to this Agreement, and in all proceeds of the foregoing, all as security for the obligations for which Cash Collateral may be applied as set forth herein. If at any time the Administrative Agent determines that Cash Collateral provided pursuant to this Agreement is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Liens permitted pursuant to Section 7.01(c)), or that the total amount of such Cash Collateral is less than 100% of the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the financial institution that serves as Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or payment in full of all other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the applicable L/C Issuers that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.03(g) may be otherwise applied in accordance with Section 8.03), and (y) that the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure and other obligations and shall remain subject to the security interest granted pursuant to the Loan Documents; and provided further that to the extent that such Cash Collateral was provided by or on behalf of the Borrower or any other Loan Party and is not released as aforesaid, then such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(h) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower or any other Loan Party for, and no L/C Issuer’s rights and remedies against the Borrower or any other Loan Party shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.17, with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the

Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate per annum specified in the Fee Letter, as applicable, or as may be agreed between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and on the last Business Day of the month in which such Letter of Credit expires. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letter of Credit Issued for Wholly-Owned Subsidiary Guarantors or Parent. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Wholly-Owned Subsidiary Guarantor or Parent, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Wholly-Owned Subsidiary Guarantors or Parent inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the business of such Wholly-Owned Subsidiary Guarantors and Parent.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender shall, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility Amount at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding

Swing Line Loan. The Swing Line Lender shall not be required to fund any Swing Line Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate as set forth in Section 2.08(a)(iii). Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility Amount and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative

Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.03(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional.

(i) Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans and Incremental Term Facility Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) At any time in which any Incremental Term Facility Loan remains outstanding, if any Loan Party or any of its Subsidiaries (other than Agway Subsidiaries, Inactive Subsidiaries or Excluded Subsidiaries) Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e) or (h) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (iii) and (v) below); provided, however, that (A) the first $25,000,000 of such Net Cash Proceeds received in any fiscal year (the “Exempt Proceeds”) shall not be subject to the mandatory prepayment requirements set forth in this Section 2.05(b)(i), and (B) with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i) in excess of the Exempt Proceeds, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 12 months after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that (A) any Net Cash Proceeds not so reinvested within such 12 month period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(i), and (B) if a Default has occurred and is continuing at any time that the Borrower or a Subsidiary Guarantor receives or is holding any Net Cash Proceeds which have not yet been reinvested, such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(i).

(ii) At any time in which any Incremental Term Loan remains outstanding, upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries (other than Agway Subsidiaries, Excluded Subsidiaries, or Inactive Subsidiaries), and not otherwise included in clause (i) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (iii) and (v) below); provided, however, that (A) the first $10,000,000 of such Extraordinary Receipts received in any fiscal year (the “Exempt Receipts”) shall not be subject to the mandatory prepayment requirements set forth in this Section 2.05(b)(ii), and (B) with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments in excess of the Exempt Receipts, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 12 months after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that (A) any cash proceeds not so applied within such 12 month period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii), and (B) if a Default has occurred and is continuing at any time that a Loan Party or Subsidiary receives or is holding any Net Cash Proceeds which have not yet been applied to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received, such cash proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied ratably to the Revolving Credit Facility (in the manner set forth in clause (v) of this Section 2.05(b)) and the Incremental Term Facilities.

(iv) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility Amount at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(v) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

(vi) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b) shall not reduce the Revolving Credit Commitments.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility Amount, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility Amount, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility Amount if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility Amount, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Mandatory.

(i) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility Amount at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(ii) Unless provided otherwise in the amendment or supplement to this Agreement executed in connection with an Incremental Term Facility, the aggregate Incremental Term Facility Commitments of all Incremental Term Facility Lenders under such Incremental Term Facility shall be automatically and permanently reduced to zero on the Incremental Term Facility Effective Date after the Incremental Term Facility Borrowing is made on such date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Facility Amount under this Section 2.06. Upon any reduction of the Revolving Credit Facility Amount, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility Amount accrued until the effective date of any termination of the Revolving Credit Facility Amount shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Revolving Credit Loans. On the Maturity Date for the Revolving Credit Facility, the Borrower shall repay to the Revolving Credit Lenders the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. On the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility, the Borrower shall repay each Swing Line Loan.

(c) Incremental Term Facility Loans. The Borrower shall repay to the applicable Incremental Term Facility Lenders the aggregate amount of all Incremental Term Facility Loans made under an Incremental Term Facility at such times as may be set forth in the amendment or supplement to this Agreement executed in connection with such Incremental Term Facility.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (and written notice to the Borrower thereof) such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full.

(iii) Upon the request of the Required Lenders (and written notice to the Borrower thereof), while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws for so long as such Event of Default continues.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon written demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility Amount exceeds the sum of (i) the Outstanding Amount of

Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to Section 2.17. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Parent or the Lenders determine that (i) the Total Consolidated Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Total Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuers, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans and Incremental Term Facility Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.03(g), or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 [Reserved].

2.15 Increase in Revolving Credit Facility.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time, request an increase in the Revolving Credit Facility Amount; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Aggregate Commitments after giving effect to (A) all increases of the Revolving Credit Facility Amount under this Section 2.15 and (B) all Incremental Term Facilities established pursuant to Section 2.16 shall not exceed $400,000,000. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may (i) request that one or more Lenders increase their Revolving Credit Commitment, (ii) invite all Lenders to increase their respective Revolving Credit Commitment, and/or (iii) invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Notification by Administrative Agent; Additional Revolving Credit Lenders. In the event the Borrower invites all Lenders to increase their respective Revolving Credit Commitment, then at the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder.

(c) Effective Date and Allocations. If the Revolving Credit Facility Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As a condition precedent to such increase in the Revolving Credit Commitments, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent, (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase in the Revolving Credit Commitment, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase in the Revolving Credit Commitment (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.16) and any Revolving Credit Borrowing made or to be made in connection therewith (it being understood that the full principal amount of such increase in the Revolving Credit Commitment shall be deemed to be a Revolving Credit Borrowing to be made in connection therewith), (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b), (c) and (d), respectively, of Section 6.01, (B) no Default exists, and (C) the Borrower will be in pro forma compliance with the financial covenants set forth in Section 7.11. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 Incremental Term Facility.

(a) Request for Incremental Term Facility. Provided that there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request one or more incremental term loan facilities under this Agreement (each an “Incremental Term Facility”); provided that (i) any such Incremental Term Facility shall be in a minimum amount of $25,000,000, and (ii) the Aggregate Commitments after giving effect to all increases of the Revolving Credit Facility Amount under Section 2.15 and all Incremental Term Facilities established under this Section 2.16 shall not exceed $400,000,000. To achieve the full amount of a requested Incremental Term Facility, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may (i) request that one or more Lenders participate in such Incremental Term Facility, (ii) invite all Lenders to participate in such Incremental Term Facility, and/or (iii) invite additional Eligible Assignees to participate in such Incremental Term Facility.

(b) Notification by Administrative Agent; Incremental Term Facility Lenders. In the event the Borrower invites all Lenders to participate in a requested Incremental Term Facility, then at the time of giving such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond as to whether it elects to participate in the requested Incremental Term Facility. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in the requested Incremental Term Facility and, if so, the amount of such participation. Any Lender not responding within such time period shall be deemed to have declined to participate in such Incremental Term Facility. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(c) Effective Date and Allocations. If an Incremental Term Facility is provided in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Term Facility Effective Date”) and the final allocation of such Incremental Term Facility. The Administrative Agent shall promptly notify the Borrower and the lenders participating in such Incremental Term Facility (the “Incremental Term Facility Lenders”) of the final allocation of such Incremental Term Facility and the Incremental Term Facility Effective Date.

(d) Conditions to Effectiveness of Incremental Term Facilities. As a condition precedent to any Incremental Term Facility, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental Term Facility Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent, (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Facility, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such Incremental Term Facility (and, if applicable, any simultaneous increase in the Revolving Credit Commitment made pursuant to Section 2.15 and any Revolving Credit Borrowing made or to be made in connection therewith (it being understood that the full principal amount of such increase in the Revolving Credit Commitment shall be deemed to be a Revolving Credit Borrowing to be made in connection therewith)), (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Incremental Term Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b), (c) and (d), respectively, of Section 6.01, (B) no Default exists, and (C) the Borrower will be in pro forma compliance with the financial covenants set forth in Section 7.11.

(e) Terms of Incremental Term Facilities. Each Incremental Term Facility shall have such terms and conditions as are not inconsistent herewith and as are set forth in an amendment or supplement to this Agreement entered into among the Borrower, the Guarantors, the Incremental Term Facility Lenders that have agreed to participate in such Incremental Term Facility and the Administrative Agent (but not any of the other Lenders); provided, however, that (A) each Incremental Term Facility shall rank pari passu in right of payment and of security with the other Facilities, (B) Loans made under an Incremental Term Facility shall not mature earlier than the Maturity Date with respect to the Revolving Credit Facility, (C) each Incremental Term Facility shall be treated substantially the same as (and in any event, no more favorably than) the Revolving Credit Facility (in each case, including with respect to mandatory and voluntary prepayments) and (D) each Incremental Term Facility will accrue interest at rates determined by the Borrower, the applicable Incremental Term Facility Lenders and the Administrative Agent, which rates may be higher or lower than the rates applicable to the Revolving Credit Loans.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Lenders and Required Incremental Term Facility Lenders and in Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from such Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Applicable Revolving Credit Percentage of any Non-Defaulting Lender in the Total Revolving Credit Outstandings to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III.

Taxes, Yield Protection and Illegality

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower or the Parent hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or other applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent, the Borrower or the Parent, then the Administrative Agent, the Borrower or the Parent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower, the Parent or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower or the Parent, as the case may be, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower, the Parent or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower, the Parent or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower, the Parent or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower or the Parent shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower and the Parent. Without duplication of, or limiting the provisions of subsection (a) above, the Borrower and the Parent shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower and the Parent shall, and do hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower and the Parent by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. The Borrower and the Parent shall also, and do hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.

(ii) Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that the Borrower or the Parent has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or the Parent to do so), (y) the Administrative Agent, the Borrower and the Parent, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent, Borrower and the Parent, as applicable, against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent, the Borrower, or the Parent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower, the Parent or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower, the Parent or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower and the Parent shall each deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower and the Parent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower, the Parent or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, to the Parent and to the Administrative Agent, at the time or times reasonably requested by the Borrower, the Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Parent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, the Parent or the Administrative Agent as will enable the Borrower, the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower or the Parent is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower, the Parent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Parent or the Administrative Agent and in any event as required by applicable law), executed originals of IRS Form W-9 (or any successor form thereto) certifying that such Lender is exempt from U.S.

(B) any Foreign Lender shall, to the extent it is legally entitled to do so deliver to the Borrower, the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Parent or the Administrative Agent and in any event as may be required by applicable law), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two (2) executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2) executed originals of IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, two (2) copies of each of (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower or the Parent within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed original of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not itself the beneficial owner of any payments received by it pursuant to this Agreement, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Parent or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, the Parent or the Administrative Agent to determine the withholding or deduction required to be made (including, without limiting the foregoing, any successor form to any of the forms described in subsection (B)); and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code and otherwise) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Parent and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or the Parent, as the case may be or with respect to which the Borrower or the Parent, as the case may be has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower or the Parent, as the case may be an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Parent, as the case may be under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or the Parent, as the case may be, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower or the Parent, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower or the Parent, as the case may be, pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, the Parent or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or a L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan based on the Eurodollar Rate, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest rate on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV.

Conditions Precedent to Credit Extensions

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent (unless compliance is waived in accordance with Section 11.01):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies, faxes or scanned pdf files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) the Security Agreement (General Partner), the Security Agreement (Parent and Subsidiaries), the General Partner Guaranty, the Subsidiary Guaranty, and all other Collateral Documents required by the Administrative Agent (including any other amendments, modifications, restatements, confirmations, or reaffirmations of any “Collateral Documents” executed and delivered in connection with the Existing Credit Agreement, as the Administrative Agent may reasonably require), executed by the Loan Parties party thereto in appropriate form for recording, where necessary, together with evidence that such reasonable actions as are necessary, or in the opinion of the Administrative Agent or the Required Lenders desirable, to perfect the Administrative Agent’s Liens in the Collateral have been taken or arrangements therefor reasonably satisfactory to the Administrative Agent have been made;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(vi) a favorable opinion of Proskauer Rose LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender;

(vii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) that as of the Closing Date no Default (as defined in the Existing Credit Agreement) exists under the Existing Credit Agreement;

(ix) a certificate of the Borrower confirming that (A) all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, (B) there are no past due premiums in respect of any such insurance, (C) the Administrative Agent, on behalf of the Secured Parties, is named as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral, and (D) all (1) standard flood hazard determination forms and, (2) if any property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent have been delivered; and

(x) such other assurances, certificates or documents as the Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel (including local counsel) to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent or such counsel).

(d) The Closing Date shall have occurred on or before January 31, 2012.

(e) The conditions precedent set forth in Section 4.02 shall have been satisfied.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b), (c) and (d), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, an L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V.

Representations and Warranties

Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (other than the Inactive Subsidiaries and the Agway Subsidiaries), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) materially conflict with or result in any material breach or contravention of, or the creation of any Lien under, or require any material payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No (a) approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, or (b) material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any other Person, is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (i) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, in each case, except such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the Unaudited Financial Statements (such Unaudited Financial Statements to be subject to the absence of footnotes and to normal year-end adjustments) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent (or Borrower, as applicable) and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied in all material respects throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent (or Borrower, as applicable) and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The following representation and warranty shall be applicable to financial statements required by Sections 6.01(c) and 6.01(d) for the fiscal quarter ending on December 24, 2011 and for all fiscal quarters thereafter: The unaudited consolidated balance sheets of the Borrower (or Parent, as applicable) and its Subsidiaries dated as of the applicable quarter-end date and the related consolidated statements of income or operations, partners’ capital and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied in all material respects throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower (or Parent, as applicable) and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.

(c) Since the date of each of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet, statements of operations and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 6.01(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent’s best estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of a Responsible Officer of the General Partner, the Parent or the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their respective Subsidiaries or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, (b) after giving effect to any insurance coverage, could reasonably be expected, individually or in the aggregate, to result in a final judgment or order for the payment of money in excess of the Threshold Amount, or (c) which could reasonably be expected, individually or in the aggregate, to result in a non-monetary judgment that could reasonably be expected to result in a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance.

(a) The Loan Parties and their respective Subsidiaries, and the operations conducted by each of them, are in compliance with Environmental Laws except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect. The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law or for any Release of Hazardous Materials on their respective businesses, operations and properties, and as a result thereof, neither the Parent nor the Borrower has reasonably concluded that such Environmental Laws and claims would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) There has been no Release or threatened Release of Hazardous Materials on, at, under, to or from any property currently or, to the best of the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries during the term of such party’s ownership or operation, except for such Releases or threatened Releases which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and as of the Closing Date would not reasonably be expected to have a material adverse effect on the value of the real property Collateral taken as a whole.

(c) All Hazardous Materials generated, used, treated, handled or stored at, or transported by any Loan Party or any of its Subsidiaries have been disposed of at off-site locations, or in the case of friable asbestos was removed and disposed of at an off-site location or encapsulated, in each case in a manner not reasonably expected to result in a Material Adverse Effect, and as of the Closing Date would not reasonably be expected to result in a material adverse effect on the value of the real property Collateral taken as a whole.

(d) There are no pending or, to the knowledge of the Borrower, threatened claims of Environmental Liability against any Loan Party or any of its Subsidiaries or relating to any property currently or, to the best of the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries, and to the knowledge of the Borrower there exists no reasonable basis for the assertion of such Environmental Liability; and there are no pending or, to the knowledge of the Borrower, threatened investigations by any Governmental Authority concerning the presence or Release of Hazardous Materials relating to any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries, except for such claims, assertions, investigations of Environmental Liability that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and as of the Closing Date would not individually or in the aggregate reasonably be expected to have a material adverse effect on the value of the real property Collateral taken as a whole.

(e) No action has been taken pursuant to the provisions of Sections 25220 through 25241 of the California Health and Safety Code to designate the Elk Grove Facility or any other real property owned or operated by the Loan Parties or any of their respective Subsidiaries in the State of California as a hazardous waste property or border zone property or otherwise to materially and adversely restrict the land use of the Elk Grove Facility or any other real property material to the operation of the Business owned by the Loan Parties or any of their respective Subsidiaries in the State of California (including through a moratorium on new land uses), nor do the Loan Parties or any of their respective Subsidiaries have actual knowledge of any condition which would reasonably be expected to give rise to such designation or other material or adverse restriction.

5.10 Insurance. The properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Subsidiary operates. As to all improved real property constituting collateral security for the Obligations, (i) the Administrative Agent has received (x) such flood hazard determination forms, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Section 4.01 with respect to real property collateral at Closing, (ii) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (iii) except as the Borrower or Parent has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any property into or out of special flood hazard area.

5.11 Taxes. Each Loan Party and each of their respective Subsidiaries have filed all Federal, state income and other material tax returns required to be filed by it, and have paid all Federal, state and other material Taxes to the same extent as that required by Section 6.04. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person other than the Borrower or any other Subsidiary of the Parent.

5.12 ERISA Compliance.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) as of the Closing Date, each Plan that is intended to qualify under Section 401(a) of the Code is entitled to rely upon an opinion or notification letter issued to the sponsor of an IRS-approved master and prototype or volume submitter plan document or has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent and the Borrower, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification, and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to the Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of the Parent and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, in each case, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the General Partner, the Parent, the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the General Partner, the Parent, the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the General Partner, the Parent, the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests; Loan Parties.

(a) As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

(b) The sole general partner of the Parent is the General Partner and the sole general partner of the Borrower is the General Partner.

(c) The General Partner’s general partnership interests in the Parent and in the Borrower, respectively, do not give the holder of such interests any economic right in either the Parent or the Borrower. The only limited partners of the Borrower are (i) the Parent, which owns a 99.9% limited partner interest in the Borrower, and (ii) Suburban LP Holding, LLC, a Delaware limited liability company (“Suburban Holding”), which owns a 0.1% limited partner interest in the Borrower. The only Persons owning partnership interests in the Borrower are the General Partner, the Parent and Suburban Holding.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Neither the Parent, the Borrower nor any of their respective Subsidiaries own margin stock.

(b) No Loan Party, no Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Parent and the Borrower have each disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of the Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Parent and the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the General Partner, the Parent, and the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. The Parent and the Borrower are each, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. No Loan Party nor any Subsidiary thereof has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.21 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

Article VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), or any Letter of Credit shall remain outstanding, each of the Parent and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, and 6.11) cause each Subsidiary to (unless compliance is waived in accordance with Section 11.01):

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of Borrower and its Subsidiaries in accordance with GAAP;

(c) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ended December 24, 2011), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, setting forth in comparative form the figures as at the end of the previous fiscal year, and the related consolidated statements of operations for such fiscal quarter, and statements of operations, changes in partners’ capital and cash flows for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, if applicable, and the corresponding portion of the previous fiscal year, if applicable, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

(d) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended December 24, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, setting forth in comparative form the figures as at the end of the previous fiscal year, and the related consolidated statements of operations for such fiscal quarter, and statements of operations, changes in partners’ capital and cash flows for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, if applicable, and the corresponding portion of the previous fiscal year, if applicable, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(e) as soon as available, but in any event at least 45 days after the end of each fiscal year of the Parent, an annual budget of the Parent and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Parent of consolidated balance sheets and statements of operations and cash flows of the Parent and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b), (c) and (d) (commencing with the delivery of the financial statements for the fiscal quarter ended December 24, 2011), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent (which delivery may, unless the Administrative Agent or a Lender (by a request made through the Administrative Agent) requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender (by a request made through the Administrative Agent), copies of any detailed audit reports, management letters or recommendations submitted to any Loan Party, the Board of Supervisors of the Parent or the Borrower, or the board of directors (or the audit committee of the board of directors) of any other Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Common Units of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party or any Subsidiary files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) concurrently with the delivery of the Compliance Certificate delivered in connection with the annual financial statement pursuant to Section 6.01(a), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) promptly after the assertion or occurrence thereof, notice of (i) any action, proceeding or threatened action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with or relating to any Environmental Law, Environmental Permit or Hazardous Materials that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the value of the real property Collateral taken as a whole and (ii) any material development in any such action or proceeding or with respect to any such noncompliance.

(h) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a) or (c) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Parent shall notify the Administrative Agent (by fax or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery.

Each of the Parent and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Parent or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak, DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Parent and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each of the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent, the Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Parent referred to in Section 2.10(b); and

(d) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(i), and (ii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii).

Each notice pursuant to Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent or such Subsidiary, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Taxes upon it or its properties or assets, unless the same are either (i) being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party or Subsidiary or (ii) the non-payment of which would not give rise to a Lien on any property or assets of any Loan Party or any Subsidiary thereof (except as permitted under Section 7.01(c)) and would not reasonably be expected to have a Material Adverse Effect; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, casualty and condemnation, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of a Loan Party or a Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. Without limiting the foregoing, the Borrower shall and shall cause each appropriate Loan Party to (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes collateral security for the Obligations, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

6.10 Inspection. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of the properties of the Loan Parties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower, no more than one time for the Administrative Agent and the Lenders collectively per fiscal year of the Borrower, at any reasonable time during normal business hours upon reasonable advance notice to the applicable Loan Party; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing with respect to the Loan Parties and their Subsidiaries as often as may be reasonably desired at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, Capital Expenditures, Permitted Acquisitions, to make payments in respect of the Parent Notes as permitted by Section 7.14, and for other general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) Notify the Administrative Agent at the time that any Person becomes a Subsidiary after the date of this Agreement, and

(i) within 30 days after such Person becomes a Subsidiary, cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose; provided, however, that (A) a Controlled Foreign Corporation shall not be required to become a Guarantor for so long as the Internal Revenue Code would impose adverse Tax consequences for such Guarantee, and (B) a Person that becomes a Subsidiary after the Closing Date shall not be required to be a Guarantor for so long as such Subsidiary is an Excluded Subsidiary,

(ii) within 30 days after such Person becomes a Subsidiary (other than with respect to an Excluded Subsidiary), execute and deliver to the Administrative Agent a Security Agreement, deeds of trust or mortgages covering any real property on which a Lien is required pursuant to this Section 6.12, and such financing statements and other documents and instruments related thereto as the Administrative Agent may require in order to perfect such Liens, and

(iii) within 30 days after such Person becomes a Subsidiary (other than with respect to an Excluded Subsidiary), deliver to the Administrative Agent such documents of the types referred to in Sections 4.01(a)(iv) and (a)(v) and such opinions (including opinions as to the legality, validity, binding effect and enforceability of such documentation) of the general counsel of the Borrower (and to the extent applicable, local counsel if such Subsidiary is a Foreign Subsidiary or if real property Collateral is involved) as the Administrative Agent requires, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Cause (i) all present and future Equity Interests in the Borrower and each of the present and future Subsidiaries of the Parent and the Borrower (other than Equity Interests in the Inactive Subsidiaries for so long as the Inactive Subsidiaries remain in the process of dissolution), and (ii) all material real property and personal property and assets of the Parent, the Borrower, and each of the other Loan Parties) to be subject at all times to perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of Collateral Documents as the Administrative Agent shall reasonably request; provided, however, (A) Liens shall not be required on Equity Interests of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of Equity Interests of such Controlled Foreign Corporation entitled to vote for so long as the Internal Revenue Code would impose adverse Tax consequences to a pledge in excess of such amount; (B) with respect to real property, mortgages, surveys and title policies will be required only on the New Jersey Headquarters, the Elk Grove Facility and the Oregon Tank Farm and any other real property having a book value in excess of $5,000,000; (C) with respect to owned fleet assets (trucks, rail cars and similar collateral for which perfection of Liens would require taking possession of, or noting liens on, certificates of title), Liens on such assets need not be perfected for so long as the aggregate book value of such assets is less than $35,000,000, and if the aggregate book value of such assets equals or exceeds such amount, such Liens shall be perfected; (D) with respect to Deposit Account, Commodity Accounts and Securities Accounts with less than an aggregate amount of $5,000,000 with respect to each such category of accounts, control agreements shall not be required for such accounts; (E) Liens on commercial tort claims having a value, or involving asserted claims, of $2,000,000 or less per commercial tort claim (or up to a maximum of $6,000,000 in the aggregate for all such commercial tort claims) need not be perfected; (F) Liens on letter-of-credit rights with respect to letters of credit having a face amount of $2,000,000 or less per letter of credit (or up to a maximum of $6,000,000 in the aggregate for all such letters of credit) need not be perfected; and (G) Liens shall not be required on accounts receivable of an ESCO participating in a Consolidating Billing Program to the extent that such accounts receivable are subject to sale by such ESCO to the utility provider participating with such ESCO in such Consolidated Billing Program.

(c) In furtherance of the foregoing provisions of this Section 6.12, in connection with (i) property of a Loan Party owned on the Closing Date for which a Lien on such property is not required by Section 6.12(b) prior to the Closing Date (other than accounts receivable of an ESCO referred to in the last proviso to Section 6.12(b)), and (ii) property that becomes property owned by a Loan Party after the Closing Date for which a Lien on such property is required by Section 6.12(b), the Parent and the Borrower shall deliver and shall cause each applicable Loan Party to deliver (A) such documentation as the Administrative Agent may reasonably deem necessary or desirable (regardless of whether or not similar documentation was deemed by the Administrative Agent to have been reasonably necessary or desirable in prior dealings with the Loan Parties or in prior transactions) in order to create and perfect and obtain the full benefits of such Lien, including mortgages, deeds of trust, security agreements, UCC-1 financing statements, surveys, real estate title insurance policies, landlord’s waivers, certified resolutions and other organizational and authorizing documents of the grantor of liens, favorable opinions of the general counsel of the Borrower (and to the extent applicable, local counsel if such Subsidiary is a Foreign Subsidiary or if real property Collateral is involved) (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01, all in form, content and scope reasonably satisfactory to the Administrative Agent, and (B) such other documentation as the Administrative Agent or the Required Lenders may reasonably deem necessary or desirable (regardless of whether or not similar documentation was deemed by the Administrative Agent to have been reasonably necessary or desirable in prior dealings with the Loan Parties or in prior transactions) in order to create and perfect and obtain the full benefits of such Lien, including an Environmental Assessment pursuant to Section 6.14(a)(iv) and appraisals.

(d) Use its commercially reasonable efforts (without the obligation to pay money) to deliver landlord waivers, access agreements and other third party consents and agreements requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, with respect to Collateral located at any facility, pipeline or location where inventory of a Loan Party is located, if the volume of product located there is 500,000 gallons or more (or if inventory is of a type not measured by gallons in an equivalent amount) other than any facility, pipeline or location for which the Borrower made efforts and was unable to obtain a third party agreement in connection with the Existing Credit Agreement (including, without limitation, the underground storage facility leased by the Borrower in Tirzah, South Carolina).

(e) In the case of assets or properties, this Agreement and the other Loan Documents shall not require the creation or perfection of Liens in particular properties or assets if and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such Liens in such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

(f) The Administrative Agent may grant extensions of time for the creation and perfection of Liens in particular assets or property where it determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

6.13 Compliance with Environmental Laws.

(a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits except in such instances where (i) such failure to comply is being contested in good faith by appropriate proceedings diligently conducted or (ii) such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Obtain and renew all Environmental Permits necessary for its operations and properties, except to the extent that such failure to obtain or renew could not reasonably be expected to have a Material Adverse Effect.

(c) With respect to a Release or threatened Release of Hazardous Materials on, at, to or from real property owned or operated by a Loan Party or any Subsidiary thereof (other than a Release or threatened Release which could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the value of the real property Collateral taken as a whole), conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action, in each case in all material respects, as required by Environmental Law and if such real property constitutes Collateral, take such other action, consistent with the commercial use of such Property, as is necessary to have the use and benefit of such property as contemplated by the Loan Documents provided, however, that neither any Loan Party nor any of their respective Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Preparation of Environmental Assessments.

(a) If (i) a Default caused by reason of a breach of Sections 5.09 or 6.13 has occurred and is continuing, (ii) the Required Lenders reasonably believe that the presence of Hazardous Materials on or about any real property constituting Collateral could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the value of the real property Collateral taken as a whole, (iii) a claim of Environmental Liability is made or threatened in writing with respect to any real property Collateral that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the value of the real property Collateral taken as a whole, or (iv) if any Loan Party or any of its Subsidiaries acquires property after the Closing Date on which a Lien is required to be granted to secure the

Obligations, then in the case of clause (iv), provide to the Administrative Agent and the Lenders not less than twenty (20) days prior to the acquisition thereof (or such lesser number of days as shall be acceptable to the Administrative Agent), and in the case of clauses (i), (ii) and (iii), then at the written request of the Required Lenders, provide to the Lenders within 60 days after such request, in each instance at the expense of the Borrower, (1) a current Environmental Assessment for each of the properties described in such request (which shall be limited to the properties being acquired or which are the subject of such Default, concern or claim), and (2) in the case of clauses (i), (ii) and (iii), an explanation of the Borrower’s (or other Loan Party’s) plans to remedy such Default or other material adverse effect. Each of the Parent and the Borrower shall, and shall cause each Subsidiary (other than an Inactive Subsidiary or an Agway Subsidiary) to, cooperate with each consulting firm making any such Environmental Assessment and supply to any such consulting firm, from time to time and promptly on request, all non-privileged information in their custody or control to facilitate the completion of the applicable Environmental Assessment. In the case of clauses (i), (ii) and (iii) above, if the Borrower fails to deliver to the Administrative Agent a copy of any requested Environmental Assessment within sixty (60) days, of the Required Lenders’ written request, the Administrative Agent may, with respect to either such failure, cause such requested Environmental Assessment to be made at the Borrower’s expense and risk, and in connection therewith, the Parent and the Borrower each hereby grants, and agrees to cause any Subsidiary (other than an Inactive Subsidiary or an Agway Subsidiary) that owns any applicable real property to grant, to the Administrative Agent and its designees, subject to the rights of tenants, (A) access to the applicable real properties at any reasonable time or times, upon reasonable written notice, and (B) a non-exclusive license which is coupled with an interest and is irrevocable for so long as any Lender shall have any Commitment under the Credit Agreement, any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, to make or cause to be made any such requested Environmental Assessments. Without limiting the generality of the foregoing, with respect to the real property Collateral located in the State of California, each of the Parent and the Borrower agree that the Administrative Agent and its designees shall have the same right, power and authority to enter and inspect such real property as is granted to the secured lender under Section 2929.5 of the California Civil Code, and that Administrative Agent shall have the right to appoint a receiver to enter and inspect such real property to the extent such authority is provided under applicable law, including the authority given to the secured lender under Section 564(c) of the California Code of Civil Procedure; provided, Administrative Agent and its designees shall not exercise such rights unless clause (i), (ii) or (iii) is triggered.

(b) Each of the Parent and the Borrower acknowledges and agrees for itself and on behalf of its respective Subsidiaries that (i) the Administrative Agent and the Lenders shall be under no duty to make any Environmental Assessment, and in no event shall any such Environmental Assessment give rise to a representation that any Hazardous Material is or is not present, or that there has been or shall be compliance with any Environmental Law, nor shall any of the Loan Parties, their respective Subsidiaries or any other person be entitled to rely on any Environmental Assessment made by the Administrative Agent, any Lender or any other Person at the request of the Required Lenders; provided, however, that the Loan Parties shall be entitled to request a reliance letter from any third party performing an Environmental Assessment if the Loan Parties are responsible for the cost thereof, and the Lenders shall not object to such request (and, if requested by the Borrower, the Administrative Agent will advise such third party that it is authorized to issue such reliance letter at the Loan Parties’ expense); (ii) neither the Administrative Agent nor any Lender owes any duty to inform the Loan Parties, their respective Subsidiaries or any other person of any Hazardous Material or other adverse condition; (iii) neither the Administrative Agent nor any Lender owes any duty of care to protect the Loan

Parties, their respective Subsidiaries or any other person against any Hazardous Materials or other adverse condition; provided however, that this Section 6.14 shall not relieve the Administrative Agent or any of its designees for damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its gross negligence or willful misconduct in conducting an Environmental Assessment; (iv) Administrative Agent may, subject to the provisions of Section 11.07 hereof, disclose to interested parties any information Administrative Agent now or hereafter has about the environmental condition or compliance of the real properties of the Parent and the Borrower or their respective Subsidiaries, but shall be under no duty to disclose any such information; (v) the Administrative Agent and the Lenders cannot control or otherwise assure the truthfulness or accuracy of any Environmental Assessments; (vi) the release of Environmental Assessments, or any information contained therein or gathered in connection therewith, to prospective bidders at any foreclosure sale of any real property Collateral associated with any Environmental Assessment may have a material and adverse effect upon the amount that a party may bid at such foreclosure sale; (vii) neither the Administrative Agent nor any of the Lenders shall have any liability whatsoever as a result of delivering any Environmental Assessments, or any information contained therein or gathered in connection therewith, to any prospective bidder at a foreclosure sale; and (viii) the Administrative Agent and each of the Lenders and each Related Party of each of the foregoing Persons are released and forever discharged from any and all claims, damages, causes of action, or other liabilities of any type or nature whatsoever arising out of, connected with or incidental to any Environmental Assessments or the delivery or disclosure thereof; provided, this clause (viii) shall not relieve the Administrative Agent, any Lender or any of their respective Related Parties from claims, damages, causes of action or other liabilities that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Person’s gross negligence or willful misconduct in conducting such Environmental Assessments.

6.15 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real and personal property to which any Loan Party or any of their respective Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated (except at the end of the contractual term of such leases) or any rights to renew such leases to be forfeited or cancelled unless such Loan Party determines in its reasonable business judgment that it does not require such lease to be renewed, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17 Material Contracts. Perform and observe all the terms and provisions of each contract that is material to its business to be performed or observed by it, maintain each such contract in full force and effect, enforce each such contract in accordance with its terms, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.18 Corporate Identity. Do or cause to be done (or refrain from doing or causing to be done, as the case may be) all things necessary to ensure that the separate legal identity of the Parent and the Borrower will at all times be respected and that neither the Borrower nor any of its Subsidiaries will be liable for any obligations, contractual or otherwise, of the General Partner, the Parent or any other entity in which the General Partner or the Parent owns any Equity Interest. Without limiting the foregoing, the Parent and the Borrower will (a) observe all requirements, procedures and formalities necessary or advisable in order that the Borrower will for all purposes be considered a validly existing partnership separate and distinct from the Parent and their other Subsidiaries, (b) not permit any commingling of the assets of the Parent or any of its other Subsidiaries with assets of the Borrower or any of its other Subsidiaries which would prevent the assets of the Parent or any of its other Subsidiaries from being readily distinguished from the assets of the Borrower and its Subsidiaries and (c) take reasonable and customary actions to ensure that creditors of the General Partner, the Parent and their other Subsidiaries are aware that each such Person is an entity separate and distinct from the Borrower and its Subsidiaries. As used in this Section 6.18, “other Subsidiaries” shall mean all Subsidiaries of the General Partner and the Parent other than the Borrower and its Subsidiaries.

Article VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, neither the Parent nor the Borrower shall, nor shall the Parent or the Borrower permit any Subsidiary to, directly or indirectly (unless compliance is waived in accordance with Section 11.01):

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Loan Party or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens securing Indebtedness existing on the date hereof and listed on Schedule 7.02 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or Liens for taxes that are not either individually or in aggregate material;

(d) carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person or which are bonded;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, servitudes, covenants, licenses, encroachments, minor defects or other irregularities in title, liens securing obligations under reciprocal easements or similar agreements and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) (i) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement (ii) any Lien or restriction to which the interest or title of such lessor or sublessor may be subject, or (iii) any subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(i) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering in any material respect with the ordinary conduct of the business of the Loan Parties or any of their Subsidiaries;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) (i) Liens on the property or assets of any Subsidiary in favor of the Borrower or any Wholly-Owned Subsidiary Guarantor, and (ii) Liens on the property or assets of any MLP Subsidiary in favor of any Wholly-Owned MLP Subsidiary Guarantor;

(l) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(m) Liens securing Indebtedness permitted under Section 7.02(j); provided (i) any such Lien shall be confined solely to the item or items of such property (or improvement therein) so acquired or constructed and, if required by the terms of the instrument creating such Lien, other property (or improvements thereon) which is an improvement to such acquired or constructed property, (ii) any such Lien shall be created contemporaneously with, or within sixty (60) Business Days after, the acquisition or construction of such property, and (iii) such Lien does not exceed an amount equal to 85% (100% in the case of Capitalized Leases) of the fair market value of such assets (as determined in good faith by the Board of Supervisors of the Borrower) at the time of acquisition thereof;

(n) Liens granted to a utility provider by an ESCO on accounts receivable sold to such utility provider in connection with a Consolidated Billing Program;

(o) precautionary UCC-1 financing statement filings by lessors in respect of operating leases, provided that the obligations under such leases do not constitute Indebtedness;

(p) Liens on tangible property or tangible assets (i) of any Subsidiary which Liens are in existence at the time that such Subsidiary is acquired, and (ii) existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Parent or any Subsidiary; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens (1) are not incurred in connection with, or in anticipation of, such purchase or acquisition, (2) are applicable only to specific tangible property or tangible assets, and (3) do not attach to any other property or assets of the Parent or any Subsidiary, and (B)(1) the Indebtedness secured by such Liens is permitted under Section 7.02(i) or Section 7.02(j) and (2) the aggregate outstanding principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding;

(q) Liens on Equity Interests of any joint venture owned by the Parent or any Subsidiary to the extent securing Indebtedness of such joint venture that is non-recourse to the Parent or any Subsidiary;

(r) (i) Liens on cash to secure obligations incurred in the ordinary course of business (other than Indebtedness), and (ii) Liens on cash to secure obligations arising under Swap Contracts with a counterparty other than a Hedge Bank, provided that the aggregate amount of cash collateral permitted by the foregoing clauses (i) and (ii) shall not at any time exceed $15,000,000; and

(s) Liens securing Indebtedness permitted under Section 7.02(k).

Notwithstanding the foregoing, the Parent will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien (other than Liens created by the Loan Documents) upon or with respect to any of its proprietary software developed by or on behalf of the Parent or its Affiliates and necessary and useful for the conduct of the Business.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) of the Parent, the Borrower, any Subsidiary Guarantor or any MLP Subsidiary Guarantor existing or arising under any Swap Contract permitted under Section 7.17;

(b) Indebtedness of the Parent and Suburban Energy Finance Corp. evidenced by the Parent Notes (including the Parent Refinancing Notes);

(c) (i) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or any other Wholly-Owned Subsidiary Guarantor, and (ii) Indebtedness of a MLP Subsidiary Guarantor owed to the Parent or to any other Wholly-Owned MLP Subsidiary Guarantor, in each case, which Indebtedness shall constitute “Collateral” under the Security Agreement and shall be otherwise permitted under the provisions of Section 7.03;

(d) Indebtedness under the Loan Documents;

(e) other Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension other; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(f) (i) Guarantees of the Parent or any MLP Subsidiary Guarantor in respect of Indebtedness otherwise permitted hereunder of any Wholly-Owned MLP Subsidiary Guarantor, and (ii) Guarantees in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor;

(g) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and in each case, not delinquent in payment;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two (2) Business Days of its incurrence;

(i) (i) Indebtedness of a Subsidiary Guarantor or a MLP Subsidiary Guarantor acquired after the date hereof and (ii) Indebtedness of any Person merged or consolidated with or into the Borrower, any Subsidiary Guarantor or a MLP Subsidiary Guarantor after the date hereof, which Indebtedness in each case, exists at the time of such acquisition, merger, consolidation or conversion and is not created in contemplation of such event and where such acquisition, merger or consolidation is otherwise permitted by this Agreement; provided that the aggregate principal amount of Indebtedness under this clause (i) shall not at any time exceed $25,000,000;

(j) Indebtedness incurred, issued or assumed by the Borrower, any Subsidiary Guarantor or any MLP Subsidiary Guarantor (i) to finance the acquisitions, improvements or repairs (to the extent such improvements and repairs may be capitalized on the books of such Person in accordance with GAAP) of, or additions to, the property and assets of such Person, or (ii) to replace, extend, renew, refund or refinance any such Indebtedness; provided that:

(A) the aggregate principal amount of Indebtedness incurred under this clause (j) and outstanding at any time shall not exceed $100,000,000; and

(B) the aggregate principal amount of Indebtedness incurred in connection with any such replacement, extension, renewal, refunding or refinancing shall not exceed the outstanding principal amount of Indebtedness so replaced, extended, renewed, refunded or refinanced;

(k) Indebtedness in respect of Capitalized Leases incurred to finance the acquisition of fleet assets; and

(l) other unsecured Indebtedness in an aggregate principal amount not to exceed $40,000,000 at any time outstanding.

No Loan Party may incur any Indebtedness owed to, or guaranty any Indebtedness of, any Agway Subsidiary or Inactive Subsidiary.

For purposes of determining compliance with this Section 7.02, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (l) of this Section 7.02, the Loan Parties will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 7.02; provided, that Indebtedness under the Loan Documents is deemed to have been incurred in reliance on the exception provided by clause (d) herein and cannot be so reclassified. Notwithstanding any other provision of this Section 7.02, the maximum amount of Indebtedness that may be incurred pursuant to any clause of this Section 7.02 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values with respect to any such Indebtedness which is denominated in a foreign currency provided that the dollar equivalent the Indebtedness incurred pursuant to any such clause does not exceed the maximum amount permitted by more than 5%.

7.03 Investments. Make or hold any Investments, except:

(a) Investments in the form of Cash Equivalents;

(b) advances to officers, directors (or persons performing similar functions) and employees made in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Parent and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Parent in the Borrower and entities that are (prior to or as a result of such Investment) Wholly-Owned Subsidiary Guarantors, (iii) additional Investments by the Parent and the MLP Subsidiary Guarantors in entities that are (prior to or as a result of such Investment) Wholly-Owned MLP Subsidiary Guarantors, (iv) Investments by MLP Subsidiary Guarantors in the Parent, and (v) additional Investments in Agway Subsidiaries in an aggregate amount during the term of this Agreement not to exceed $5,000,000; provided that, in the case of Investments in a Foreign Subsidiary made pursuant to this Section 7.03(c), the amount of such Investments when aggregated with Investments in Foreign Subsidiaries made pursuant to Section 7.03(f) and Investments made pursuant to Section 7.03(g) shall not exceed $10,000,000 in the aggregate; and provided further that all Investments made in Persons that are not Loan Parties prior to such Investment shall be subject to the provisions of Section 7.03(f);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the ordinary course;

(e) Guarantees permitted by Section 7.02;

(f) the purchase or other acquisition of Equity Interests or other property or assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(f):

(i) in the case of an acquisition or purchase of Equity Interests, including as a result of a merger or consolidation, (A) by the Parent, the entity in which such Investment is being made will be a Wholly-Owned Subsidiary of the Parent, (B) by the Borrower or any Subsidiary of the Borrower, the entity in which such Investment is being made will be a Wholly-Owned Subsidiary of the Borrower, and (C) by a MLP Subsidiary Guarantor, the entity in which such Investment is being made will be a Wholly-Owned Subsidiary of one or more MLP Subsidiary Guarantors or a Subsidiary that is Wholly-Owned directly by the Parent and one or more MLP Subsidiary Guarantors;

(ii) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(iii) the lines of business of the Person to be (or the property so purchased or otherwise acquired) shall be consistent with the provisions of Section 7.07;

(iv) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Parent and its Subsidiaries, taken as a whole (as determined in good faith by the Board of Supervisors of the Parent or the board of directors (or the persons performing similar functions) of such Subsidiary if the Board of Supervisors or the board of directors (or the persons performing similar functions) is otherwise approving such transaction;

(v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries and the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a), (b), (c) or (d) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; provided, however, if (1) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid for any such purchase or other acquisition, exceeds $250,000,000 and (2) the Total Consolidated Leverage Ratio as determined on a pro forma basis after giving effect to such purchase or acquisition is in excess of 4.75 to 1.00 (or if such purchase or acquisition is during an Acquisition Period, 5.00 to 1.00), the consent of the Required Lenders shall be required;

(vi) in the case of (A) a purchase or acquisition of Equity Interests of another Person, (B) a purchase or other acquisition of assets of another Person that constitutes a business unit or all or a substantial part of the business, of another Person, or (C) a purchase or other acquisition of assets of another Person where the total aggregate cash and non-cash consideration paid for such purchase or other acquisition exceeds $25,000,000 (each Investment described in the foregoing clauses (A) through (C), a “Reportable Investment”), within a reasonable time prior to such purchase or acquisition, the Administrative Agent shall have received a copy of the executed purchase agreement (or, in the event that the purchase agreement is not being executed until closing, then a substantially complete unexecuted version of the purchase agreement, with the copy of the executed purchase agreement to follow promptly upon closing of such acquisition) for such purchase or acquisition, the anticipated amount to be borrowed in order to consummate such purchase or acquisition, and such other information related to such purchase or acquisition as the Administrative Agent shall reasonably request;

(vii) in the case of Investments in a Foreign Subsidiary made pursuant to this Section 7.03(f), the amount of such Investments when aggregated with Investments in Foreign Subsidiaries made pursuant to Section 7.03(c) and Investments made pursuant to Section 7.03(g) shall not exceed $10,000,000 in the aggregate; and

(viii) in the case of a Reportable Investment, the Parent shall have delivered to the Administrative Agent, at least five Business Days (or such shorter period of time as may be agreed by the Administrative Agent) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that the requirements set forth in this clause (f) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

(g) Investments not otherwise permitted by this Section 7.03 in an amount, when aggregated with Investments made in Foreign Subsidiaries pursuant to Sections 7.03(c) and 7.03(f), not to exceed $10,000,000 in the aggregate.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary Guarantor may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiary Guarantors provided that if a Wholly-Owned Subsidiary Guarantor is a party to such merger consolidation, the continuing or surviving Person shall be a Wholly-Owned Subsidiary Guarantor;

(b) any MLP Subsidiary Guarantor may merge with any one or more MLP Subsidiary Guarantors provided that if a Wholly-Owned MLP Subsidiary Guarantor is a party to such merger consolidation, the continuing or surviving Person shall be a MLP Subsidiary Guarantor;

(c) any Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Wholly-Owned Subsidiary Guarantor;

(d) any MLP Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Wholly-Owned Guarantor;

(e) any Agway Subsidiary or Inactive Subsidiary may dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to any Person; and

(f) in connection with any acquisition permitted under Section 7.03, each of the Borrower, any of the Wholly-Owned Subsidiary Guarantors, and any of the Wholly-Owned MLP Subsidiary Guarantors may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity, (ii) in the case of any such merger to which any Wholly-Owned Subsidiary Guarantor is a party, a Wholly-Owned Subsidiary Guarantor is the surviving entity, and (iii) in the case of any such merger to which any Wholly-Owned MLP Subsidiary Guarantor is a party, a Wholly-Owned Guarantor is the surviving entity.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of used, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions by any Subsidiary to the Borrower or to a Subsidiary Guarantor;

(e) Dispositions by any MLP Subsidiary Guarantor to another Guarantor;

(f) Dispositions by or of the Agway Subsidiaries, Excluded Subsidiaries and Inactive Subsidiaries;

(g) Dispositions by a Person of all or substantially all the assets of such Person that are permitted by Section 7.04; and

(h) sales of accounts receivable related to a Consolidated Billing Program by any ESCO to the utility provider in connection with such Consolidated Billing Program; and

(i) Dispositions not otherwise permitted by this Section 7.05 in an aggregate amount not to exceed $50,000,000 in any fiscal year.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) any Subsidiary Guarantor may make Restricted Payments to the Borrower and any Wholly-Owned Subsidiary Guarantor;

(b) any MLP Subsidiary Guarantor may make Restricted Payments to the Parent and any Wholly-Owned MLP Subsidiary Guarantor;

(c) the Borrower may declare and make Quarterly Distributions of Available Cash as defined in the Borrower Partnership Agreement and the Borrower may redeem or repurchase its partner interests to the extent such Quarterly Distributions, redemptions and repurchases in any fiscal quarter do not exceed in the aggregate Available Cash as defined in the Borrower Partnership Agreement for the immediately preceding fiscal quarter and are made in accordance with the Borrower Partnership Agreement; provided, that at the time each such Quarterly Distribution, redemption or repurchase is declared or made no Default exists or would result therefrom;

(d) the Parent may declare and make Quarterly Distributions of Available Cash as defined in the Parent Partnership Agreement and the Parent may redeem or repurchase its limited partnership units to the extent such Quarterly Distributions, redemptions and repurchases in any fiscal quarter do not exceed, in the aggregate Available Cash as defined in the Parent Partnership Agreement for the immediately preceding fiscal quarter and are made in accordance with the Parent Partnership Agreement; provided, that at the time each such Quarterly Distribution, redemption or repurchase is declared or made no Default exists or would result therefrom; and

(e) the Parent may declare and make dividend payments or other distributions payable solely in Equity Interests of the Parent.

7.07 Change in Nature of Business. Engage in any material line of business other than (a) the Business conducted on the Closing Date and (b) any other business related to the energy business.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than on terms substantially as favorable to the Loan Party entering into such transaction as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that this Section 7.08 shall not apply to (a) Restricted Payments permitted under Section 7.06, (b) indemnification of, payment of expenses of, and contribution to all Persons entitled to indemnification, reimbursement of expenses, or contribution under the Borrower Partnership Agreement or the Parent’s Partnership Agreement, (c) transactions between or among the Loan Parties, (d) any employment or compensation agreement, deferred compensation plans, employee benefits plan, equity incentive or equity-based plans, profits interests, officer, supervisor and director indemnification agreement or insurance, stay bonuses, severance or similar agreement and arrangements, in the ordinary course of business, (e) reasonable and customary director, officer, supervisor and employee fees and compensation (including bonuses and including such payments to Persons who are not otherwise Affiliates of the Borrower or a Guarantor) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, (f) issuances of Equity Interests (other than disqualified stock) of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (g) loans or advances to employees, directors or officers in the ordinary course of business not to exceed $1,000,000 in aggregate at any time outstanding plus advances of out-of-pocket expenses, (h) any purchase or other acquisition of Equity Interests permitted under Section 7.03, and (i) any arm’s length transaction with a Person that is not an Affiliate that becomes an Affiliate as a result of such transaction.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of the General Partner, the Parent or any Subsidiary to Guarantee the Obligations or (iii) of the General Partner, the Parent, the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(j) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (y) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 2.50 to 1.00.

(b) Total Consolidated Leverage Ratio. Permit the Total Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent to be greater than 4.75 to 1.00; provided that as of the end of any fiscal quarter of the Parent that is during an Acquisition Period, such ratio shall not exceed 5.00 to 1.00.

(c) Senior Secured Consolidated Leverage Ratio. Permit the Senior Secured Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.00 to 1.00.

7.12 Amendments of Organization Documents. Amend any Organization Documents of any Loan Party in any manner that could reasonably be expected to adversely and materially affect the rights of the Lenders under this Agreement or any other Loan Document or their ability to enforce any provisions of this Agreement or any other Loan Document, or that could reasonably be expected to have a Material Adverse Effect.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) its fiscal year.

7.14 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise make any payment of principal in respect of the Parent Notes (each, a “Principal Payment”) except:

(a) Principal Payments required by the terms of the Parent Notes,

(b) other Principal Payments, provided that the aggregate Principal Payments made pursuant to this clause (b) on any date may not exceed an amount equal to Excess Cash on such date, and

(c) Principal Payments, not permitted by clause (a) or (b) above, in an amount not to exceed $100,000,000 in the aggregate from and after the Closing Date, provided that no Loan proceeds may be used to make such Principal Payments, and (ii) the portion of Principal Payments made pursuant to this clause (c) in excess of $50,000,000 must be made from the proceeds of the sale of Equity Interests;

provided, that in the case of any Principal Payment pursuant to clause (a) or (c) above: (i) on the date of such Principal Payment the Senior Secured Consolidated Leverage Ratio calculated on a pro forma basis as of such date shall not be greater than 3.00 to 1.00, and (ii) no Default shall exist at the time of or as a result of such Principal Payment.

7.15 Holding Companies. In the case of the Intermediate Entity Guarantors, engage in any business or activity other than (i) in the case of Suburban LP Holdings, LLC, the direct ownership of limited partnership interests in the Borrower, and in the case of Suburban LP Holdings, Inc., the direct ownership of limited partnership interests in Suburban LP Holdings, LLC, (ii) maintaining its existence, (iii) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (iv) activities incidental to the businesses or activities described in the foregoing clauses (i) through (iii).

7.16 Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee (a) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (b) for the rental or hire of other real or personal property under leases (excluding Capitalized Leases) having an original term of one year or more that would cause the direct and contingent liabilities of the Parent and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $30,000,000 payable in any period of 12 consecutive months.

7.17 Swap Agreements. Enter into or permit to exist any obligations under Swap Contracts other than Swap Contracts entered into by a Loan Party or any Subsidiary thereof in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person in connection with the business of such Person conducted in accordance with Section 7.07 and not for purposes of speculation.

Article VIII.

Events of Default and Remedies

8.01 Events of Default. (i) Any of the following shall constitute an Event of Default (each an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement applicable to it contained in any of Sections 6.02 (other than Section 6.02(a)), 6.03, 6.05, 6.10, 6.11, 6.12, 6.14, or Article VII, (ii) any Loan Party fails to perform or observe any term, covenant or agreement applicable to it contained in Section 6.02(a) and such failure continues for 5 Business Days, or (iii) any Loan Party fails to perform or observe any term, covenant or agreement applicable to it contained in Section 6.01 and such failure continues for 30 days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after (i) the Borrower has knowledge of such Event of Default or (ii) the Borrower receives written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable grace periods) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof (other than the Agway Subsidiaries or Inactive Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change in Control. There occurs any Change in Control; or

(l) Tax Status. The Parent or the Borrower shall be treated as an association taxable as a corporation or shall otherwise be taxed as an entity for Federal income tax purposes; or

(m) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof and except to the extent that non-perfection or loss of perfection occurs due to a failure to continue an existing filing under the UCC) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.03(g) and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks, and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.03(g); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and (g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof two Business Days (or such shorter time as may be acceptable to the Administrative Agent) prior to the date that the Administrative Agent sets (by written notice to the Lenders) for such application, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying upon, any notice received from a Cash Management Bank or a Hedge Bank regarding Secured Cash Management Agreements and Secured Hedge Agreements and shall not be responsible for or have any duty to ascertain or inquire into the validity, authenticity, or accuracy of any statement or representation contained therein or otherwise with respect thereto.

Article IX.

Administrative Agent

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or an L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States and with assets greater than $1,000,000,000, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed

Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.10 Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a Cash Management Bank and a Hedge Bank, if applicable) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion (and the Administrative Agent hereby agrees in the case of clause (a) and (b) below) to:

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) subordinate (or release) any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement, including Section 7.01(m).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent and each of the Lenders (including in its capacities as a Cash Management Bank and a Hedge Bank, if applicable) and the L/C Issuers authorize the Loan Parties to file any continuation statements with respect to any UCC-1 financing statements filed in connection with the Loan Documents (to the extent that such continuation statements have not already been filed) provided that the Loan Parties have given the Administrative Agent 30 days’ prior written notice thereof.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Article X.

Continuing Guaranty

10.01 Guaranty. The Parent hereby, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of each Loan Party to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Parent, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Parent under this Guaranty, and the Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. The Parent consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Parent consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent under this Guaranty or which, but for this provision, might operate as a discharge of the Parent.

10.03 Certain Waivers. The Parent waives (a) any defense arising by reason of any disability or other defense of the Borrower, any other Loan Party, or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that the Parent’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting such Senior Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. The Parent expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. The Parent waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.

10.04 Obligations Independent. The obligations of the Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Parent to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation. The Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to the Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash, the Commitments and the Facilities with respect to the Obligations are terminated, and all Letters of Credit have terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Parent under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. The Parent hereby subordinates the payment of all obligations and indebtedness of the Borrower or any other Loan Party owing to the Parent, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower or any other Loan Party to the Parent as subrogee of the Secured Parties or resulting from the Parent’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower or any other Loan Party to the Parent shall be enforced and performance received by the Parent as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Parent under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Parent or the Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable, jointly and severally, by the Parent immediately upon demand by the Secured Parties.

10.09 Condition of Borrower. The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower, the other Loan Parties, and any other guarantor such information concerning the financial condition, business and operations of the Borrower, the other Loan Parties, and any such other guarantor as it requires, and that none of the Secured Parties has any duty, and it is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower, the other Loan Parties, or any other guarantor (the Parent waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Additional Guarantor Waivers and Agreements.

(a) The Parent understands and acknowledges that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that the Parent may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right the Parent may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by the Parent under this Guaranty. The Parent further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of the Parent’s rights, if any, may entitle the Parent to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, the Parent freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that it will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that the Parent will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by the Parent in this Guaranty include any right or defense that the Parent may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) The Parent waives all rights and defenses that it may have because any of the Obligations is secured by real property. This means, among other things: (i) the Secured Parties may collect from the Parent without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from the Parent even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right the Parent may have to collect from the Borrower or any other Loan Party. This is an unconditional and irrevocable waiver of any rights and defenses the Parent may have because any of the Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) The Parent waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

Article XI.

Miscellaneous

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the applicable Required Incremental Term Facility Lenders, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (other than mandatory prepayments under Sections 2.05(b)(i) or (ii)) of principal, interest, fees or other amounts due to any Lender hereunder or under such other Loan Document without the written consent of such Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein or in the definition of Applicable Margin) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (A) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders, and (B) if such Facility is an Incremental Term Facility, the applicable Incremental Term Loan Facility Lenders;

(g) change (i) any provision of this Section 11.01 or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Incremental Term Facility Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j) change any provision of Section 11.06 in any manner which would impose a greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is an Incremental Term Facility, the applicable Required Incremental Term Facility Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of any Defaulting

Lender may not be increased or extended, nor the principal amount of any Loan or any interest thereon, or any other amounts payable hereunder owed to such Defaulting Lender be reduced or the date for payment thereof be extended, without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders (or that requires the consent of each Revolving Credit Lender or each applicable Incremental Term Facility Lender, as the case may be, and that has been approved by the Required Revolving Lender or the applicable Required Incremental Term Facility Lender, as applicable, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding the foregoing, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within three (3) Business Days following receipt of notice thereof.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Loan Party, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuers or the

Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent, the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent, the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof

(whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section and its rights under or with respect to any environmental provisions contained or referred to in this Agreement, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. This Section 11.04(a) shall not apply to Taxes which shall be exclusively governed by Section 3.01 of this Agreement.

(b) Indemnification by the Borrower. Without duplication of any amount owing pursuant to Section 3.01(c), the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, causes of action, judgments, damages, liabilities (including strict liability) and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, the cost of preparation, review and distribution of any reports of investigation or any Environmental Assessments authorized pursuant to Section 6.14 of this Agreement or by any other Loan Document, and the cost of preparation, review and distribution of any studies or reports relating to the performance of any cleanup, remediation, monitoring, removal or similar work required by any Environmental Law or otherwise necessary for the Administrative Agent and the other Secured Parties to have the full commercial use and benefit of any real property Collateral as contemplated by Loan Documents), of any kind and character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, incurred or suffered by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the presence of any Hazardous Materials on, under or about any property now or formerly owned or operated by a Loan Party or any of its Subsidiaries, any actual or alleged Release or threatened Release of Hazardous Materials on, to, under, about or from any property now or formerly owned or operated by a Loan Party or any of its Subsidiaries or as a result of the operations of such Parties, any filing or imposition of any environmental Lien on or against any such property, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, (iv) the breach of any of the environmental representations, warranties, or covenants in this Agreement, (v) any violation of Environmental Laws by the Loan Parties or any of their Subsidiaries, or by any third party on or affecting any property now or formerly owned or operated by a Loan Party or any of its Subsidiaries, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNITEE); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result solely from release of Hazardous Materials or the violation of Environmental Laws that first occurs at a property after such property has been transferred to an Indemnitee or its successors or assigns by foreclosure or deed-in-lieu of foreclosure or otherwise. For the avoidance of doubt, this Section 11.04(b) shall not apply to Taxes, which shall be exclusively governed by Section 3.01 of this Agreement.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(g) Provisions with Respect to California Real Property. The General Partner, the Parent, the Borrower, and each other Loan Party, the Administrative Agent and the other Secured Parties, acknowledge and agree that to the extent that California law is applicable, the representations, warranties, covenants, indemnities, waivers and other provisions contained in Sections 5.09, 6.02(g) (insofar as Section 6.02(g) relates to Environmental Laws, Environmental Permits or Hazardous Materials), 6.03(b) (insofar as Section 6.03(b) relates to Environmental Laws), 6.13, 6.14 and 11.04 (insofar as Section 11.04 relates to Environmental Laws, Hazardous Materials and the breach of any environmental representations, warranties or covenants) of this Agreement as the same relate to any real property Collateral that is located in the State of California are intended to constitute, and do constitute, “environmental provisions” as that term is defined in Section 736(f)(2) of the California Code of Civil Procedure. To the extent that California law is applicable, pursuant to Section 736 of the California Code of Civil Procedure, any action by the Administrative Agent or any other Secured Party for the recovery of damages or enforcement of this Section shall not constitute an action within the meaning of Section 726(a) of the California Code of Civil Procedure or constitute a money judgment for a deficiency or a deficiency judgment within the meaning of Sections 580a, 580b, 580d or 726(b) of the California Code of Civil Procedure. Further, the General Partner, the Parent, the Borrower, each other Loan Party, and the Indemnitees mutually intend that to the extent that California law is applicable and if recovery of damages, injunctive or other equitable relief, or other enforcement of any environmental provisions shall not be available to the Administrative Agent or any other Secured Party under or pursuant to Section 736 of the California Code of Civil Procedure, such damages, injunctive or other equitable relief, or other enforcement of any environmental provisions shall be recoverable and available under the law of the State of California other than Section 736 of the California Code of Civil Procedure, as contemplated in Section 736(d) of the California Code of Civil Procedure. Without limiting the foregoing, Administrative Agent and the other Secured Parties shall also have all rights and remedies set forth in Section 726.5 of the California Code of Civil Procedure with respect to any real property Collateral located in the State of California.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of either the Revolving Credit Facility or any Incremental Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment, if such assignment is to a Person that is not a Lender with a Commitment in respect of the Revolving Credit Facility, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (2) any Incremental Term Facility Loan, to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each L/C Issuer and the Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural person, or (D) any other Person that is not a Commercial Bank or a Fund that is administered or managed by a Commercial Bank or an Affiliate of a Commercial Bank.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and interest rates on the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Person identified in subsection (b)(v) of this Section) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the L/C Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if (i) at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (A) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (B) upon 30 days’ notice to the Borrower, resign as Swing Line Lender, and (ii) at any time, any other L/C Issuer assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 11.06(b), such L/C Issuer may upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder, as applicable; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other L/C Issuer, as applicable, as an L/C Issuer or Swing Line Lender, as the case may be. If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the retiring L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to and will agree to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(b) or Section 2.16(b) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or the Parent or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or a Subsidiary thereof.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or their respective

Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) Each L/C Issuer and each Lender, in its capacity as a Lender and in its capacity as a Hedge Bank, and each other Hedge Bank, by its acceptance of the benefits of the Collateral Documents creating Liens to secure Obligations arising under Secured Hedge Agreements, agrees that it will not, without the prior written consent of the Administrative Agent, exercise any right to set off or apply any deposits of any kind, or any other obligations owing by it to or for the order of the Borrower or any other Loan Party, against any Obligations arising under Secured Hedge Agreements or against any other amounts owed by the Borrower or another Loan Party to such Lender or against other amounts secured by Liens on Collateral; provided that nothing contained in this Section or elsewhere in this Agreement shall impair the right of any Hedge Bank to declare an early termination date in respect of any Secured Hedge Agreement or to undertake payment or close-out netting or to otherwise setoff trades or transactions then existing under such Secured Hedge Agreements.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the

Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

11.16 Real Property Collateral Located in the State of California. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, the provisions of Sections 5.09, 6.02(g) (insofar as Section 6.02(g) relates to Environmental Laws, Environmental Permits or Hazardous Materials), 6.03(b) (insofar as Section 6.03(b) relates to Environmental Laws), 6.13, 6.14 and 11.04 (insofar as Section 11.04 relates to Environmental Laws, Hazardous Materials and the breach of any environmental representations, warranties or covenants), (A) shall not be secured by any real property Collateral located in the State of California notwithstanding that any such real property Collateral may secure any or all other obligations of Borrower or any other Loan Party under this Agreement or any other Loan Documents, and (B) shall not limit or impair any rights or remedies of the Administrative Agent or any other Secured Party against the Borrower, the Parent, or any other Loan Party, or any Subsidiaries of any Loan Party under any Environmental Laws, including any rights of contribution or indemnification.

11.17 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower, the Parent and the General Partner acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, MLPFS, the other Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, the Parent, the General Partner and their respective Affiliates, on the one hand, and the Administrative Agent, MLPFS, the other Arranger and the Lenders, on the other hand, (B) each of the Borrower, the Parent and the General Partner has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower, the Parent and the General Partner is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, MLPFS, each other Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Parent, the General Partner or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, MLPFS, any other Arranger nor any Lender has any obligation to the Borrower, the Parent, the General Partner or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, MLPFS, the other Arranger(s) and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Parent, the General Partner and their respective Affiliates, and neither the Administrative Agent, MLPFS, any other Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, the Parent, the General Partner or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower, the Parent and the General Partner hereby waives and releases any claims that it may have against the Administrative Agent, MLPFS, the other Arranger(s) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20 USA PATRIOT Act. EACH LENDER THAT IS SUBJECT TO THE ACT (AS HEREINAFTER DEFINED) AND THE ADMINISTRATIVE AGENT (FOR ITSELF AND NOT ON BEHALF OF ANY LENDER) HEREBY NOTIFIES THE GENERAL PARTNER, THE PARENT AND THE BORROWER THAT PURSUANT TO THE REQUIREMENTS OF THE USA PATRIOT ACT (TITLE III OF PUB. L. 107-56 (SIGNED INTO LAW OCTOBER 26, 2001)) (THE “ACT”), IT IS REQUIRED TO OBTAIN, VERIFY AND RECORD INFORMATION THAT IDENTIFIES EACH LOAN PARTY, WHICH INFORMATION INCLUDES THE NAME AND ADDRESS OF EACH LOAN PARTY AND OTHER INFORMATION THAT WILL ALLOW SUCH LENDER OR THE ADMINISTRATIVE AGENT, AS APPLICABLE, TO IDENTIFY EACH LOAN PARTY IN ACCORDANCE WITH THE ACT. THE GENERAL PARTNER, THE PARENT AND THE BORROWER SHALL, PROMPTLY FOLLOWING A REQUEST BY THE ADMINISTRATIVE AGENT OR ANY LENDER, PROVIDE ALL DOCUMENTATION AND OTHER INFORMATION THAT THE ADMINISTRATIVE AGENT OR SUCH LENDER REQUESTS IN ORDER TO COMPLY WITH ITS ONGOING OBLIGATIONS UNDER APPLICABLE “KNOW YOUR CUSTOMER” AND ANTI-MONEY LAUNDERING RULES AND REGULATIONS, INCLUDING THE ACT.

11.21 Amendment and Restatement. The parties hereto agree that: (a) this Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede and replace the Existing Credit Agreement in its entirety; (b) the Obligations (as defined in this Agreement) represent, among other things, the restatement, renewal, amendment, extension and modification of the “Obligations” (as defined in the Existing Credit Agreement); (c) the Notes, if any, executed pursuant to the Existing Credit Agreement shall continue to evidence the Obligations (as defined in this Agreement); (d) the entering into and performance of their respective obligations under the Loan Documents and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished or discharged the indebtedness under the Existing Credit Agreement, all of which indebtedness shall continue under and be governed by this Agreement and the other Loan Documents, (e) the liens and security interests created by or pursuant to the Existing Credit Agreement (including each of the “Collateral Documents” as defined in the Existing Credit Agreement) are ratified and confirmed as security for the Obligations, without novation, discharge or interruption, except as expressly provided otherwise herein or in any other Loan Document; and (f) all references to the Existing Credit Agreement contained in any Loan Document shall mean such agreement, as amended and restated hereby. On the Closing Date, the “Lenders” (as defined in the Existing Credit Agreement) that are not Lenders hereunder (the “Non-Continuing Lenders”), the Administrative Agent, on behalf of the Lenders party hereto, and the Borrower shall enter into an assignment agreement pursuant to which the Lenders and Non-Continuing Lenders shall make such assignments and assumptions so that, after giving effect thereto and to any Loans made on the Closing Date, the Total Outstandings under this Agreement are held by the Lenders in accordance with their respective Applicable Percentages; and each Lender by execution hereof authorizes the Administrative Agent to execute any such assignment agreement on behalf of such Lender.

11.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Is Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER: SUBURBAN PROPANE, L.P.

By:	/s/
Name: Title:	Michael A. Stivala Chief Financial Officer

PARENT: SUBURBAN PROPANE PARTNERS, L.P.

By:	/s/
Name: Title:	Michael A. Stivala Chief Financial Officer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/
Name: Title:	Bridgett J. Manduk Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/
Name: Title:	Michael G. Ouellet Title: Director

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A., as a Lender and L/C Issuer,

By:	/s/
Name: Title:	Thomas E. Stelmar, Jr. Vice President

Signature Page to Credit Agreement

CITIBANK, N.A., as a Lender,

By:	/s/
Name: Title:	Craig Heal Senior Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender,

By:	/s/
Name: Title:	Preeti Bhatnagar Authorized Officer

Signature Page to Credit Agreement

RBS CITIZENS, N.A., as a Lender,

By:	/s/
Name: Title:	Hassan Sayed Vice President

Signature Page to Credit Agreement

TD BANK, N.A., as a Lender,

By:	/s/
Name: Title:	Todd Antico Senior Vice President

Signature Page to Credit Agreement

HSBC BANK USA, N.A., as a Lender,

By:	/s/
Name: Title:	William Conlan Vice President

Signature Page to Credit Agreement

SOVEREIGN BANK, as a Lender,

By:	/s/
Name: Title:	Ronald Andersen Senior Vice President

Signature Page to Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender,

By:	/s/
Name: Title:	Allison Sardo Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 1.01(a)

AGWAY SUBSIDIARIES; INACTIVE SUBSIDIARIES

Agway Subsidiaries

Suburban Albany Property, LLC, a Delaware limited liability company

Suburban Butler Monroe Street Property, LLC, a Delaware limited liability company

Suburban Canton Route 11 Property, LLC, a Delaware limited liability company

Suburban Chambersburg Fifth Avenue Property, LLC, a Delaware limited liability company

Suburban Ellenburg Depot Property, LLC, a Delaware limited liability company

Suburban Gettysburg Property, LLC, a Delaware limited liability company

Suburban Lewistown Property, LLC, a Delaware limited liability company

Suburban MA Surplus Property, LLC, a Delaware limited liability company

Suburban Marcy Property, LLC, a Delaware limited liability company

Suburban New Milford Smith Street Property, LLC, a Delaware limited liability company

Suburban NJ Property Acquisitions, LLC, a Delaware limited liability company

Suburban NJ Surplus Property, LLC, a Delaware limited liability company

Suburban NY Property Acquisitions, LLC, a Delaware limited liability company

Suburban NY Surplus Property, LLC, a Delaware limited liability company

Suburban PA Property Acquisitions, LLC, a Delaware limited liability company

Suburban PA Surplus Property, LLC, a Delaware limited liability company

Suburban Rochester Property, LLC, a Delaware limited liability company

Suburban Sodus Property, LLC, a Delaware limited liability company

Suburban Temple Property, LLC, a Delaware limited liability company

Suburban Towanda Property, LLC, a Delaware limited liability company

Suburban Verbank Property, LLC, a Delaware limited liability company

Suburban Vineland Property, LLC, a Delaware limited liability company

Suburban VT Property Acquisitions, LLC, a Delaware limited liability company

Suburban Walton Property, LLC, a Delaware limited liability company

Suburban Washington Property, LLC, a Delaware limited liability company

Inactive Subsidiaries

Suburban Plumbing New Jersey LLC

1

SCHEDULE 1.01(b)

EXISTING LETTERS OF CREDIT

	September 30,	September 30,	September 30,
L/C Issuer	Face Amount	Letter of Credit No.	Beneficiary

Bank of America, N.A.	$32,630,000	68044997	Liberty Mutual Insurance Company

Bank of America, N.A.	$11,400,000	68045000	Indemnity Insurance Cp. of North America

Wells Fargo Bank, N.A.	$5,000,000.00	SM207792	New York Independent System

Wells Fargo Bank, N.A.	$90,000.00	SM234412	Texas Eastern Transmission LP

Wells Fargo Bank, N.A.	$70,000.00	SM233899	Tennessee Gas Pipeline Company

Wells Fargo Bank, N.A.	$33,000.00	SM233808	Empire Pipeline Inc

Wells Fargo Bank, N.A.	$33,000.00	SM233810	National Fuel Gas Supply Corp

1

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

	September 30,	September 30,
Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Bank of America, N.A.	$33,000,000.00	13.200000000
Wells Fargo Bank, N.A.	$32,000,000.00	12.800000000
Citibank, N.A.	$30,000,000.00	12.000000000
JPMorgan Chase Bank, N.A.	$30,000,000.00	12.000000000
RBS Citizens, N.A.	$30,000,000.00	12.000000000
TD Bank, N.A.	$27,000,000.00	10.800000000
HSBC Bank USA, N.A.	$24,000,000.00	9.600000000
Sovereign Bank	$24,000,000.00	9.600000000
Capital One, National Association	$20,000,000.00	8.000000000
Total	$250,000,000.00	100.000000000%

1

SCHEDULE 5.13

SUBSIDIARIES AND OTHER

EQUITY INVESTMENTS; LOAN PARTIES

Part (a) – Subsidiaries1

•	Suburban Propane Partners, L.P.

•	Suburban Propane, L.P.

•	Suburban Sales & Service, Inc.

•	Gas Connection, LLC (d/b/a HomeTown Hearth & Grill)

•	Suburban Franchising, LLC

•	Suburban Heating Oil Partners, LLC (d/b/a Suburban Propane)

•	Agway Energy Services, LLC.

•	Suburban Energy Finance Corp.

•	Suburban LP Holding, Inc.

•	Suburban LP Holding, LLC

	September 30,	September 30,	September 30,	September 30,
Entity Name	Number of Shares Authorized	Number of Shares Issued/ Outstanding	Par value	Owner(s) of Equity Interest/Member(s)

Suburban Propane Partners, L.P.	N/A	35,428,855	N/A	general partner interest: Suburban Energy Services Group LLC limited partner interests: 100% Investing Public

Suburban Propane, L.P.	N/A	N/A	N/A	general partner interest: Suburban Energy Services Group LLC limited partner interests: 99.9% Suburban Propane Partners, L.P. 0.1% Suburban L.P. Holdings, LLC

Suburban LP Holding, Inc.	1,000 shares of Common Stock	100	$0.01 per share	100% Suburban Propane Partners, L.P.

[1]

(*= Agway Subsidiaries and Inactive Subsidiaries are listed on Schedule 1.01(a). The member for all of the Agway Subsidiaries listed on Schedule 1.01(a) is Gas Connection, LLC (formerly Gas Connection, Inc.).)

1

	September 30,	September 30,	September 30,	September 30,
Entity Name	Number of Shares Authorized	Number of Shares Issued/ Outstanding	Par value	Owner(s) of Equity Interest/Member(s)

Suburban LP Holding, LLC	N/A	N/A	N/A	50% Suburban LP Holding, Inc 50% Suburban Propane Partners, L.P.

Suburban Energy Finance Corp.	1,000 shares of Common Stock	1,000	$0.01 per share	100% Suburban Propane Partners, L.P.

Suburban Sales & Service, Inc.	2,000 shares of Common Stock	2,000	no par value	Suburban Propane, L.P

Gas Connection, LLC (d/b/a HomeTown Hearth & Grill)	N/A	N/A	N/A	100%: Suburban Sales & Service, Inc.

Suburban Franchising, LLC	N/A	N/A	N/A	100%: Suburban Sales & Service, Inc.

Suburban Heating Oil Partners, LLC (d/b/a Suburban Propane)	N/A	N/A	N/A	100%: Gas Connection, LLC

Agway Energy Services, LLC	N/A	N/A	N/A	100%: Gas Connection, LLC

Part (b) – Other Equity Investments

None.

2

SCHEDULE 7.02

EXISTING INDEBTEDNESS

None.

1

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

[Name of Loan Party]

[c/o] Suburban Propane, L.P.

One Suburban Plaza

240 Route 10 West

P.O. Box 206

Whippany, New Jersey 07981-0206

Attention: A. Davin D’Ambrosio

Telephone: (973)503-9396

Telecopier: (973)503-9395

Electronic Mail: DDambrosio@suburbanpropane.com

Website Address: www.suburbanpropane.com

U.S. Taxpayer Identification Number: 22-3410352

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions including Swing Line Loans):

Bank of America, N.A.

901 Main Street

Mail Code: TX1-492-14-04

Dallas, TX 75202-3714

Attention: Maria T. Bulin

Telephone: (214) 209-3098

Telecopier: (214) 290-9411

Electronic Mail: maria.bulin@baml.com

Account No.: 1292000883

Ref: Suburban Propane L.P.

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Bridgett Manduk

Telephone: (415) 436-1097

Telecopier: (415) 503-5011

Electronic Mail: bridgett.manduk@baml.com

1

With a CC to:

Bank of America, N.A.

Natural Resources

100 Federal Street

Mail Code: MA5-100-09-01

Boston, MA 02110

Attention: Michael G. Ouellet

Telephone: (617) 434-3652

Telecopier: (617) 416-8481

Electronic Mail: michael.ouellet@baml.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations

Mail Code: CA9-705-07-05

1000 West Temple Street

Los Angeles, CA 90012-1514

Attention: Stella Rosales

Telephone: (213) 481-7828

Telecopier: (213) 457-8841

Electronic Mail: stella.rosales@baml.com

2

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of January 5, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Suburban Propane, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐	Borrowing of [Revolving Credit][Incremental Term Facility] Loans

☐	conversion or continuation of [Revolving Credit] [Incremental Term Facility] Loans

1.	On _________________________________________(a Business Day).

2.	In the amount of $_______________________

3.	Comprised of_______________________

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of_________ months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.] 2

[The Borrower has delivered the certificate required by Section 2.16(d) of the Agreement.]3

The Borrower hereby represents and warrants that (i) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the Borrowing or the conversion or continuation of Loans requested herein, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in Sections 5.05(a), (b), (c) and (d) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b), (c) and (d) of the Agreement, respectively; and (ii) no Default shall exist, or would result from the Borrowing or the conversion or continuation of Loans requested herein, or from the application of the proceeds thereof.

[2]	Include this sentence in the case of a Revolving Credit Borrowing.

[3]	Include this sentence in the case of an Incremental Term Facility Borrowing.

[Signature Page to Follow]

1

SUBURBAN PROPANE, L.P.

By:
Name:
Title:

2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To: Bank of America, N.A., as Swing Line Lender

       Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of January 5, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Suburban Propane, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On _____________________________________________(a Business Day).

2.	In the amount of $_________________________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that (i) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the Swing Line Borrowing requested herein, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in Sections 5.05(a), (b), (c) and (d) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b), (c) and (d) of the Agreement, respectively; and (ii) no Default shall exist, or would result from the Swing Line Borrowing requested herein or from the application of the proceeds thereof.

SUBURBAN PROPANE, L.P.

By:
Name:
Title:

1

EXHIBIT C

FORM OF REVOLVING CREDIT NOTE

            ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of January 5, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

[Signature Page to Follow]

1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SUBURBAN PROPANE, L.P.

By:
Name:
Title:

Signature Page to

Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of January 5, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Suburban Propane, L.P., a Delaware limited partnership (the “Borrower”), Suburban Propane Partners, L.P., a Delaware limited partnership (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer4 hereby certifies as of the date hereof that he/she is the                                                  of each of the Parent and the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower and the Parent, and that:

[Use following paragraphs 1 and 2 for fiscal year-end financial statements]

1. The Parent has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section.

2. The Borrower has delivered the year-end unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal year of the Borrower ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations, partners’ capital and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period.

[Use following paragraphs 1 and 2 for fiscal quarter-end financial statements]

1. The Parent has delivered the unaudited financial statements required by Section 6.01(c) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations, partners’ capital and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The Borrower has delivered the unaudited financial statements required by Section 6.01(d) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations, partners’ capital and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[4]	This certificates should be from the chief executive officer, chief financial officer, treasurer, or controller of the Parent and the Borrower, as applicable.

1

3. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and Parent during the accounting period covered by such financial statements.

4. A review of the activities of the Borrower and the Parent during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower, the Parent, and the other Loan Parties performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period, the Borrower, the Parent, and the other Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. Attached hereto as Schedule 3 are updates to all Schedules to the Security Agreement to the extent that information therein has become inaccurate or incomplete.

[Use the following paragraph 7 for fiscal year-end financial statements]

7. Attached hereto as Schedule 4 is a report summarizing the insurance coverage specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent has reasonably specified.

[Signature Page to Follow]

2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,             .

SUBURBAN PROPANE PARTNERS, L.P.

By:
Name:
Title:

SUBURBAN PROPANE, L.P.

By:
Name:
Title:

3

For the Quarter/Year ended             ,             (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

September 30,

I. Section 7.11 (a) – Consolidated Interest Coverage Ratio.

A. Consolidated EBITDA of the Parent for Measurement Period ending on above date (“Subject Period”):

1. Consolidated Net Income for Subject Period:	$	______

2. Consolidated Interest Charges for Subject Period:	$	______

3. Provision for income taxes for Subject Period:	$	______

4. Depreciation expenses for Subject Period:	$	______

5. Amortization expenses for Subject Period:	$	______

6. Extraordinary non-cash losses for Subject Period:	$	______

7. Make whole or premium paid in connection with prepayment of Parent Notes for Subject Period:	$	______

8. Cash restructuring charges for Subject Period (not to exceed $5 million during the term of the Agreement):	$	______

9. Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$	______

10. Extraordinary gains and other non-recurring gains for Subject Period:	$	______

11. Income from Agway Subsidiaries and Inactive Subsidiaries and non-cash gains from the sale of Agway Subsidiaries and Inactive Subsidiaries and their respective properties:	$	______

12. Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 – 10 – 11):	$	______

13. If Permitted Acquisition(s) was/were made during the Subject Period, indicate pro forma adjustment for such acquisition(s) and attach separate explanation:	$	______

14. Unrealized gains under FASB Statement No. 133 in connection with hedging agreements for Subject Period:	$	______

15. Unrealized losses under FASB Statement No. 133 in connection with hedging agreements for Subject Period:	$	______

Schedule 1 to

Compliance Certificate

September 30,

16. Consolidated EBITDA after pro forma adjustment for Permitted Acquisition(s) and exclusion of unrealized gains and losses under FASB 133 (Lines I.A.12 + I.A.13 – I.A.14 + I.A.15):	$	______

B. Consolidated Interest Charges for Subject Period:	$	______

C. Consolidated Interest Coverage Ratio (Line I.A.16 ÷ Line I.B):		____ to 1.00

Minimum required: 2.50 to 1.00

II. Section 7.11 (b) – Total Consolidated Leverage Ratio.

A. Consolidated Total Debt of the Parent at Statement Date:	$	______

B. Consolidated EBITDA of the Parent for Subject Period (Line I.A.16):	$	______

C. Total Consolidated Leverage Ratio (Line II.A ÷ Line II.B):		____ to 1.00

Maximum permitted: 4.75 to 1.00

Maximum permitted during an Acquisition Period*: 5.00 to 1.00		5.00:1.00

*       If a Specified Acquisition has been or is hereby designated by the Borrower and the corresponding Acquisition Period is in effect as of the Statement Date, a separate sheet of paper is to be attached to this Compliance Certificate setting forth the corresponding closing date of such Specified Acquisition (and if such Acquisition Period has terminated, the last day of such Acquisition Period), and describing the transactions that constitute such Specified Acquisition. Check the applicable line:

__ The Borrower has previously designated such Specified Acquisition; or

__ The Borrower hereby designates such Specified Acquisition.

III. Section 7.11(c) – Senior Secured Consolidated Leverage Ratio.

A. Senior Secured Indebtedness of the Borrower at Statement Date:	$	______

B. Consolidated EBITDA of the Borrower for Subject Period:

1. Consolidated Net Income for Subject Period:	$	______

2. Consolidated Interest Charges for Subject Period:	$	______

3. Provision for income taxes for Subject Period:	$	______

4. Depreciation expenses for Subject Period:	$	______

5. Amortization expenses for Subject Period:	$	______

6. Extraordinary non-cash losses for Subject Period:	$	______

Schedule 1 to

Compliance Certificate

September 30,
6. Extraordinary non-cash losses for Subject Period:	$	______

7. Make whole or premium paid in connection with prepayment of Parent Notes for Subject Period:	$	______

8. Cash restructuring charges for Subject Period (not to exceed $5 million during the term of the Agreement):	$	______

9. Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$	______

10. Extraordinary gains and other non-recurring gains for Subject Period:	$	______

11. Income from Agway Subsidiaries and Inactive Subsidiaries and non-cash gains from the sale of Agway Subsidiaries and Inactive Subsidiaries and their respective properties:	$	______

12. Consolidated EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 – 10 – 11):	$	______

13. If Permitted Acquisition(s) was/were made during the Subject Period, indicate pro forma adjustment for such acquisition(s) and attach separate explanation:	$	______

14. Unrealized gains under FASB Statement No. 133 in connection with hedging agreements for Subject Period:	$	______

15. Unrealized losses under FASB Statement No. 133 in connection with hedging agreements for Subject Period:	$	______

16. Consolidated EBITDA after pro forma adjustment for Permitted Acquisition(s) and exclusion of unrealized gains and losses under FASB 133 (Lines III.A.12 + III.A.13 – III.A.14 + III.A.15):	$	______

C. Senior Secured Consolidated Leverage Ratio (Line III.A ÷ Line III.B):		____ to 1.00

Maximum required: 3.00 to 1.00

Schedule 1 to

Compliance Certificate

For the Quarter/Year ended             (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA of the Borrower

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

	September 30,	September 30,	September 30,	September 30,	September 30,
Consolidated EBITDA of the Borrower	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended on the Statement Date	Four Quarters Ended on the Statement Date

Consolidated
Net Income

+ Consolidated Interest Charges

+ income taxes

+ depreciation expense

+ amortization expense

+ extraordinary non-cash losses

+ make whole or premium paid

+ cash restructuring charges (not to exceed $5 million during the term of the Agreement)

+ non-recurring non-cash expenses

- extraordinary gains and other non-recurring gains

- income and non-cash gains attributable to Agway Subsidiaries and Inactive Subsidiaries

Schedule 2 to

Compliance Certificate

	September 30,	September 30,	September 30,	September 30,	September 30,
Consolidated EBITDA of the Borrower	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended on the Statement Date	Four Quarters Ended on the Statement Date

= Consolidated EBITDA (prior to pro forma adjustments for Permitted Acquisitions and exclusion of unrealized gains and losses reported under FASB 133)

Pro forma adjustment for Permitted Acquisitions (attach separate explanation for pro forma adjustments made)

Unrealized gains reported under FASB 133

Unrealized losses reported under FASB 133

= Consolidated EBITDA (after pro forma adjustments for Permitted Acquisitions and exclusion of unrealized gains and losses reported under FASB 133)

Consolidated EBITDA of the Parent

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

	September 30,	September 30,	September 30,	September 30,	September 30,
Consolidated EBITDA of the Parent	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended on the Statement Date	Four Quarters Ended on the Statement Date

Consolidated
Net Income

+ Consolidated Interest Charges

+ income taxes

Schedule 2 to

Compliance Certificate

	September 30,	September 30,	September 30,	September 30,	September 30,
Consolidated EBITDA of the Parent	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended on the Statement Date	Four Quarters Ended on the Statement Date

+ depreciation expense

+ amortization expense

+ extraordinary non-cash losses

+ make whole or premium paid

+ cash restructuring charges (not to exceed $5 million during the term of the Agreement)

+ non-recurring non-cash expenses

- extraordinary gains and other non-recurring gains

- income and non-cash gains attributable to Agway Subsidiaries and Inactive Subsidiaries

= Consolidated EBITDA (prior to pro forma adjustments for Permitted Acquisitions and exclusion of unrealized gains and losses reported under FASB 133)

Pro forma adjustment for Permitted Acquisitions (attach separate explanation for pro forma adjustments made)

Unrealized gains reported under FASB 133

Unrealized losses reported under FASB 133

= Consolidated EBITDA (after pro forma adjustments for Permitted Acquisitions and exclusion of unrealized gains and losses reported under FASB 133)

Schedule 2 to

Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities9) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: _________________________________

_________________________________

[5]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[6]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[7]	Select as appropriate.

[8]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[9]	Include all applicable subfacilities.

1

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: _________________________________

_________________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Suburban Propane, L.P.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Amended and Restated Credit Agreement, dated as of January 5, 2012, among Suburban Propane, L.P., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest:

	September 30,	September 30,		September 30,		September 30,	September 30,		September 30,
Assignor[s][10]	Assignee[s][11]	Facility Assigned[12]	Aggregate Amount of Commitment/ Loans for all Lenders[13]		Amount of Commitment/ Loans Assigned		Percentage Assigned of Commitment/ Loans[14]		CUSIP Number

		_________	$	_________	$	_________	_________	%

		_________	$	_________	$	_________	_________	%

		_________	$	_________	$	_________	_________	%
7.	[Trade Date: _________________][15]

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[10]	List each Assignor, as appropriate.

[11]	List each Assignee, and, if available, its market entity identifier, as appropriate.

[12]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Incremental Term Facility Commitment”, etc.).

[13]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[14]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[15]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]16 Accepted:

BANK OF AMERICA, N.A., as

            Administrative Agent

By:
Title:

[Consented to:]17

By:
Title:

[16]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[17]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Signature Page to

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.01. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.02. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

Annex 1 to

Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 to

Assignment and Assumption

EXHIBIT F

FORM OF AMENDED AND RESTATED GUARANTY

This Amended and Restated Guaranty Agreement (this “Guaranty”) is executed effective as of January 5, 2012, by each of the Persons now or hereafter signatories hereto (each a “Guarantor,” and, collectively, the “Guarantors”).

RECITALS

WHEREAS, Suburban Propane, L.P., a Delaware limited partnership (“Borrower”) and Suburban Propane Partners, L.P., a Delaware limited partnership (“Parent”) are party to that certain Credit Agreement dated as of June 26, 2009 among the Borrower, Parent, the lenders party thereto, and Bank of America, N.A., as administrative agent (as amended by the First Amendment to Credit Agreement dated as of March 9, 2010, the “Existing Credit Agreement”).

WHEREAS, Guarantors are party to that certain Guaranty Agreement dated as of June 26, 2009 (the “Existing Guaranty”).

WHEREAS, Borrower and Parent have entered into that certain Amended and Restated Credit Agreement dated as of even date herewith, which amends and restates the Existing Credit Agreement in its entirety, (as the same may be amended, modified, supplemented, renewed, replaced, restated, or otherwise modified from time to time, the “Credit Agreement”) among Borrower, Parent, the lenders now or hereafter a party to the Credit Agreement (together with their respective permitted successors and/or assigns, “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (“Administrative Agent”), an L/C Issuer, and Swing Line Lender.

WHEREAS, pursuant to the requirements of the Credit Agreement and as a condition precedent for Lenders to make loans or extend credit under the Credit Agreement, Grantors are required to amend and restate the Existing Guaranty.

NOW, THEREFORE, for value received, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Borrower, or any other Loan Party pursuant to the Credit Agreement, each Guarantor hereby furnishes in favor of Administrative Agent, the Lenders, the Hedge Banks and the Cash Management Banks (each a “Guaranteed Party” and collectively, the “Guaranteed Parties”) its joint and several guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1. Reference to Credit Agreement. Reference is hereby made to the representations, warranties and covenants of the Loan Parties set forth in Articles V, VI, and VII of the Credit Agreement. Each Guarantor (i) reaffirms that each such representation and warranty is true and correct in every material respect with respect to such Guarantor to the extent that such representation and warranty refers to such Guarantor, and (ii) agrees, with respect to the covenants, to take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries. If the Credit Agreement shall cease to remain in effect for any reason whatsoever during any period and any part of the Guaranteed Obligations (as hereinafter defined) remain unpaid, then the terms, covenants, and agreements set forth therein applicable to the Guarantors shall nevertheless continue in full force and effect as obligations of each Guarantor under this Guaranty. All capitalized terms used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

2. Guaranty. Each Guarantor hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, the prompt payment in full in Dollars when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of any Loan Party arising under (i) any Loan Document or otherwise with respect to any Loan or Letter of Credit, (ii) any Secured Hedge Agreement, and (iii) any Secured Cash Management Agreement, (in each case, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by any Guaranteed Party in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against such Guarantor, the Borrower or any other Loan Party under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against the Borrower or any other Loan Party of any proceeding under any Debtor Relief Laws whether or not the claim for such interest is allowed in such proceeding (collectively, the “Guaranteed Obligations”). The books and records of the Guaranteed Parties showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. [Anything contained herein to the contrary notwithstanding, to the extent that the obligations of any Non-Parent Guarantor hereunder would be subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state Law, the obligations of such Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to such avoidance provisions. As used herein, a “Non-Parent Guarantor” shall mean a Guarantor that does not directly or indirectly own Equity Interests in the Borrower.]1

3. No Setoff or Deductions; Taxes; Payments. Each Guarantor represents and warrants that it is organized and resident in the United States of America. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Guaranteed Parties) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the Administrative Agent, on behalf of the Guaranteed Parties, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Guaranteed Parties to receive the same net

[1]	Bracketed language is not applicable to General Partner Guaranty.

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amount which the Guaranteed Parties would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to the Administrative Agent, on behalf of the Guaranteed Parties, certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4. Rights of Guaranteed Parties. Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Guaranteed Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

5. Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower, any other Loan Party or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Guaranteed Parties) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require the Guaranteed Parties to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Guaranteed Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

6. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower, any other Loan Party or any other person or entity is joined as a party.

7. Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in cash, the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated, and all Letters of Credit have terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, on behalf of the Guaranteed Parties, to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

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8. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash; (b) the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated; and (c) all Letters of Credit have terminated. Notwithstanding the foregoing, this Guaranty (a) may be released by an instrument in writing as provided in Sections 9.10 and 11.01 of the Credit Agreement; and (b) shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower, any other Loan Party or any Guarantor is made, or a Guaranteed Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Guaranteed Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower or any other Loan Party to such Guarantor as subrogee of a Guaranteed Party or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Guaranteed Parties so request, during the continuation of an Event of Default, any such obligation or indebtedness of the Borrower or any Loan Party to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Administrative Agent, on behalf of the Guaranteed Parties, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty. Notwithstanding the foregoing, payments may be made on such obligations or indebtedness owing to any Guarantor unless the Administrative Agent has requested that no such payments be made or received during the continuation of an Event of Default.

10. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor, the Borrower or any Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Guaranteed Parties.

11. Expenses. Each Guarantor shall pay, jointly and severally, on demand all out-of-pocket expenses (including attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Guaranteed Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guaranteed Parties in any proceeding any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

12. Miscellaneous. No failure by the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Guaranteed Parties and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of the Guaranteed Parties or any term or provision thereof.

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13. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower, the other Loan Parties and any other guarantor such information concerning the financial condition, business and operations of the Borrower, the other Loan Parties and any such other guarantor as such Guarantor requires, and that the Guaranteed Parties have no duty, and such Guarantor is not relying on the Guaranteed Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower, the other Loan Parties or any other guarantor (the guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).

14. Setoff. If and to the extent any payment is not made when due under the Loan Documents, each Guarantor authorizes each Guaranteed Party and each of their respective Affiliates at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party or any such Affiliate to or for the credit or the account of such Guarantor against any and all of the Guaranteed Obligations, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Loan Document and although such Guaranteed Obligations may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and their respective Affiliates under this Paragraph 14 are in addition to other rights and remedies (including other rights of setoff) that such Guaranteed Party or their respective Affiliates may have. Each Guaranteed Party agrees to notify the applicable Guarantors promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Any payment obtained pursuant to this Paragraph 14 (or in any other manner directly from the Guarantors, or any of them) by any Guaranteed Party shall be remitted to Administrative Agent and distributed among the Guaranteed Parties in accordance with the provisions of Paragraph 18 below.

15. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

16. Indemnification and Survival. Without limitation on any other obligations of the Guarantors or remedies of the Guaranteed Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party from and against, and shall pay, jointly and severally, on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by such Guaranteed Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the

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Borrower or the other Loan Parties enforceable against the Borrower or the other Loan Parties in accordance with their terms. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

17. Assignment. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that such Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Guaranteed Parties and their respective successors and assigns and the Administrative Agent and each Lender may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. Each Guarantor agrees that each Guaranteed Party may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Guaranteed Party’s possession concerning such Guarantor, this Guaranty and any security for this Guaranty.

18. Application of Payments. Any payment received by Administrative Agent from any Guarantor (or from any Lender pursuant to Paragraph 14 above), shall be applied by Administrative Agent in accordance with the Credit Agreement.

19. Further Assurances. Each Guarantor agrees that at any time and from time to time, at the expense of such Guarantor, to promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Administrative Agent may reasonably request, to enable Administrative Agent to protect and to exercise and enforce the rights and remedies of the Guaranteed Parties hereunder.

20. [Addition of Guarantors. The initial Guarantors hereunder shall be each of the Subsidiaries of Parent that are signatories hereto and that are listed on Schedule 1 attached hereto. From time to time subsequent to the time hereof, additional Subsidiaries of Parent may become parties hereto as additional Guarantors (each an “Additional Guarantor”) by executing a supplement to this Guaranty Agreement in the form of Exhibit A attached hereto (or such other form as may be satisfactory to the Administrative Agent). Upon delivery of any such supplement to Administrative Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by Administrative Agent or any Lenders not to cause any Subsidiary to become an Additional Guarantor hereunder. This Guaranty Agreement shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any such person becomes or fails to become or ceases to be a Guarantor hereunder].2

21. Notices. All notices, requests and other communications provided for hereunder shall be in writing and given to Administrative Agent as provided in Section 11.02 of the Credit Agreement. All communications and notices hereunder to the Guarantors shall be given to the Guarantors at their respective addresses set forth on Schedule 11.02 of the Credit Agreement or at such other address as shall be designated by Guarantors in a written notice to Administrative Agent.

[2]	This Section is not applicable to General Partner Guaranty.

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22. Joint and Several Obligations. Each Guarantor acknowledges that (i) this Guaranty is a master Guaranty pursuant to which other Subsidiaries of the Borrower now or hereafter may become parties, and (ii) the guaranty obligations of each of the Guarantors hereunder are joint and several.

23. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Paragraph 7 above. The provisions of this Paragraph 23 shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Parties, and each Guarantor shall remain liable to the Guaranteed Parties for the full amount guaranteed by such Guarantor hereunder.

24. Additional Waivers and Agreements of Guarantors.

(a) Each Guarantor understands and acknowledges that if the Guaranteed Parties foreclose judicially or nonjudicially against any real property security for the Guaranteed Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Guaranty. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though the Guaranteed Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Guaranteed Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Guaranteed Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Guaranteed Parties are relying on this waiver in creating the Guaranteed Obligations, and that this waiver is a material part of the consideration which the Guaranteed Parties are receiving for creating the Guaranteed Obligations.

(b) Each Guarantor waives all rights and defenses that such Guarantor may have because of any of the Guaranteed Obligations is secured by real property. This means, among other things: (i) the Guaranteed Parties may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrower or the other Loan Parties; and (ii) if the Guaranteed Parties foreclose on any real property collateral pledged by the Borrower of the other Loan Parties: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Guaranteed Parties may collect from any Guarantor even if the Guaranteed Parties, by foreclosing on the real property collateral, has destroyed any right a Guarantor may have to collect from the Borrower or any other Loan Party. This is an unconditional and irrevocable waiver of any rights and defenses each Guarantor may have because any of the Guaranteed Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

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25. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

26. SUBMISSION TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY GUARANTEED PARTY, OR ANY RELATED PARTY OF ANY GUARANTEED PARTY IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH GUARANTOR HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

27. WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH 26 ABOVE. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

28. SERVICE OF PROCESS. EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

29. Waiver of Jury Trial. EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GUARNATORS HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

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30. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

31. Amendment and Restatement. This Guaranty is in amendment and restatement, but not extinguishment, of the Existing Guaranty.

32. [Limited Recourse Obligations.

(a) The liability of Guarantor arising out of this Guaranty is limited to and shall be solely paid out of Collateral on which it has granted a Lien and the proceeds thereof. Nothing herein contained shall be construed to prevent the Guaranteed Parties from exercising and enforcing their remedies against such Collateral, nor shall anything herein contained be deemed to be a release or impairment of the Liens granted by Guarantor to secure the Obligations.

(b) No recourse shall be had for the payment of the Guaranteed Obligations, or upon any obligation, covenant or agreement in this Guaranty, against any member, stockholder, officer, employee or director, as such, of Guarantor; it being expressly agreed and understood that Guarantor’s obligations under this Guaranty, the Credit Agreement and the other Loan Documents are solely limited liability company obligations of Guarantor, and that no personal liability shall attach to, or be incurred by, any such member, stockholder, officer, employee or director, as such]1.

Remainder of Page Intentionally Blank.

Signature(s) Page to Follow.

[3]	Bracketed language is applicable to General Partner Guaranty only.

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EXECUTED as of the day and year first above written.

[INSERT SIGNATURE BLOCKS FOR GUARANTORS]

By:
Name:
Title:

Signature Page to

Guaranty Agreement

SCHEDULE 121

INITIAL GUARANTORS

Suburban LP Holding, Inc., a Delaware corporation

Suburban LP Holding, LLC, a Delaware limited liability company

Suburban Sales & Service, Inc., a Delaware corporation

Gas Connection, LLC, an Oregon limited liability company (dba HomeTown Hearth & Grill)

Suburban Franchising, LLC, a Nevada limited liability company

Suburban Heating Oil Partners, LLC, a Delaware limited liability company (dba Suburban Propane)

Agway Energy Services, LLC, a Delaware limited liability company

Suburban Energy Finance Corp., a Delaware corporation

[21]	This Schedule 1 is not applicable to General Partner Guaranty.

Schedule 1 to

Guaranty Agreement

EXHIBIT A

SUPPLEMENT TO GUARANTY AGREEMENT

This Supplement to Guaranty Agreement is dated as of             and is made by             , a             (“Additional Guarantor”), in favor of Bank of America, N.A., as Administrative Agent and the other Guaranteed Parties as defined in the Guaranty Agreement hereinafter referenced. All capitalized terms not defined herein shall have the meaning ascribed to them in the Guaranty Agreement hereinafter referenced or in the Credit Agreement hereinafter referenced.

RECITALS

WHEREAS, Suburban Propane, L.P., a Delaware limited partnership (“Borrower”) and Suburban Propane Partners, L.P., a Delaware limited partnership (“Parent”) are party to that certain Credit Agreement dated as of June 26, 2009 among the Borrower, Parent, the lenders party thereto, and Bank of America, N.A., as administrative agent (as amended by the First Amendment to Credit Agreement dated as of March 9, 2010, the “Existing Credit Agreement”).

WHEREAS, certain Subsidiaries of the Parent (each a “Guarantor,” and, collectively, the “Guarantors”) are party to that certain Guaranty Agreement dated as of June 26, 2009 (the “Existing Guaranty”).

WHEREAS, Borrower and Parent have entered into that certain Amended and Restated Credit Agreement dated as of January 5, 2012, which amended and restated the Existing Credit Agreement in its entirety, (as the same may be amended, modified, supplemented, renewed, replaced, restated, or otherwise modified from time to time, the “Credit Agreement”) among Borrower, Parent, the lenders now or hereafter a party to the Credit Agreement (together with their respective permitted successors and/or assigns, “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (“Administrative Agent”), an L/C Issuer, and Swing Line Lender.

WHEREAS, in connection with the Credit Agreement, the Guarantors entered into an Amended and Restated Guaranty Agreement dated as of January 5, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Guaranty Agreement”);

WHEREAS, the Credit Agreement requires Additional Guarantor to become a party to the Guaranty Agreement; and

WHEREAS, Additional Guarantor has agreed to execute and deliver this Supplement to Guaranty Agreement in order to become a party to the Guaranty Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Guaranteed Parties to continue to extend credit to the Borrower in accordance with the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Additional Guarantor, for the benefit of the Administrative Agent and the other Guaranteed Parties, hereby agrees as follows:

1. Additional Guarantor hereby elects to become a Guarantor for purposes of the Credit Agreement, effective from the date hereof, and agrees to perform all of the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty Agreement (including without limitation all waivers, releases, indemnifications and submissions set forth therein), all of which terms are incorporated herein by reference, as if Additional Guarantor were a signatory party thereto; and,

Exhibit A to

Guaranty Agreement

accordingly, Additional Guarantor hereby, jointly and severally with the other Guarantors party to the Guaranty Agreement, unconditionally and irrevocably guarantees the prompt performance and payment in full in Dollars when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations, and further agrees to pay all costs, fees and expenses (including, without limitation, counsel fees) incurred by the Administrative Agent or any other Guaranteed Party in enforcing any rights under the Guaranty Agreement, in all respects upon the terms set forth in the Guaranty Agreement.

2. Henceforth, all references to the “Guarantors,” or each individual “Guarantor,” in the Guaranty Agreement shall be deemed to include Additional Guarantor, in addition to the other Guarantors, as if Additional Guarantor were a signatory party thereto.

3. Additional Guarantor hereby represents and confirms that the representations and warranties set forth in the Guaranty Agreement and the representations and warranties set forth in the Credit Agreement with respect to each of the Loan Parties are true and correct in all material respects with respect to Additional Guarantor on and as of the date hereof (and after giving effect hereto), as if set forth herein in their entirety.

4. This Supplement to Guaranty Agreement shall be governed by and construed in accordance with the laws of the State of New York. Acceptance and notice of acceptance hereof are hereby waived in all respects.

5. THIS SUPPLEMENT TO GUARANTY AGREEMENT AND THE GUARANTY AGREEMENT INCORPORATED HEREIN BY REFERENCE REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page to Follow]

Exhibit A to

Guaranty Agreement

IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Supplement to Guaranty Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first set forth above.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Exhibit A to

Guaranty Agreement

EXHIBIT G

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED PLEDGE, ASSIGNMENT, AND SECURITY AGREEMENT (this “Security Agreement”) is executed as of January 5, 2012, by Suburban Propane Partners, L.P., a Delaware limited partnership (“Parent”), Suburban Propane, L.P., a Delaware limited partnership (“Borrower”), each of the Subsidiaries of Parent set forth on the signature pages hereof (collectively with Parent, Borrower and any Additional Grantor (as hereafter defined), “Grantors”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (as hereafter defined) for Secured Parties (as hereafter defined).

RECITALS

WHEREAS, The Borrower and Parent are party to that certain Credit Agreement dated as of June 26, 2009 among the Borrower, Parent, the lenders party thereto, and Bank of America, N.A., as administrative agent (as amended by the First Amendment to Credit Agreement dated as of March 9, 2010, the “Existing Credit Agreement”).

WHEREAS, Grantors and Secured Party are party to that certain Pledge, Assignment, and Security Agreement dated as of June 26, 2009 (the “Existing Security Agreement”).

WHEREAS, Borrower and Parent have entered into that certain Amended and Restated Credit Agreement dated as of even date herewith, which amends and restates the Existing Credit Agreement in its entirety, (as the same may be amended, modified, supplemented, renewed, replaced, restated, or otherwise modified from time to time, the “Credit Agreement”) among Borrower, Parent, the lenders now or hereafter a party to the Credit Agreement (together with their respective permitted successors and/or assigns, “Lenders”), Bank of America, N.A., as a Lender and as Administrative Agent (together with its permitted successors and/or assigns, in such capacity, “Administrative Agent”) for the Lenders.

WHEREAS, pursuant to the requirements of the Credit Agreement and as a condition precedent for Lenders to make loans or extend credit under the Credit Agreement, Grantors are required to enter into this Security Agreement which shall amend and restate the Existing Security Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, each Grantor and Administrative Agent (for the benefit of the Secured Parties) hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. Unless otherwise defined herein, or the context hereof otherwise requires, each term defined in either the Credit Agreement or the UCC is used in this Security Agreement with the same meaning; provided that, if the definition given to such term in the Credit Agreement conflicts with the definition given to such term in the UCC, the Credit Agreement definition shall control to the extent legally allowable; and if any definition given to such term in Article 9 of the UCC conflicts with the definition given to such term in any other chapter of the UCC, the Article 9 definition shall prevail. As used herein, the following terms have the meanings indicated:

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Additional Grantor means each additional Person who grants a Lien on any Collateral after the date hereof in accordance with Section 4.16 hereof.

Administrative Agent has the meaning set forth in the Recitals, together with any other Person serving in the capacity of administrative agent or similar capacity under any agreement entered into as a refinancing, increase of, replacement, amendment, supplement or increase to the Credit Agreement.

Borrower has the meaning set forth in the Preamble.

Collateral has the meaning set forth in Section 2.1.

Collateral Notes has the meaning set forth in Section 2.1.2 hereof.

Collateral Note Security has the meaning set forth in Section 2.1.2 hereof.

Collateral Records means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary in the collection thereof or realization thereupon.

Collateral Support means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a Lien or security interest in such real or personal property.

Commodity Account means any “commodity account,” as such term is defined in Section 9.102(a)(14) of the UCC, and all sub-accounts thereof.

Control has the meaning set forth in Sections 7.106, 8.106, 9.104, 9.105, 9.106, or 9.107 of the UCC, as applicable.

Control Agreement means, with respect to any Collateral consisting of Pledged Equity Interests, Deposit Accounts, Securities Accounts, Commodities Accounts, electronic chattel paper, and letter-of-credit rights, an agreement evidencing that Administrative Agent has Control of such Collateral, which agreement shall be in form and upon terms acceptable to Administrative Agent.

Controlled Foreign Corporation means a “controlled foreign corporation” as defined in the Internal Revenue Code of 1986.

Copyrights means all United States and foreign copyrights (including community designs), including copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (a) all registrations and applications therefor, including the registrations and applications referred to on Schedule 3.14, (b) all extensions and renewals thereof, (c) all rights corresponding thereto throughout the world, (d) all rights to sue for past, present, and future infringements thereof, and (e) all products and proceeds of the foregoing, including any income, royalties, and awards and any claim by any Grantor against third parties for past, present, or future infringement of any Copyright or any Copyright licensed under any Copyright License.

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Copyright Licenses means any and all agreements providing for the granting of any right in or to Copyrights (whether a Grantor is licensee or licensor thereunder), including each agreement referred to on Schedule 3.14.

Credit Agreement has the meaning set forth in the Recitals.

Deposit Accounts means any “deposit account” as such term is defined in Section 9.102(a)(29) of the UCC, including those deposit accounts identified on Schedule 3.8 and any account which is a replacement or substitute for any of such accounts, together with all monies, instruments, certificates, checks, drafts, wire transfer receipts, and other property deposited therein and all balances therein, but excluding special accounts, trust accounts, or escrow accounts maintained by any Grantor in a fiduciary capacity or as an agent for unrelated third parties.

Excluded Collateral has the meaning set forth in Section 2.1.

Excluded Payroll Account means any Deposit Account established by a Grantor after the date hereof (a) into which such Grantor deposits funds due to employees for wages on the next payroll date and/or amounts legally required to be withheld for taxes with respect thereto, and (b) which contains no funds for any purpose other than the foregoing.

Excluded Stock has the meaning set forth in Section 2.1.

General Intangibles means: any “general intangibles” as such term is defined in Section 9.102(a)(42) of the UCC.

Governmental Approvals means all authorizations, consents, approvals, licenses, and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Grantors has the meaning set forth in the Preamble.

Instrument means any “instrument” as such term is defined in Section 9.102(a)(47) of the UCC.

Intellectual Property means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses of the Grantors.

Investment Related Property means: (a) any “investment property”, as such term is defined in Section 9.102(a)(49) of the UCC; and (b) all Pledged Equity Interests (regardless of whether such interest is classified as investment property under the UCC).

Lenders has the meaning set forth in the Recitals, together with any other lender under any agreement entered into as a refinancing, replacement, amendment, restatement supplement, or increase of the Credit Agreement.

Obligations has the meaning set forth in the Credit Agreement.

Obligor means any Person obligated with respect to any of the Collateral, whether as an account debtor, obligor on an instrument, issuer of securities, or otherwise.

Parent has the meaning set forth in the Preamble.

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Patent Licenses means all agreements providing for the granting of any right in or to Patents (whether a Grantor is licensee or licensor thereunder), including each agreement referred to on Schedule 3.14.

Patents means all United States and foreign patents, certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (a) each patent and patent application referred to on Schedule 3.14; (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof; (c) all rights corresponding thereto throughout the world, (d) all inventions and improvements described therein; (e) all rights to sue for past, present and future infringements thereof; (f) all licenses, claims, damages, and proceeds of suit arising therefrom; and (g) all products and Proceeds of the foregoing, including any income, royalties, and awards and any claim by any Grantor against third parties for past, present, or future infringement of any Patent or any Patent licensed under any Patent License.

Permitted Liens means Liens created by this Security Agreement and other Liens permitted under the terms of the Credit Agreement and the other Loan Documents.

Pledged Equity Interests means all Pledged Stock, Pledged LLC Interests, and Pledged Partnership Interests.

Pledged LLC Interests means (i) all interests owned by a Grantor in any limited liability company, including all limited liability company interests listed on Schedule 3.8 and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest, (ii) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests, (iii) all rights of a Grantor under the Organizational Documents of such limited liability company, and (iv) any and all other rights and privileges incident to such limited liability company interests.

Pledged Partnership Interests means (i) all interests owned by a Grantor in any general partnership, limited partnership, limited liability partnership or other partnership, including all partnership interests listed on Schedule 3.8 and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest, (ii) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such partnership interests, (iii) all rights of a Grantor under the Organizational Documents of partnership, and (iv) any and all other rights and privileges incident to such partnership interests.

Pledged Stock means (i) all shares of capital stock owned by a Grantor in any Person, including all shares of capital stock described on Schedule 3.8, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, (ii) all dividends, distributions, cash, warrants, rights, options, instruments, securities, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such shares, (iii) all rights of a Grantor under the Organizational Documents of such Person, and (iv) any and all other rights and privileges incident to such capital stock.

Receivables means any “account” as such term is defined in Section 9102(a)(2) of the UCC.

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Secured Obligations means the “Obligations” as defined in the Credit Agreement, whether or not (a) such Obligations arise or accrue before or after the filing by or against any Grantor of a petition under the Bankruptcy Code, or any similar filing by or against any Grantor under the laws of any jurisdiction, or any bankruptcy, insolvency, receivership or other similar proceeding, (b) such Obligations are allowable under Section 502(b)(2) of the Bankruptcy Code or under any other insolvency proceedings, (c) the right of payment in respect of such Obligations is reduced to judgment, or (d) such Obligations are liquidated, unliquidated, similar, dissimilar, related, unrelated, direct, indirect, fixed, contingent, primary, secondary, joint, several, or joint and several, matured, disputed, undisputed, legal, equitable, secured, or unsecured.

Secured Parties means the Administrative Agent, the L/C Issuers (as defined in the Credit Agreement), the Lenders, the Hedge Banks (as defined in the Credit Agreement) and the Cash Management Banks (as defined in the Credit Agreement).

Securities Account means any “securities account”, as such term is defined in Section 8.501(a) of the UCC, and all sub-accounts thereof.

Security Interest means the security interest granted and the pledge and assignment made under Section 2.1.

Supporting Obligations means all “supporting obligations” as defined in Section 9.102(a)(77) of the UCC.

Trademark Licenses means any and all agreements providing for the granting of any right in or to Trademarks (whether a Grantor is licensee or licensor thereunder), including each agreement referred to on Schedule 3.14.

Trademarks means all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, including: (a) the registrations and applications referred to on Schedule 3.14; (b) all extensions or renewals of any of the foregoing; (c) all of the goodwill of the business connected with the use of and symbolized by the foregoing; (d) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill; and (e) all products and Proceeds of the foregoing, including any income, royalties, and awards and any claim by any Grantor against third parties for past, present, or future infringement of any Trademark or any Trademark licensed under any Trademark License.

Trade Secret Licenses means any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder).

Trade Secrets means all trade secrets and all other confidential or proprietary information and know-how, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including: (a) the right to sue for past, present and future misappropriation or other violation of any Trade Secret; and (b) all products and Proceeds of the foregoing, including any income, royalties, and awards and any claim by any Grantor against third parties for past, present, or future infringement of any Trade Secrets or any Trade Secrets licensed under any Trade Secret License.

Vehicles has the meaning set forth in Section 2.1.6.

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UCC and Uniform Commercial Code each means the Uniform Commercial Code as adopted in the applicable jurisdiction from time to time.

1.2 Principals Of Construction. References in this Security Agreement to “Sections,” “Exhibits,” and “Schedules” are to sections, exhibits, and schedules in this Security Agreement unless otherwise indicated. References in this Security Agreement to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof, to the extent permitted hereby, and (c) shall mean such document, instrument, or agreement, or replacement or predecessor thereto, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby and by any applicable Loan Document and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Furthermore, any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, or supplemented from time to time. Titles and captions of sections, subsections, and clauses in this Security Agreement are for convenience only, and neither limit nor amplify the provisions of this Security Agreement.

ARTICLE II

GRANT OF SECURITY INTEREST

2.1 Security Interest. To secure the prompt and complete payment and performance of the Secured Obligations when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provisions of other applicable Laws), each Grantor hereby grants to Administrative Agent (for the benefit of the Secured Parties) a continuing security interest in, and Lien upon, and a right of set off against, and hereby pledges, collaterally transfers and assigns to Administrative Agent (for the benefit of the Secured Parties) as security, all personal property of such Grantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Secured Obligations at any time granted to or held or acquired by or under the Control of Administrative Agent, collectively, the “Collateral”), including:

2.1.1 Subject to the last paragraph of this Section 2.1, all personal property and fixture property of every kind and nature including, without limitation, all accounts, chattel paper (whether tangible or electronic), goods (including inventory, equipment (and any accessions thereto), software (specifically including, but not limited to, all accounting software), Instruments, investment property, documents, Deposit Accounts, Securities Accounts, Commodities Accounts, money, commercial tort claims listed on Schedule 3.8, letter-of-credit rights, supporting obligations, Tax refunds, and General Intangibles (including payment intangibles);

2.1.2 All promissory notes and other instruments payable to any Grantor, including, without limitation, all inter-company notes from Subsidiaries and those set forth on Schedule 3.8 (“Collateral Notes”) and all Liens any Grantor may have, or be entitled to, under all present and future loan agreements, security agreements, pledge agreements, deeds of trust, mortgages, guarantees, or other documents assuring or securing payment of

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or otherwise evidencing the Collateral Notes, including, without limitation, those set forth on Schedule 3.8 (“Collateral Note Security”);

2.1.3 All Investment Related Property;

2.1.4 All Intellectual Property;

2.1.5 All present and future automobiles, trucks, truck tractors, trailers, semi-trailers, or other motor vehicles or rolling stock, now owned or hereafter acquired by such Grantor (collectively, the “Vehicles”);

2.1.6 All present and future distributions, income, increases, profits, combinations, reclassifications, improvements, and products of, accessions, attachments, and other additions to, tools, parts, and equipment used in connection with, and substitutes and replacements for, all or part of the Collateral described above;

2.1.7 All present and future security for the payment to any Grantor of any of the Collateral described above and goods which gave or will give rise to any such Collateral or are evidenced, identified, or represented therein or thereby;

2.1.8 All products and proceeds of the Collateral listed above (including, but not limited to, all claims to items referred to in the Collateral listed above) and (x) all claims of any Grantor against third parties for (i) loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of, any or all of the Collateral listed above and (y) proceeds payable under, or unearned premiums with respect to, policies of insurance in whatever form; and

2.1.9 To the extent not otherwise included above, all Collateral Records and Supporting Obligations relating to any of the foregoing.

If the security interest granted hereby in any rights of any Grantor under any contract included in the Collateral is expressly prohibited by such contract, then the Security Interest hereby granted therein nonetheless remains effective to the extent allowed by Article 9 of the UCC or other applicable Law but is otherwise limited by that prohibition. In addition, subject to Section 4.4.8, the Collateral shall not include the outstanding capital stock of a Controlled Foreign Corporation in excess of two-thirds of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote (“Excluded Stock”).

Furthermore, notwithstanding anything to the contrary contained herein, to the extent that the grant of the Security Interest by any Non-Parent Grantor pursuant to this Section 2.1 would be subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state Law, then the Security Interest shall be enforceable to the maximum extent possible without causing such Security Interest to be subject to such avoidance provisions, and this Security Agreement is automatically amended to carry out the intent of this sentence. As used herein, a “Non-Parent Grantor” shall mean a Grantor that does not directly or indirectly own Equity Interests in the Borrower.

The Security Interest in the Collateral granted by Parent herein or in any other Loan Document shall not secure obligations arising under Secured Cash Management Agreements and under Secured Hedge Agreements to the extent prohibited by the Parent Note Indenture or, if the Parent Notes have been refinanced, by the indenture executed in connection with such Parent Refinancing Notes. The Security Interest is granted as security only and shall not subject any Secured Party or any holder of the Secured Obligations to, or transfer or in any way modify, any obligations or liability of any Grantor with respect to any of the Collateral.

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Notwithstanding any other provision of this Security Agreement, Collateral shall not include Excluded Collateral, provided however, that all proceeds of Excluded Collateral shall be Collateral to the extent that the proceeds are not themselves Excluded Collateral. As used herein “Excluded Collateral” means: (a) Excluded Payroll Accounts, (b) any intent-to-use trademark applications to the extent that, an solely during the period in which, the grant of a security interest herein would impair the validity or enforceability of or render or void or result in the cancellation of, any registration issued as a result of such intent-to-use trademark applications under applicable law, (c) accounts receivable of an ESCO participating in a Consolidating Billing Program (“Excluded ESCO Accounts”) to the extent that such accounts receivable are subject to sale by such ESCO to the utility provider participating with such ESCO in such Consolidated Billing Program, (d) Excluded Stock and (e) assets excluded from Collateral to the extent determined by the Administrative Agent pursuant to Section 6.12(e) of the Credit Agreement.

2.2 Perfection Actions. Notwithstanding anything to the contrary contained herein, perfection actions shall not be required to the extent provided in Section 6.12(b) and to the extent determined by the Administrative Agent pursuant to Section 6.12(e) of the Credit Agreement.

2.3 Authorization to File Financing Statements. Each Grantor hereby irrevocably authorizes Administrative Agent at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to Administrative Agent promptly upon request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to Administrative Agent that:

3.1 Loan Documents. Certain representations and warranties in the Loan Documents to which such Grantor is a party are applicable to such Grantor or its assets or operations, and each such representation and warranty is true and correct.

3.2 Title; Authorization; Enforceability; Perfection. (a) Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder, free and clear of all Liens except for Permitted Liens, and has full power and authority to grant to Administrative Agent the Security Interest in such Collateral; (b) the execution and delivery by each Grantor of this Security Agreement has been duly authorized, and this Security Agreement constitutes a legal, valid, and binding obligation of such Grantor and creates a Security Interest enforceable against such Grantor in all now owned and hereafter acquired Collateral; (c) (i) upon the filing of all UCC financing statements naming each Grantor as “debtor” and Administrative Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 3.5

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hereof, (ii) upon delivery of all Instruments, chattel paper, certificated Pledged Equity Interests, and Collateral Notes to Administrative Agent, (iii) upon sufficient identification of commercial tort claims, (iv) upon execution of a Control Agreement establishing Administrative Agent’s Control with respect to each Deposit Account (other than Excluded Payroll Accounts), Securities Account, Commodity Account, and uncertificated Pledged Equity Interest, (v) upon consent of the issuer or any nominated Person with respect to letter of credit rights, and (vi) to the extent not subject to Article 9 of the UCC, upon recordation of the Security Interests granted hereunder in Intellectual Property in the applicable intellectual property registries, including the United States Patent and Trademark Office and the United States Copyright Office, the Security Interest granted to Administrative Agent hereunder constitutes valid and perfected first priority Liens on the Collateral (except Collateral with respect to which (x) there is a provision of this Security Agreement that provides that the Administrative Agent’s Lien on such Collateral need not be perfected, (y) Section 6.12(a) of the Credit Agreement provides that the Administrative Agent’s Lien on such Collateral need not be perfected and (z) the Administrative Agent has made a determination pursuant to Section 6.12(e) of the Credit Agreement that its Lien on such Collateral need not be perfected) (subject in the case of priority only to the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables constituting any of the Collateral).

3.3 Conflicting Legal Requirements and Contracts. Neither the execution and delivery by any Grantor of this Security Agreement, the creation and perfection of the Security Interest in the Collateral, nor compliance by such Grantor with the terms and provisions hereof will (a) violate (i) any legal requirement binding on such Grantor, (ii) such Grantor’s organizational documents, or (iii) the provisions of any indenture, instrument, or material agreement to which such Grantor is a party or is subject, or by which it, or a material portion of its property, is bound; or (b) conflict with or constitute a default under, or result in the creation or imposition of any Lien pursuant to, the terms of any such indenture, instrument, or agreement (other than any Lien of Administrative Agent for the benefit of Secured Parties).

3.4 Governmental Authority. No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required either (a) for the pledge by any Grantor of the Collateral (other than Vehicles) pursuant to this Security Agreement or for the execution, delivery, or performance of this Security Agreement by any Grantor (other than the filing of financing statements on Form UCC-1 and filing Copyright Security Agreements with the United States Copyright Office as provided for herein), or (b) for the exercise by Administrative Agent of the voting or other rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement (except as may be required in connection with the disposition of the Pledged Equity Interests by legal requirements affecting the offering and sale of securities generally).

3.5 Grantor Information. Each Grantor’s exact legal name, jurisdiction of organization, type of entity, state issued organizational identification number, and the location of its principal place of business or chief executive office are disclosed on Schedule 3.5. No Grantor has done in the last five (5) years, or currently does, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 3.5. Except as provided on Schedule 3.5, no Grantor has changed its name, jurisdiction of organization, principal place of business, or chief executive office (or principal residence if such Grantor is a natural Person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years.

3.6 Property Locations. The location of each Grantor’s books and records are located solely at the locations described on Schedule 3.6 (provided that duplicate copies may be located at other locations). The location of each Grantor’s inventory, equipment, and fixtures are located solely at the locations described on Schedule 3.6. All of such locations are owned by a Grantor except for locations

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(a) which are leased by a Grantor as lessee and designated in Part B of Schedule 3.6, and (b) at which inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Schedule 3.6, with respect to which inventory such Grantor has delivered, to the extent required by the terms of the Credit Agreement, bailment agreements, warehouse receipts, financing statements, or other documents reasonably satisfactory to Administrative Agent to protect Administrative Agent’s security interest in such inventory.

3.7 No Financing Statements or Control Agreements. Other than the financing statements and Control Agreements with respect to the Security Interest, there are no other financing statements or Control Agreements covering any Collateral, other than those evidencing Permitted Liens.

3.8 Collateral. Schedule 3.8 accurately lists all Pledged Equity Interests, Collateral Notes, Collateral Note Security, commercial tort claims, and all letters of credit rights, in which any Grantor has any right, title, or interest. All information supplied by any Grantor to Administrative Agent or any Secured Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is true, correct, and complete in all material respects.

3.9 Deposit, Commodity, and Securities Accounts. Schedule 3.8 correctly identifies all Deposit Accounts, Commodity Accounts, and Securities Accounts in which a Grantor has an interest and the institutions holding such Deposit Accounts, Commodity Accounts and Securities Accounts. Each Grantor is the sole account holder of each such Deposit Accounts, Commodity Accounts and Securities Accounts, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than Administrative Agent) having Control over, or any other interest in, any such Deposit Accounts, Commodity Accounts and Securities Accounts or the property credited thereto. To the extent each such Deposit Account, Commodity Account, and Securities Account is subject to a Control Agreement, each such Control Agreement is in full force and effect and is sufficient to perfect a first priority security interest in favor of Administrative Agent in and to each such Deposit Account, Commodity Account, and Securities Account.

3.10 Accounts; General Intangibles. All Collateral that is accounts, chattel paper, Instruments, or General Intangibles is free from any claim for credit, deduction, or allowance of an Obligor and free from any defense, condition, dispute, setoff, or counterclaim, except any such claims as arise in the ordinary course of business and do not materially impair the value of the Collateral, taken as a whole.

3.11 Letter of Credit Rights. All letters of credit to which any Grantor has rights are listed on Schedule 3.8, and such Grantor has obtained the consent of each issuer or the nominated Person of any letter of credit to the assignment of the proceeds of the letter of credit to Administrative Agent.

3.12 Instruments; Chattel Paper; Collateral Notes; and Collateral Note Security. All chattel paper and Instruments, including the Collateral Notes, have been delivered to Administrative Agent, together with corresponding endorsements duly executed by the appropriate Grantor in favor of Administrative Agent, and such endorsements have been duly and validly executed and are binding and enforceable against such Grantor in accordance with their terms. Each Grantor has title to its respective Instruments, chattel paper, Collateral Notes, and Collateral Note Security.

3.13 Investment Related Property.

3.13.1 Schedule 3.8 sets forth all of the Pledged Stock, Pledged LLC Interests, and Pledged Partnership Interests owned by any Grantor, and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests, or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule.

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3.13.2 Except as set forth on Schedule 3.13, no Grantor has acquired any Equity Interests of another entity or substantially all the assets of another entity within the past five (5) years.

3.13.3 Each Grantor is the record and beneficial owner of the Pledged Equity Interests owned by it free of all Liens, rights, or claims of other Persons other than Permitted Liens, and there are no outstanding warrants, options, or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Pledged Equity Interests, except as set forth on Schedule 3.13.

3.13.4 No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder, or any other trust beneficiary is necessary in connection with the creation, perfection, or first priority status of the Security Interest in any Pledged Equity Interests or the exercise by Administrative Agent of the voting or other rights provided for in this Security Agreement or the exercise of remedies in respect thereof, other than such as have been obtained and are in full force and effect.

3.13.5 None of the Pledged LLC Interests or Pledged Partnership Interests are or represent interests in issuers that (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets.

3.13.6 Except as otherwise set forth on Schedule 3.13, all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests in issuers that have not opted to be treated as securities under the uniform commercial code of any jurisdiction.

3.13.7(a) Each Grantor has delivered to Administrative Agent all stock certificates or other instruments or documents representing or evidencing the Pledged Equity Interests to the extent that the Pledged Equity Interest are certificated, together with corresponding assignment or transfer powers duly executed in blank by such Grantor, and such powers have been duly and validly executed and are binding and enforceable against such Grantor in accordance with their terms; and (b) to the extent such Pledged Equity Interests are uncertificated securities, each Grantor has taken all actions necessary to establish Administrative Agent’s Control over such Pledged Equity Interests.

3.14 Intellectual Property.

3.14.1 All of the Intellectual Property material to the business of such Grantor is subsisting, valid, and enforceable. The information contained on Schedule 3.14 is true, correct, and complete. All issued Patents, Patent Licenses, Trademarks, Trademark Licenses, Copyrights, Copyright Licenses, Trade Secrets, and Trade Secret Licenses of each Grantor are identified on Schedule 3.14.

3.14.2 Each Grantor is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to the Intellectual Property purported to be owned by such Grantor free and clear of any Liens, including any pledges, assignments, licenses, user agreements, and covenants by such Grantor not to sue third Persons, other than Permitted Liens.

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3.14.3 To the best of each Grantor’s knowledge, no third party is infringing, or in such Grantor’s reasonable business judgment, may be infringing, any of such Grantor’s rights under its Intellectual Property.

3.14.4 Each Grantor has performed and will continue to perform all acts and has paid and will continue to pay all required fees and Taxes to maintain each and every item of the Intellectual Property material to such Grantor’s business in full force and effect throughout the world, as applicable.

3.14.5 Each of the Patents and Trademarks identified on Schedule 3.14 has been properly registered with the United States Patent and Trademark Office and each of the Copyrights identified on Schedule 3.14 has been properly registered with the United States Copyright Office.

3.14.6 To the best of each Grantor’s knowledge, no claims with respect to the Intellectual Property material to the business of such Grantor have been asserted and are pending (a) to the effect that the sale, licensing, pledge, or use of any of the products of such Grantor’s business infringes any other party’s valid copyright, trademark, service mark, trade secret, or other intellectual property right, (b) against the use by such Grantor of any Intellectual Property used in such Grantor’s business as currently conducted, or (c) challenging the ownership or use by such Grantor of any of the Intellectual Property that such Grantor purports to own or use, nor, to such Grantor’s knowledge, is there a valid basis for such a claim described in this Section 3.14.6 to the extent such claim could, or could reasonably be expected to result in, a Material Adverse Effect.

The foregoing representations and warranties will be true and correct in all respects with respect to any additional Collateral or additional specific descriptions of certain Collateral delivered to Administrative Agent in the future by Grantor. The failure of any of these representations or warranties or any description of Collateral therein to be accurate or complete shall not impair the Security Interest in any such Collateral.

ARTICLE IV

COVENANTS

From and after the date of this Security Agreement and until the Secured Obligations are paid in full, all Letters of Credit have expired or been cancelled, and this Security Agreement is irrevocably terminated:

4.1 Loan Documents. Each Grantor shall comply with, perform, and be bound by all covenants and agreements set forth in the Credit Agreement and the other Loan Documents that are applicable to it, its assets, or its operations, each of which is hereby ratified and confirmed.

4.2 General.

4.2.1 Inspection; Records and Reports. Each Grantor will keep accurate and complete records of the Collateral (including proceeds), and these records will reflect all material facts known to such Grantor concerning the Collateral. Each Grantor shall maintain, at the address set forth on Schedule 3.6 as the location of the books and records,

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a current record of where all Collateral is located. In addition, from time to time at the request of Administrative Agent or any Secured Party, deliver to Administrative Agent such information regarding each Grantor as Administrative Agent may reasonably request.

4.2.2 Schedules. At the time the Borrower provides a Compliance Certificate pursuant to the Credit Agreement, each Grantor shall update all Schedules hereto to the extent that any information therein with respect to such Grantor shall become inaccurate or incomplete. Each reference to a schedule contained in Article 3 shall be deemed a reference to such schedule as updated from time to time in accordance with this Section 4.4.2. Any Grantor’s failure to describe any Collateral required to be listed on any schedule hereto shall not impair the Security Interest in the Collateral.

4.2.3 Financing Statements and Other Actions; Defense of Title. Except as otherwise stated in this Section 4.2.3, each Grantor will deliver to Administrative Agent all financing statements and execute and deliver Control Agreements and other documents and take such other actions as may from time to time be requested by Administrative Agent or any Secured Party in order to maintain a first priority perfected security interest in (and, in the case of Investment Related Property, Deposit Accounts, Commodity Accounts, Securities Accounts, letter-of-credit-rights (subject to Section 6.12(b) of the Credit Agreement), and electronic chattel paper, Control of) such Collateral, now owned or hereafter acquired; provided, that no Grantor shall be required to deliver Control Agreements with respect to (i) Excluded Payroll Accounts and (ii) any Deposit Accounts, Commodity Accounts, or Securities Accounts or other Collateral that is subject to the exemption set forth in Section 6.12(b) of the Credit Agreement; and provided, further that no Grantor shall be required to take any action to perfect a Security Interest in Vehicles or other titled goods except as required by Section 6.12 of the Credit Agreement. Each Grantor will take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest and the priority thereof against any Lien not expressly permitted hereunder.

4.2.4 Change in Location, Jurisdiction of Organization, or Name. No Grantor will (a) maintain its principal place of business or chief executive office at a location other than a location specified on Schedule 3.6, (b) change its name or taxpayer identification number, (c) change its mailing address, or (d) change its jurisdiction of organization, in each case unless such Grantor shall have given Administrative Agent not less than twenty (20) days’ prior written notice thereof (or such other time period as may be agreed by Administrative Agent). Prior to making any of the foregoing changes, each Grantor shall execute and deliver such additional documents and perform such additional acts as Administrative Agent, in its reasonable discretion, may request in order to continue or maintain the existence and priority of the Security Interest.

4.2.5 Notices. Each Grantor will promptly notify Administrative Agent of (a) any change in any material fact or circumstances represented or warranted by Grantor with respect to any of the Collateral or Secured Obligations, (b) any claim, action, or proceeding affecting title to any material part of the Collateral or the Security Interest and, at the request of Administrative Agent, appear in and defend, at such Grantor’s expense, any such action or proceeding, (c) any material damage to or loss of Collateral, and (d) the occurrence of any other event or condition (including, without limitation, matters as to Lien priority) that could have a material adverse effect on the Collateral (taken as a whole) or the Security Interest.

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4.2.6 Other Financing Statements. No Grantor will authorize any other financing statement naming it as debtor covering any portion of the Collateral, other than financing statements evidencing Permitted Liens and financing statements permitted under Section 7.01 of the Credit Agreement.

4.2.7 Compliance with Agreements. Each Grantor shall comply in all material respects with all mortgages, deeds of trust, Instruments, and other agreements binding on its properties or business except to the extent that non-compliance could not, or could not reasonably be expected to result in, a Material Adverse Effect.

4.3 Perform Obligations. Each Grantor will perform in all material respects all of its duties under and in connection with each transaction to which the Collateral, or any part thereof, relates, so that the amounts thereof shall actually become payable by each Obligor thereunder. Furthermore, notwithstanding anything to the contrary contained herein, (a) each Grantor shall remain liable under its contracts, agreements, documents, and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (b) the exercise by Administrative Agent of any of its rights or remedies hereunder shall not release any Grantor from any of its duties or obligations under the contracts, agreements, documents, and instruments included in the Collateral, and (c) none of Administrative Agent or the Secured Parties shall have any indebtedness, liability, or obligation under any of the contracts, agreements, documents, and instruments included in the Collateral by reason of this Security Agreement, and none of Administrative Agent or the Secured Parties shall be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

4.4 Investment Related Property.

4.4.1 Delivery. To the extent that any Investment Property constituting part of the Collateral is certificated, each Grantor will deliver to Administrative Agent all stock certificates or other instruments, or documents representing or evidencing such Investment Related Property, together with corresponding undated assignment or transfer powers duly executed in blank by Grantor (which powers have been duly and validly executed and are binding and enforceable against Grantor in accordance with their terms). To the extent any Investment Related Property constituting part of the Collateral is an uncertificated security, each applicable Grantor will deliver to Administrative Agent an executed Control Agreement with respect to such Investment Related Property.

4.4.2 No Modification of Rights and Obligation. Without the prior written consent of Administrative Agent, no Grantor shall amend any Organizational Documents of such Grantor in any manner that would violate Section 7.12 of the Credit Agreement.

4.4.3 Investment Related Property that are not Securities. No Grantor shall vote to enable or take any other action to cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this Section 4.4.3, such Grantor shall promptly after obtaining knowledge thereof notify Administrative Agent in writing of any such election or action and, in such event, shall take all steps necessary to establish Administrative Agent’s Control thereof.

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4.4.4 Performance of Underlying Obligations. Each Grantor shall comply with all of its obligations in all material respects under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property.

4.4.5 Changes in Capital Structure of Issuers. Without the prior written consent of Administrative Agent, no Grantor shall vote to enable or take any other action to cause or permit any issuer of any Pledged Equity Interest to merge or consolidate unless all the outstanding capital stock or other Equity Interests of the surviving or resulting corporation, limited liability company, partnership, or other entity which is issued to any Grantor is, upon such merger or consolidation, pledged and perfected hereunder; provided that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.1.

4.4.6 Consent of Grantor. Each Grantor consents to the grant by each other Grantor of the Security Interest in all Investment Related Property to Administrative Agent and, without limiting the foregoing, during the continuation of an Event of Default, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to Administrative Agent or its nominee and to the substitution of Administrative Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.4.7 Voting of Pledged Equity Interests. Other than during the continuation of an Event of Default, each Grantor is entitled to exercise all voting rights pertaining to any Pledged Equity Interests; provided, however, that no vote shall be cast or consent, waiver, or ratification given or action taken which would violate any provision of this Security Agreement, Section 7.12 of the Credit Agreement, or any provision of any other Loan Document. During the continuation of an Event of Default, the right to vote any Pledged Equity Interests shall be vested exclusively in Administrative Agent upon notice from the Administrative Agent to such Grantor. To this end, each Grantor hereby irrevocably constitutes and appoints Administrative Agent the proxy and attorney-in-fact of such Grantor, with full power of substitution, to vote, and to act with respect to, any and all Pledged Equity Interests standing in the name of such Grantor or with respect to which such Grantor is entitled to vote and act, subject to the agreement that such proxy may be exercised only if an Event of Default has occurred and is continuing. The proxy herein granted is coupled with an interest, is irrevocable, and shall continue until the termination of this Security Agreement pursuant to Section 6.1.

4.4.8 Controlled Foreign Corporations. Immediately upon the amendment of the Internal Revenue Code to allow the pledge of greater than two-thirds of the voting power of capital stock in a Controlled Foreign Corporation without potential adverse Tax consequences and at the request of any Lender (which request shall be made through the Administrative Agent), each applicable Grantor shall promptly (i) pledge to the Administrative Agent a first priority continuing security interest in, and Lien upon, such greater portion of capital stock of each such Controlled Foreign Corporation, and (ii) execute and deliver to Administrative Agent all such other assignments, certificates, supplemental documents, and financing statements, and do all other acts or things as Administrative Agent may reasonably request in order to create, evidence, and perfect such security interest and Lien.

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4.5 Collateral in Trust. Each Grantor will hold in trust (and not commingle with other assets of Grantor) for Administrative Agent all Collateral that is chattel paper, Instruments, Collateral Notes, Pledged Investment Property in certificated form, or documents at any time received by Grantor, endorse each such Instrument to the order of Administrative Agent (but the failure of the same to be so endorsed shall not impair the Security Interest thereon), and promptly deliver same to Administrative Agent.

4.5.1 Control. Each Grantor will execute all documents and take any action required by Administrative Agent in order for Administrative Agent to obtain Control with respect to Collateral consisting of Commodities Accounts, Securities Accounts, Deposit Accounts (other than Excluded Payroll Accounts), uncertificated Investment Related Property, and “letter-of-credit rights”, and electronic chattel paper (other than as set forth in Section 6.12(b) of the Credit Agreement). If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in the federal Electronic Signatures in Global and National Commerce Act, or in the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify Administrative Agent thereof and, at the request of Administrative Agent, take such action as Administrative Agent may reasonably request to vest in Administrative Agent control under the UCC of such electronic chattel paper or control under the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

4.6 Intellectual Property.

4.6.1 Maintenance of Rights. Each Grantor shall preserve and maintain all of its material rights in the Intellectual Property that is material in its business and protect such Intellectual Property from infringement, unfair competition, cancellation, or dilution by all appropriate action necessary in such Grantor’s reasonable business judgment, including the commencement and prosecution of legal proceedings to recover damages for infringement and to defend and preserve its rights in the Intellectual Property.

4.6.2 No Abandonment. No Grantor may abandon any of the Intellectual Property necessary to the conduct of its business in the exercise of such Grantor’s reasonable business judgment.

4.6.3 Licenses. (a) Without the prior written consent of Administrative Agent, no Grantor shall sell or assign any of its interest in any of the Intellectual Property that is material in its business, other than sales or assignments in the ordinary course of business for full and fair consideration or as otherwise permitted pursuant to and in accordance with the Loan Documents; and (b) each Grantor shall maintain the quality of any and all products and services with respect to which the Intellectual Property that is material in its business is used.

4.6.4 Additional Intellectual Property. Each Grantor shall execute and deliver any and all documents, each in form and substance satisfactory to Administrative Agent, as Administrative Agent may reasonably request to evidence and perfect Administrative Agent’s Lien on any Intellectual Property.

4.6.5 Obligation upon Default. During the continuation of an Event of Default, each Grantor shall use its reasonable efforts to obtain any consents, waivers, or agreements necessary to enable Administrative Agent to exercise its rights and remedies with respect to the Intellectual Property.

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4.6.6 Security Agreements. Unless otherwise agreed to by the Administrative Agent, each Debtor will execute and deliver to the Administrative Agent for filing in (i) the United States Copyright Office a short-form copyright security agreement substantially in the form attached hereto as Exhibit A, (ii) the United States Patent and Trademark Office a short-form patent security agreement substantially in the form attached hereto as Exhibit B and (iii) the United States Patent and Trademark Office a short-form trademark security agreement substantially in the form attached hereto as Exhibit C (in each case with such changes as may be agreed to by the Administrative Agent). Upon request of the Administrative Agent, each Debtor shall execute and deliver, and have recorded, any and all additional agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in any Intellectual Property and the goodwill and general intangibles of such Debtor relating thereto or represented thereby.

4.7 Deposit, Commodity, and Securities Accounts. With respect to any Deposit Account, Commodity Account or Securities Account, each Grantor shall (a) maintain such accounts at the institutions described on Schedule 3.8 or such additional institutions as to which such Grantor has complied with clause (b) hereof; (b) deliver to each depository bank and security intermediary, a Control Agreement in form and substance reasonably satisfactory to Administrative Agent, with respect to each such account (other than Excluded Payroll Accounts and such accounts subject to the exemption set forth in Section 6.12(b) of the Credit Agreement) and obtain the execution of such Control Agreements; and (c) deliver to Administrative Agent all certificates or Instruments, if any, now or hereafter representing or evidencing such Deposit Accounts, Commodity Accounts or Securities Accounts (other than Excluded Payroll Accounts and such accounts subject to the exemption set forth in Section 6.12(b) of the Credit Agreement) accompanied by duly executed instruments of transfer or assignments in blank, all in form and substance reasonably satisfactory to Administrative Agent. Without Administrative Agent’s prior written consent, no Grantor shall establish any additional Deposit Accounts, Securities Accounts or Commodities Accounts(other than Excluded Payroll Accounts and such accounts subject to the exemption set forth in Section 6.12(b) of the Credit Agreement) unless such accounts are subject to Administrative Agent’s exclusive Control.

4.8 Commercial Tort Claims. Except as set forth in Section 6.12(b) of the Credit Agreement, if any Grantor at any time holds or acquires a commercial tort claim, such Grantor shall (a) as promptly as practicable forward to Administrative Agent written notification of any and all such commercial tort claims, including any and all actions, suits, and proceedings before any court or Governmental Authority by or affecting such Grantor; and (b) execute and deliver such statements, documents, and notices and do and cause to be done all such things as may be required by Administrative Agent, or required by applicable Laws, including all things which may from time to time be necessary under the UCC to fully create, preserve, perfect, and protect the priority of the Security Interest in any commercial tort claims.

4.9 Letters-of-Credit Rights. Except as set forth in Section 6.12(b) of the Credit Agreement, if any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of any Grantor, such Grantor shall promptly notify Administrative Agent thereof in writing and, at Administrative Agent’s request, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to Administrative Agent, either (a) arrange for the issuer or any confirmer of such letter of credit to consent to an assignment to Administrative Agent of the proceeds of any drawing under the letter of credit or (b) arrange for Administrative Agent to become the transferee beneficiary of the letter of credit, with Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied to the Secured Obligations as provided in the Credit Agreement.

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4.10 Modification of Accounts. In accordance with prudent business practices, endeavor to collect or cause to be collected from each account debtor under its accounts, as and when due, any and all amounts owing under such accounts. Except in the ordinary course of business and except when an Event of Default pursuant to Section 8.01(a) of the Credit Agreement has occurred and is continuing (whether by reason of failure to pay as a result of acceleration or otherwise), each Grantor shall not (i) grant any extension of time for any payment with respect to any of the accounts, (ii) compromise, compound, or settle any of the accounts for less than the full amount thereof, (iii) release, in whole or in part, any Person liable for payment of any of the accounts, (iv) allow any credit or discount for payment with respect to any account other than trade discounts granted in the ordinary course of business, (v) release any Lien or guaranty securing any account, or (vi) modify or substitute, or permit the modification or substitution of, any contract to which any of the Collateral which is accounts relates.

4.11 Federal, State or Municipal Claims. Each Grantor will notify Administrative Agent of any Collateral which constitutes a claim against a Governmental Authority, or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state, or municipal law.

4.12 Certificates of Title. Upon the request of Administrative Agent to the extent required pursuant to Section 6.12(b) of the Credit Agreement, if certificates of title are issued or outstanding with respect to any of the Vehicles or other Collateral, each Grantor shall cause the Security Interest to be properly noted thereon.

4.13 Impairment of Collateral. No Grantor shall use any of the Collateral, or permit the same to be used, (i) for any unlawful purpose, (ii) in any manner that is reasonably likely, individually or in the aggregate, to materially adversely impair the value or usefulness of the Collateral, or (iii) in any manner inconsistent with the provisions or requirements of any policy of insurance thereon.

4.14 Insurance. During the continuation of an Event of Default, Administrative Agent may require each Grantor to instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Administrative Agent and not to Grantor and Administrative Agent jointly. All loss recoveries received by Administrative Agent upon any such insurance, during the continuation of an Event of Default, may be applied to the Secured Obligations by Administrative Agent in accordance with the terms of the Credit Agreement, and any deficiency thereon shall be paid by Grantors to Administrative Agent, on demand.

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4.15 Further Assurances. At Grantors’ expense and Administrative Agent’s request (i) file or cause to be filed such applications and take such other actions as Administrative Agent may request to obtain the consent or approval of any Governmental Authority to Administrative Agent’s rights hereunder in or with respect to the Collateral or the other Loan Documents, including, without limitation, the right to sell all the Collateral during the continuation of an Event of Default, without additional consent or approval from such Governmental Authority (and, because each Grantor agrees that Administrative Agent’s remedies at law for failure of Grantors to comply with this provision would be inadequate and that such failure would not be adequately compensable in damages, each Grantor agrees that its covenants in this provision may be specifically enforced); (ii) from time to time promptly execute and deliver to Administrative Agent all such other assignments, certificates, supplemental documents, and financing statements, and do all other acts or things as Administrative Agent may reasonably request in order to create, evidence, perfect, continue, and preserve the priority of the Security Interest and to carry out the provisions of this Security Agreement; and (iii) pay all filing fees in connection with any financing, continuation, or termination statement or other instrument with respect to the Security Interests.

4.16 Additional Grantors. Upon the execution and delivery by any person of a security agreement supplement in form and substance satisfactory to Administrative Agent (each a “Security Agreement Supplement”), (a) such person shall be and become a Grantor hereunder and each reference in this Security Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such person, and (b) the supplemental Schedules 3.5, 3.6, 3.8, 3.13 and 3.14 attached to each Security Agreement Supplement shall be incorporated into and become a part of Schedules 3.5, 3.6, 3.8, 3.13 and 3.14 respectively, hereto, and Administrative Agent may attach such supplemental exhibits to such Schedules; and each reference to such Schedules means and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

4.17 Future Assets of Grantors. Each Grantor shall ensure that the documents which govern its future Investments do no restrict the ability of such Grantor to subject any such Investment to the Lien and Security Interest of this Security Agreement and the other Loan Documents.

ARTICLE V

RIGHTS AND REMEDIES

5.1 Remedies. During the continuation of an Event of Default, Administrative Agent may exercise any and all of the following rights and remedies:

5.1.1 Contractual Remedies. Those rights and remedies provided in this Security Agreement or any other Loan Document, provided that this Section 5.1.1 shall not limit any rights or remedies available to Administrative Agent prior to the occurrence of an Event of Default.

5.1.2 Legal Remedies. Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable Laws (including, subject to the provisions of Section 11.08 of the Credit Agreement, any Law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement, including applying by appropriate judicial proceedings for the appointment of a receiver for all or any part of the Collateral (and Grantors hereby consent to such appointment).

5.1.3 Disposition of Collateral. Without notice, except as specifically provided in Section 5.2.3 or elsewhere herein, sell, lease, assign, grant an option, or options to purchase or otherwise dispose of the Collateral or any part thereof in one or

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more parcels at public or private sale or at any broker’s board or on any securities exchange, for cash, on credit or for future delivery, and upon such other terms as Administrative Agent may deem commercially reasonable. Neither Administrative Agent’s compliance with any applicable state or federal Law in the conduct of such sale, nor its disclaimer of any warranties relating to the Collateral, shall be considered to affect the commercial reasonableness of such sale. Each Grantor hereby waives (to the extent permitted by applicable Laws) all rights of redemption, stay, and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

5.1.4 Distributions. Upon request of the Administrative Agent, cause all payments and distributions made to any Grantor upon or with respect to the Collateral to be paid or delivered to Administrative Agent, and each Grantor agrees to take all such action as Administrative Agent may deem necessary to cause all such payments and distributions to be made to Administrative Agent. Further, Administrative Agent shall have the right, at any time during the continuation of an Event of Default, to notify and direct any issuer to thereafter make all payments, dividends, and any other distributions payable in respect thereof directly to Administrative Agent. Such issuer shall be fully protected in relying on the written statement of Administrative Agent that it then holds a Security Interest which entitles it to receive such payments and distributions. Any and all money and other property paid over to or received by Administrative Agent hereunder shall be retained by Administrative Agent as additional Collateral hereunder and may be applied in accordance with Section 5.10.

5.1.5 Control. Administrative Agent shall have the right, at any time during the continuation of an Event of Default, pursuant to the applicable Control Agreement, to notify and direct each institution in which any Grantor maintains a Deposit Account, Commodities Account, or Securities Account that is subject to a Control Agreement, to thereafter take all instructions with respect thereto solely from Administrative Agent, to hold each Deposit Account, Commodities Account, and Securities Account (together with all monies, Instruments, certificates, checks, drafts, wire transfer receipts, trust receipts, securities, Investments, or other assets therein) solely for the benefit of Administrative Agent, and thereafter to make any payments and any other distributions payable in respect thereto directly to Administrative Agent, and to provide all statements or reports to Administrative Agent relative to such Deposit Accounts, Commodities Accounts, and Securities Accounts. Each such institution shall be fully protected in relying on the written statement of Administrative Agent that it then holds a Security Interest which entitles it to exercise Control over such assets. Any and all money and other property paid over to or received by Administrative Agent hereunder shall be retained by Administrative Agent as additional Collateral hereunder and may be applied in accordance with Section 5.10. The Administrative Agent shall not have the right to exercise control over Deposit Accounts, Commodities Accounts or Securities Accounts unless an Event of Default has occurred and is continuing.

5.1.6 Use of Premises. Administrative Agent shall be entitled to occupy and use any premises owned or leased by any Grantor where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay such Grantor for such use and occupancy.

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5.2 Grantors’ Obligations Upon an Event of Default.

5.2.1 Assembly of Collateral. Upon the request of Administrative Agent, on and during the continuation of an Event of Default, each Grantor will assemble and make available to Administrative Agent the Collateral and all records relating thereto at any place or places specified by Administrative Agent.

5.2.2 Secured Party Access. Upon the request of Administrative Agent, on and during the continuation of an Event of Default, each Grantor will permit Administrative Agent, by Administrative Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.2.3 Notice of Disposition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable Law, any notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made shall be deemed reasonable if sent to any Grantor, addressed as set forth in Section 6.16, at least ten (10) days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. Administrative Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given; provided that, if any of the Collateral threatens to decline speedily in value or is of the type customarily sold on a recognized market, Administrative Agent may sell or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind, provided that any such Collateral that is of a type continuously sold on a recognized market is sold on such market. Subject to the provisions of applicable Laws, Administrative Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by applicable Laws, be made at the time and place to which the sale was postponed, or Administrative Agent may further postpone such sale by announcement made at such time and place.

5.3 Condition of Collateral; Warranties. Administrative Agent has no obligation to clean-up or otherwise prepare the Collateral for sale. Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.4 Collection of Receivables. During the continuation of an Event of Default, Administrative Agent may at any time, by giving Grantors written notice, elect to require that the Receivables be paid directly to Administrative Agent. In such event, each Grantor shall, and shall permit Administrative Agent to, promptly notify the Obligors with respect to the Receivables of Administrative Agent’s interest therein and direct such Account Debtors to make payment of all amounts then or thereafter due under the Receivables directly to Administrative Agent. Upon receipt of any such notice from Administrative Agent, each Grantor shall thereafter hold in trust for Administrative Agent, all amounts and proceeds received by it with respect to the Receivables and immediately and at all times thereafter deliver to Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. Administrative Agent shall hold and apply funds so received as provided by the terms of Section 5.10. Administrative Agent shall have the right in its own name or in the name of the applicable Grantor to demand, collect, receive, receipt for, sue for, compound, and give acquittances for any and all amounts due or to become due with

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respect to Collateral; to take control of cash and other proceeds of any Collateral; to endorse the name of the applicable Grantor on any notes, acceptances, checks, drafts, money orders, or other evidences of payment on Collateral that may come into the possession of Administrative Agent or any Administrative Agent; to sign the name of the applicable Grantor on any invoice or bill of lading relating to any Collateral, on any drafts against Obligors or other Persons making payment with respect to Collateral, on assignments and verifications of accounts or other Collateral and on notices to Obligors making payment with respect to Collateral; to send requests for verification of obligations to any Obligor; and to do all other acts and things necessary to carry out the intent of this Security Agreement. If during the continuation of an Event of Default, any Obligor fails or refuses to make payment on any Collateral when due, Administrative Agent is authorized, in its sole discretion, either in its own name or in the name of Grantors, to take such action as Administrative Agent shall deem appropriate for the collection of any amounts owed with respect to the Collateral or upon which a delinquency exists. Each Grantor agrees that Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the Obligor on any Receivable, accept in full payment of any Receivable such amount as Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by Administrative Agent shall be commercially reasonable so long as Administrative Agent acts in good faith based on information known to it at the time it takes any such action. Regardless of any other provision hereof, however, Administrative Agent shall never be liable for its failure to collect, or for its failure to exercise diligence in the collection of, any amounts owed with respect to the Collateral, nor shall it be under any duty whatsoever to anyone except Grantors to account for funds that it shall actually receive hereunder.

5.5 Cash Collateral Account. During the continuation of an Event of Default, Administrative Agent shall have, and Grantor hereby grants to Administrative Agent, the right and authority to transfer all funds on deposit in the Deposit Accounts (other than the Excluded Deposit Accounts), Securities Accounts, and Commodities Accounts to a Cash Collateral Account (herein so called) maintained with a depository institution acceptable to Administrative Agent and subject to the exclusive direction, domain, and Control of Administrative Agent, and no disbursements or withdrawals shall be permitted to be made by any Grantor from such Cash Collateral Account. Such Cash Collateral Account shall be subject to the Security Interest herein created, and each Grantor hereby grants a security interest to Administrative Agent (for the benefit of Secured Parties) in and to, such Cash Collateral Account and all monies, checks, drafts, and other items ever received by Grantor for deposit therein. Furthermore, Administrative Agent shall have the right, at any time in its discretion after an Event of Default has occurred and is continuing without notice to any Grantor, (i) to transfer to or to register in the name of Administrative Agent or any nominee any Collateral consisting of certificates of deposit or deposit instruments, Instruments, Investments, or Investment Related Property constituting Deposit Accounts (other than Excluded Payroll Accounts), Securities Accounts, or Commodities Accounts and shall have the right to exchange such certificates or instruments representing Deposit Accounts (other than Excluded Payroll Accounts) for certificates or instruments of smaller or larger denominations and (ii) to take and apply against the Secured Obligations any and all funds then or thereafter on deposit in the Cash Collateral Account or otherwise constituting Deposit Accounts (other than Excluded Payroll Accounts).

5.6 Intellectual Property. During the continuation of an Event of Default, Administrative Agent may require that each Grantor assign all of its right, title, and interest in and to the Intellectual Property or any part thereof to Administrative Agent or such other Person as Administrative Agent may designate pursuant to documents satisfactory to Administrative Agent. If no Event of Default has occurred, Grantors shall have the exclusive right and license to use the Intellectual Property in the ordinary course of business and the exclusive right to grant to other persons licenses and sublicenses with respect to the Intellectual Property for full and fair consideration.

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5.7 Record Ownership of Securities. During the continuation of an Event of Default, Administrative Agent may have any Pledged Equity Interests or other Investment Property that is in the possession of Administrative Agent, or its nominee or nominees, registered in its name, or in the name of its nominee or nominees on behalf of Administrative Agent; and, as to any Pledged Equity Interest or other Investment Related Property so registered, Administrative Agent shall (if applicable) execute and deliver (or cause to be executed and delivered) to the applicable Grantor all such proxies, powers of attorney, dividend coupons or orders, and other documents as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise any voting rights and powers which it is entitled to exercise under this Security Agreement or to receive any dividends and other distributions and payments in respect of such Collateral or proceeds thereof which it is authorized to receive and retain under this Security Agreement.

5.8 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and applicable state securities laws, Administrative Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. During the continuation of an Event of Default, Administrative Agent may exercise its right to sell any or all of the Investment Related Property, and upon written request, each Grantor shall and shall use its best efforts to cause, each issuer of any Investment Related Property to be sold hereunder, from time to time to furnish to Administrative Agent all such information as Administrative Agent may request in order to determine the number and nature of interest, shares, or other instruments included in the Investment Related Property which may be sold by Administrative Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. In case of any sale of all or any part of the Investment Related Property on credit or for future delivery, such Collateral so sold may be retained by Administrative Agent until the selling price is paid by the purchaser thereof, but Administrative Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for such assets so sold and in case of any such failure, such Collateral may again be sold upon like notice. Administrative Agent, instead of exercising the power of sale herein conferred upon them, may proceed by a suit or suits at law or in equity to foreclose security interests created hereunder and sell such Investment Related Property, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

5.9 Sales on Credit. If Administrative Agent sells any of the Collateral upon credit, Grantors will be credited only with payments actually made by the purchaser, received by the Administrative Agent, and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Grantors shall be credited with the proceeds of the sale.

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5.10 Application of Proceeds. Administrative Agent shall apply the proceeds of any sale or other disposition of the Collateral in accordance with the terms and conditions of the Credit Agreement. Any surplus remaining shall be delivered to Grantors or as a court of competent jurisdiction may direct. If the proceeds of any sale or disposition are insufficient to pay the Secured Obligations in full, Grantors shall remain liable for any deficiency and the fees of any attorneys employed by Administrative Agent to collect such deficiency.

5.11 Performance. If any Grantor fails to keep the Collateral in good repair, working order, and condition, as required by this Security Agreement, the other Loan Documents, and any applicable Loan Document, or fails to pay when due all Taxes on any of the Collateral in the manner required by this Security Agreement, the other Loan Documents and any applicable Loan Document, or fails to preserve the priority of the Security Interest in any of the Collateral, or fails to keep the Collateral insured as required by this Security Agreement, or otherwise fails to perform any of its obligations under this Security Agreement, the other Loan Documents, or any applicable Loan Document with respect to the Collateral, then Administrative Agent may, at its option, but without being required to do so, make such repairs, pay such Taxes, prosecute or defend any suits in relation to the Collateral, or insure and keep insured the Collateral in any amount deemed appropriate by Administrative Agent, or take all other action which any Grantor is required, but has failed or refused, to take under this Security Agreement and the other Loan Documents. Each Grantor shall, jointly and severally, reimburse Administrative Agent for any amounts paid by Administrative Agent pursuant to this Section 5.11. Each Grantor’s obligation to reimburse Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

5.12 Use and Operation of Collateral. Should any Collateral come into the possession of Administrative Agent, Administrative Agent may use or operate such Collateral for the purpose of preserving it or its value pursuant to the order of a court of appropriate jurisdiction or in accordance with any other rights held by Administrative Agent in respect of such Collateral. Each Grantor covenants to promptly reimburse and pay to Administrative Agent, at Administrative Agent’s request, the amount of all reasonable expenses (including, without limitation, the cost of any insurance and payment of Taxes or other charges) incurred by Administrative Agent in connection with its custody and preservation of Collateral, and all such expenses, costs, Taxes, and other charges shall bear interest at the Default Rate until repaid and, together with such interest, shall be payable by Grantors to Administrative Agent upon demand and shall become part of the Secured Obligations. However, the risk of accidental loss or damage to, or diminution in value of, Collateral is on Grantors, and Administrative Agent shall have no liability whatever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to the risks insured. With respect to Collateral that is in the possession of Administrative Agent, Administrative Agent shall have no duty to fix or preserve rights against prior parties to such Collateral and shall never be liable for any failure to use diligence to collect any amount payable in respect of such Collateral, but shall be liable only to account to Grantors for what it may actually collect or receive thereon. The provisions of this Section 5.12 are applicable whether or not an Event of Default has occurred or is continuing.

5.13 Power of Attorney. Each Grantor hereby irrevocably constitutes and appoints Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of such Grantor or in its own name, to take, upon the occurrence and during the continuation of an Event of Default, any and all action and to execute any and all documents and instruments which Administrative Agent at any time and from time to time deems necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, each Grantor hereby gives Administrative Agent the power and right on behalf of such Grantor and in its own name to do any of the following the occurrence and during the continuation of an Event of Default), without notice to or the consent of Grantor:

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5.13.1 to transfer any and all funds on deposit in the Deposit Accounts (other than Excluded Payroll Accounts) to the Cash Collateral Account as set forth herein;

5.13.2 to receive, endorse, and collect any drafts or other instruments or documents in connection with the exercise of any rights or remedies pursuant to this Security Agreement (provided that this Section 5.13.2 is not intended to authorize the Administrative Agent to exercise rights or remedies against Excluded Payroll Accounts or Excluded ESCO Accounts);

5.13.3 to use the Intellectual Property or to grant or issue any exclusive or non-exclusive license under the Intellectual Property to anyone else, and to perform any act necessary for the Administrative Agent to assign, pledge, convey, or otherwise transfer title in or dispose of the Intellectual Property to any other Person;

5.13.4 to demand, sue for, collect, or receive, in the name of the applicable Grantor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

5.13.5 to pay or discharge Taxes, Liens, or other encumbrances levied or placed on or threatened against the Collateral;

5.13.6 to notify post office authorities to change the address for delivery of each Grantor to an address designated by Administrative Agent and to receive, open, and dispose of mail addressed to any Grantor; and

5.13.7(a) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Administrative Agent or as Administrative Agent shall direct; (b) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (c) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications, and notices in connection with accounts and other documents relating to the Collateral; (d) to commence and prosecute any suit, action, or proceeding at Law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (e) to defend any suit, action, or proceeding brought against any Grantor with respect to any Collateral; (f) to settle, compromise, or adjust any suit, action, or proceeding described above and, in connection therewith, to give such discharges or releases as Administrative Agent may deem appropriate; (g) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Administrative Agent may determine; (h) to add or release any guarantor, indorser, surety, or other party to any of the Collateral; (i) to renew, extend, or otherwise change the terms and conditions of any of the Collateral; (j) to endorse the applicable Grantor’s name on all applications, documents, papers, and instruments necessary or desirable in order for Administrative Agent to use or maintain any of the Intellectual Property; (k) to make, settle, compromise or adjust any claims under or pertaining to any of the Collateral (including claims under any policy of insurance); (l)

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to execute (if necessary) on behalf of each Grantor any financing statements or continuation statements with respect to the Security Interests created hereby, and to do any and all acts and things to protect and preserve the Collateral, including, without limitation, the protection and prosecution of all rights included in the Collateral; and (m) to sell, transfer, pledge, convey, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and to do, at Administrative Agent’s option and Grantors’ expense, at any time, or from time to time, all acts and things which Administrative Agent deems necessary to protect, preserve, maintain, or realize upon the Collateral and Administrative Agent’s security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable until this Security Agreement is terminated in accordance with Section 6.1. Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Administrative Agent in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so. None of Administrative Agent nor any Person designated by Administrative Agent shall be liable for any act or omission or for any error of judgment or any mistake of fact or law except for their willful misconduct, gross negligence, or violation of law as determined by a court of competent jurisdiction in a final and nonappealable judgment. This power of attorney is conferred on Administrative Agent solely to protect, preserve, maintain, and realize upon its Security Interest in the Collateral. Administrative Agent shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve, or maintain any Lien given to secure the Collateral. Each Grantor ratifies and approves all acts of such attorney in the absence of its willful misconduct or gross negligence.

5.14 Subrogation. If any of the Secured Obligations are given in renewal or extension or applied toward the payment of indebtedness secured by any Lien, Administrative Agent and Secured Parties shall be, and are hereby, subrogated to all of the rights, titles, interests, and Liens securing the indebtedness so renewed, extended, or paid.

5.15 Indemnification. Each Grantor hereby assumes all liability for the Collateral, for the Security Interest, and for any use, possession, maintenance, and management of, all or any of the Collateral, including, without limitation, any Taxes arising as a result of, or in connection with, the transactions contemplated herein, and agrees to assume liability for, and to indemnify and hold Administrative Agent and each Secured Party harmless from and against, any and all claims, causes of action, or liability, for injuries to or deaths of Persons and damage to property, howsoever arising from or incident to such use, possession, maintenance, and management, whether such Persons be agents or employees of such Grantor or of third parties, or such damage be to property of such Grantor or of others, and any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Grantor or any of its Subsidiaries or any environmental liability related in any way to any Grantor or any of its Subsidiaries. Each Grantor agrees to indemnify, save, and hold Administrative Agent and each Secured Party harmless from and against, and covenants to defend Administrative Agent and each Secured Party against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses (collectively, “Claims”), including, without limitation, court costs and attorneys’ fees, and any of the foregoing ARISING FROM THE NEGLIGENCE OF ADMINISTRATIVE AGENT AND EACH SECURED PARTY, OR ANY OF THEIR RESPECTIVE OFFICERS, EMPLOYEES, AGENTS, ADVISORS, EMPLOYEES, OR REPRESENTATIVES, howsoever arising or incurred because of, incident to, or with respect to Collateral or any use, possession, maintenance, or management thereof; provided, however, that the indemnity set forth in this Section 5.15 will not apply to Claims caused by the gross negligence or willful misconduct of Administrative Agent or any Secured Party or any of its officers, employees, agents, advisors, or representatives, as determined by a court of competent jurisdiction in a final and nonappealable judgment.

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ARTICLE VI

GENERAL PROVISIONS

6.1 Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of any Secured Party which would give rise to any Secured Obligations are outstanding under the Credit Agreement or the other Loan Documents; provided that the termination of this Security Agreement under this Section 6.1 is subject to Section 6.5.

6.2 Joint and Several Obligations of Grantors.

6.2.1 Each Grantor is accepting joint and several liability hereunder with each other Grantor party to this Security Agreement in consideration of the financial accommodation to be provided by the holders of the Secured Obligations, for the mutual benefit, directly and indirectly, of each Grantor and in consideration of the undertakings of each Grantor to accept joint and several liability for the obligations of each of them.

6.2.2 Each Grantor jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Grantors with respect to the payment and performance of all of the Secured Obligations, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each Grantor without preferences or distinction among them.

6.3 NO RELEASE OF GRANTORS. THE OBLIGATIONS OF GRANTORS UNDER THIS SECURITY AGREEMENT SHALL NOT BE REDUCED, LIMITED OR TERMINATED, NOR SHALL GRANTORS BE DISCHARGED FROM ANY OBLIGATION HEREUNDER, FOR ANY REASON WHATSOEVER (other than pursuant to Section 6.1) including (and whether or not the same shall have occurred or failed to occur once or more than once and whether or not Grantors shall have received notice thereof): (i) the taking or accepting of any other security or assurance for any or all of the Secured Obligations; (ii) any release, surrender, exchange, subordination, or loss of any security or assurance at any time existing in connection with any or all of the Secured Obligations; (iii) the modification of, amendment to, or waiver of compliance with any terms of any of the Loan Documents without the notification or consent of any Grantor, except as required therein (the right to such non-excepted notification or consent being herein specifically waived by each Grantor); (iv) the insolvency, bankruptcy, or lack of corporate or trust power of any party at any time liable for the payment of any or all of the Secured Obligations, whether now existing or hereafter occurring; (v) any renewal, extension, or rearrangement of the payment of any or all of the Secured Obligations, either with or without notice to or consent of any Grantor, or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Administrative Agent or any Secured Party to any Grantor or to any other Guarantor; (vi) any neglect, delay, omission, failure, or refusal of Administrative Agent or any Secured Party to take or prosecute any action in connection with any other agreement, document, guaranty, or instrument evidencing, securing, or assuring the payment of all or any of the Secured Obligations; (vii) any failure of Administrative Agent or any Secured Party to notify any Grantor of any renewal, extension, or assignment of the Secured Obligations or any part thereof, or the release of any Collateral or other security, or of any other action taken or refrained from being taken by Administrative Agent or any Secured Party against any Grantor or any new agreement between or among Administrative Agent or one

27

or more Secured Parties and any Grantor, it being understood that except as expressly provided herein, neither Administrative Agent nor any Secured Party shall be required to give Grantors any notice of any kind under any circumstances whatsoever with respect to or in connection with the Secured Obligations, including notice of acceptance of this Security Agreement or any Collateral ever delivered to or for the account of Administrative Agent hereunder; (viii) the illegality, invalidity, or unenforceability of all or any part of the Secured Obligations against any party obligated with respect thereto by reason of the fact that the Secured Obligations, or the interest paid or payable with respect thereto, exceeds the amount permitted by applicable Laws, the act of creating the Secured Obligations, or any part thereof, is ultra vires, or the officers, partners, or trustees creating same acted in excess of their authority, or for any other reason; (ix) if any payment by any party obligated with respect thereto is held to constitute a preference under applicable Laws or for any other reason Administrative Agent or any Secured Party is required to refund such payment or pay the amount thereof to someone else; or (x) ANY OTHER ACT OR FAILURE TO ACT OR ANY OTHER EVENT OR CIRCUMSTANCE THAT (a) VARIES THE RISK OF GRANTORS UNDER THIS SECURITY AGREEMENT OR (b) BUT FOR THE PROVISIONS HEREOF, WOULD, AS A MATTER OF APPLICABLE LAW OR EQUITY, OPERATE TO REDUCE, LIMIT OR TERMINATE THE OBLIGATIONS OF GRANTORS HEREUNDER OR DISCHARGE GRANTORS FROM ANY OBLIGATION HEREUNDER.

6.4 Subordination of Certain Claims. Any and all rights and claims of Grantors against Borrower or against any other Person or property, arising by reason of any payment by any Grantors to any Secured Party pursuant to the provisions, or in respect, of this Security Agreement shall be subordinate, junior and subject in right of payment to the prior and indefeasible payment in full of all Secured Obligations, and until such time, Grantors defer all rights of subrogation, contribution, or any similar right and until such time agree not to enforce any such right or remedy Grantors may now or hereafter have against Borrower, any endorser, any other Grantor or any other guarantor of all or any part of the Secured Obligations and any right to participate in, or benefit from, any security given to Administrative Agent to secure any of the Secured Obligations. All Liens and security interests of Grantors, whether now or hereafter arising and howsoever existing, in assets of Grantors or any assets securing the Secured Obligations shall be and hereby are subordinated to the rights and interests of Administrative Agent and in those assets until the prior and indefeasible final payment in full of all Secured Obligations. If any amount shall be paid to Grantors contrary to the provisions of this Section 6.4 at any time when any of the Secured Obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for the benefit of Administrative Agent and shall forthwith be turned over to Administrative Agent in kind in the form received (duly endorsed if necessary) to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

6.5 Recovered Payments. The Secured Obligations shall be deemed not to have been paid, observed or performed, and Grantors’ obligations under this Security Agreement in respect thereof shall continue and not be discharged, to the extent that any payment, observance, or performance thereof by any Grantor is recovered from or paid over by or for the account of Administrative Agent for any reason, including as a preference or fraudulent transfer or by virtue of any subordination (whether present or future or contractual or otherwise) of the Secured Obligations, whether such recovery or payment over is effected by any judgment, decree or order of any court or governmental agency, by any plan of reorganization or by settlement or compromise by Administrative Agent or Secured Parties (whether or not consented to by Grantors) of any claim for any such recovery or payment over. Each Grantor hereby expressly waives the benefit of any applicable statute of limitations and agrees that it shall be liable hereunder whenever such a recovery or payment over occurs.

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6.6 Waivers. Each Grantor waives demand, notice, protest, notice of acceptance of this Security Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Secured Obligations and the Collateral, each Grantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Administrative Agent may deem advisable. The Administrative Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. Each Grantor further waives any and all other suretyship defenses. Further, to the fullest extent permitted by applicable Laws, each Grantor waives (i) any right to require Administrative Agent or any Secured Party to proceed against any other Person, to exhaust its rights in Collateral, or to pursue any other right which Administrative Agent or any Secured Party may have; (ii) with respect to the Secured Obligations, presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate; and (iii) all rights of marshaling in respect of any and all of the Collateral. Each Grantor agrees that this Security Agreement, the Security Interest and all rights, remedies, powers and privileges provided to the Administrative Agent under this Security Agreement are in addition to and not in any way affected or limited by any other security now or at any time held by the Administrative Agent (for the benefit of the Secured Parties) to secure payment and performance of the Secured Obligations.

6.7 No Waiver; Amendments. No delay or omission of Administrative Agent to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default, or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment, or other variation of the terms, conditions, or provisions of this Security Agreement whatsoever shall be valid unless in writing entered into by Grantors and Administrative Agent and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or afforded by applicable Laws shall be cumulative and all shall be available to Administrative Agent until the Secured Obligations have been paid in full.

6.8 Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.2.3, 4.4.8, 4.5, 5.4, 5.5, 5.6, 5.10, or 5.11, will cause irreparable injury to Administrative Agent and Secured Parties, that Administrative Agent and Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Administrative Agent or Secured Parties to seek and obtain specific performance of other obligations of such Grantor contained in this Security Agreement, that the covenants of such Grantor contained in the Sections referred to in this Section 6.8 shall be specifically enforceable against such Grantor.

6.9 Survival. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement. Without prejudice to the survival of any other obligation of each Grantor hereunder, the obligations of each Grantor under Sections 6.10 and 5.15 shall survive termination of this Security Agreement.

6.10 Expenses. Grantors shall jointly and severally reimburse Administrative Agent for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of Administrative Agent) paid or incurred by Administrative Agent in connection with the preparation, execution, delivery, and administration, of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges

29

associated with any periodic or special audit of the Collateral). In addition, Grantors shall be jointly and severally obligated to pay all of the costs and expenses incurred by Administrative Agent, including attorneys’ fees and court costs, in obtaining or liquidating the Collateral, in enforcing payment of the Secured Obligations, or in the prosecution or defense of any action or proceeding by or against Administrative Agent or any Grantor concerning any matter arising out of or connected with this Security Agreement, any Collateral or the Secured Obligations, including any of the foregoing arising in, arising under or related to a case under any bankruptcy, insolvency, or similar law. Any and all costs and expenses incurred by each Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

6.11 Releases. The Administrative Agent shall subordinate or release its Liens on Collateral, or release a Grantor from this Security Agreement, as provided in Section 9.10 of the Credit Agreement.

6.12 Multiple Counterparts. This Security Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Security Agreement, it shall not be necessary to produce or account for more than one such counterpart.

6.13 Parties Bound; Assignment. This Security Agreement shall be binding on each Grantor and each Grantor’s successors, and assigns and shall inure to the benefit of Administrative Agent and Secured Parties and their respective successors and assigns.

6.13.1 Administrative Agent is the agent for each Secured Party, the Security Interest and all rights granted to Administrative Agent hereunder or in connection herewith are for the benefit of each Secured Party, and Administrative Agent may, subject to the terms and conditions of the Credit Agreement, without the joinder of any Secured Party, exercise any and all rights in favor of Administrative Agent or Secured Parties hereunder, including, without limitation, conducting any foreclosure sales hereunder, and executing full or partial releases hereof, amendments or modifications hereto, or consents or waivers hereunder. The rights of each Secured Party vis-à-vis Administrative Agent and each other Secured Party are subject to the Credit Agreement and may (to the extent permitted under the Credit Agreement) be subject to one or more separate agreements between or among such parties, but no Grantor need inquire about any such agreement or be subject to any terms thereof unless such Grantor specifically joins therein; and consequently, no Grantor nor any Grantor’s successors or assigns shall be entitled to any benefits or provisions of any such separate agreements or be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure or refusal of any party thereto to comply with the provisions thereof except to the extent the Borrower’s consent is expressly required under the Credit Agreement to consent to certain amendments thereunder.

6.13.2 No Grantor may, without the prior written consent of Administrative Agent and Secured Parties, assign any of its rights, duties, or obligations hereunder.

6.14 GOVERNING LAW. The laws of the State of New York and of the United States of America shall govern the rights and duties of the parties to this Security Agreement and the validity, construction, enforcement, and interpretation of this Security Agreement, except to the extent that the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under this Security Agreement.

30

6.15 JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

6.15.1 EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

6.15.2 EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 6.15.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

6.15.3 EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

6.15.4 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

31

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.15.4.

6.16 Notices. All notices, requests and other communications provided for hereunder shall be in writing and given to Administrative Agent as provided in Section 11.02 of the Credit Agreement. All communications and notices hereunder to the Grantors shall be given to the Grantors at their respective addresses set forth on Schedule 11.02 of the Credit Agreement or at such other address as shall be designated by Grantors in a written notice to Administrative Agent.

6.17 Non-Liability of Administrative Agent and Secured Parties. None of Administrative Agent or any Secured Party shall have any fiduciary responsibilities to any Grantor; and no provision in this Security Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Administrative Agent or any Secured Party to any other Secured Party, any Grantor, or any Subsidiary of any Grantor. None of Administrative Agent or any Secured Party undertakes any responsibility to any Grantor to review or inform any Grantor of any matter in connection with any phase of any Grantor’s business or operations.

6.18 Severability of Provisions. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

6.19 Entirety. THIS SECURITY AGREEMENT (AS AMENDED IN WRITING FROM TIME TO TIME) AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY ANY GRANTOR OR ANY OF ITS SUBSIDIARIES AND, AS APPLICABLE, ANY OF ADMINISTRATIVE AGENT OR ANY SECURED PARTY REPRESENT THE FINAL AGREEMENT BETWEEN GRANTORS AND THEIR RESPECTIVE SUBSIDIARIES, ADMINISTRATIVE AGENT, AND THE SECURED PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

6.20 Construction. Administrative Agent and each Grantor acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Security Agreement and the other Loan Documents with its legal counsel and that this Security Agreement and the other Loan Documents shall be construed as if jointly drafted by Administrative Agent and Grantors.

6.21 USA Patriot Act. Each of the Secured Parties that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Secured Party) hereby notifies each Grantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Grantors, which information includes the name and address of Grantors and other information that will allow such Administrative Agent or each Secured Party, as applicable, to identify Grantor in accordance with the Act. Each Grantor shall, promptly following a request for information by Administrative Agent or any Secured Party, provide all documentation and other information that Administrative Agent or any such Secured Party requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

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6.22 Amendment and Restatement. This Security Agreement amends and restates the Existing Security Agreement. All liens, claims, rights, titles, interests and benefits created and granted by the Existing Security Agreement shall continue to exist, remain valid and subsisting, shall not be impaired or released hereby, shall remain in full force and effect and are hereby renewed, extended, carried forward and conveyed as security for the Obligations, in each case, as modified by the terms hereof.

[Remainder of Page Intentionally Blank.

Signature Page to Follow.]

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IN WITNESS WHEREOF, each Grantor and Administrative Agent have caused this Security Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTORS: , a

By:
Name:
Title:

[INSERT SIGNATURE BLOCKS FOR OTHER GRANTORS]

Signature Page to Security Agreement

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for Secured Parties

By:
Name:
Title:

Signature Page to Security Agreement

Schedule 3.5

GRANTOR INFORMATION

(A)

Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office / Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

	September 30,	September 30,	September 30,	September 30,
Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office /Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

September 30,
Grantor	Trade Name or Fictitious Business Name

(C)

Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

September 30,
Grantor	Changes

(D)	Financing Statements:

September 30,
Name of Grantor	Filing Jurisdiction(s)

Schedule 3.5

Schedule 3.6

PROPERTY LOCATIONS

(A)	Locations owned by Grantor

September 30,
Name of Grantor	Location of Equipment, Inventory, and Fixtures

(B)	Locations leased by Grantor as lessee

September 30,
Name of Grantor	Location of Equipment, Inventory, and Fixtures

(C)	Locations at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment

September 30,
Name of Grantor	Location of Equipment, Inventory, and Fixtures

(D)	Locations of any other Collateral:

September 30,
Name of Grantor	Location

(E)	Location(s) of Books and Records:

September 30,
Name of Grantor	Location

Schedule 3.6

Schedule 3.8

COLLATERAL DESCRIPTIONS

(A)	Investment Related Property:

Pledged Stock

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	% of Outstanding Stock of the Stock Issuer

Pledged LLC Interests

	September 30,	September 30,	September 30,	September 30,	September 30,
Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests

	September 30,	September 30,	September 30,	September 30,	September 30,
Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No.(if any)	% of Outstanding Partnership Interests of the Partnership

Schedule 3.8

(B)	Securities Accounts, Commodities Accounts, Deposit Account:

Securities Accounts

	September 30,	September 30,	September 30,
Grantor	Share of Securities Intermediary	Account Number	Account Name

Commodity Accounts

	September 30,	September 30,	September 30,
Grantor	Name of Commodities Intermediary	Account Number	Account Name

Deposit Accounts

	September 30,	September 30,	September 30,
Grantor	Name of Depositary Bank	Account Number	Account Name

(C)	Collateral Notes:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date	Collateral Note Security

Schedule 3.8

(D)	Commercial Tort Claims:

September 30,
Name of Grantor	Commercial Tort Claims

(E)	Letters of Credit:

September 30,
Name of Grantor	Description of Letters of Credit

Schedule 3.8

Schedule 3.13

EXCEPTIONS

Schedule 3.13

Schedule 3.14

INTELLECTUAL PROPERTY

PATENTS AND PATENT LICENSES

Item A.	Patents

	September 30,	September 30,	September 30,	September 30,
Country	Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications

	September 30,	September 30,	September 30,	September 30,
Country	Serial No.	Filing Date	Inventor(s)	Title

Patent Applications in Preparation

	September 30,	September 30,	September 30,	September 30,
Country	Docket No.	Expected Filing Date	Inventor(s)	Title

Item B.	Patent Licenses

	September 30,	September 30,	September 30,	September 30,	September 30,
Country or Territory	Licensor	Licensee	Effective Date	Expiration Date	Subject Matter

Schedule 3.14

TRADEMARKS AND TRADEMARK LICENSES

Item A.	Trademarks

Registered Trademarks

	September 30,	September 30,	September 30,
Country	Trademark	Registration No.	Registration Date

Pending Trademark Applications

	September 30,	September 30,	September 30,
Country	Trademark	Serial No.	Filing Date

Trademark Applications in Preparation

	September 30,	September 30,	September 30,	September 30,
Country	Trademark	Docket No.	Expected Filing Date	Products/ Services

Item B.	Trademark Licenses

	September 30,	September 30,	September 30,	September 30,	September 30,
Country or Territory	Trademark	Licensor	Licensee	Effective Date	Expiration Date

Item C.	Material Unregistered Trademarks (not included in Item A above)

September 30,
Country	Trademark

Schedule 3.14

COPYRIGHTS AND COPYRIGHT LICNESES

Item A. Copyrights

Registered Copyrights

	September 30,	September 30,	September 30,	September 30,
Country	Registration No.	Registration Date	Author(s)	Title

Copyright Pending Registration Applications

	September 30,	September 30,	September 30,	September 30,
Country	Serial No.	Filing Date	Author(s)	Title

Copyright Registration Applications in Preparation

	September 30,	September 30,	September 30,	September 30,
Country	Docket No.	Expected Filing Date	Author(s)	Title

Item B. Copyright Licenses

	September 30,	September 30,	September 30,	September 30,
Country or Territory	Licensor	Licensee	Effective Date	Expiration Date

Item C. Material Unregistered Copyrights (not set forth in Item A above)

	September 30,	September 30,
Country	Author(s)	Title

Schedule 3.14

TRADE SECRET LICENSES

	September 30,	September 30,	September 30,	September 30,
Trade Secrets	Licensor	Licensee	Effective Date	Expiration Date

Schedule 3.14

EXHIBIT A TO SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT, dated as of                 , 20        , by [Name(s) of Grantors to be inserted] (each a “Grantor” and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., as Administrative Agent (as hereafter defined) for Secured Parties (as hereafter defined).

W I T N E S S E T H:

WHEREAS, Suburban Propane, L.P., a Delaware limited partnership (“Borrower”) and Suburban Propane Partners, L.P., a Delaware limited partnership (“Parent”) are party to that certain Credit Agreement dated as of June 26, 2009 among the Borrower, Parent, the lenders party thereto, and Bank of America, N.A., as administrative agent (as amended by the First Amendment to Credit Agreement dated as of March 9, 2010, the “Existing Credit Agreement”);

WHEREAS, Grantors and Secured Party are party to that certain Pledge, Assignment, and Security Agreement dated as of June 26, 2009 (the “Existing Security Agreement”);

WHEREAS, Borrower and Parent have entered into that certain Amended and Restated Credit Agreement dated as January 5, 2012, which amended and restated the Existing Credit Agreement in its entirety, (as the same may be amended, modified, supplemented, renewed, replaced, restated, or otherwise modified from time to time, the “Credit Agreement”) among Borrower, Parent, the lenders now or hereafter a party to the Credit Agreement (together with their respective permitted successors and/or assigns, “Lenders”), Bank of America, N.A., as a Lender and as Administrative Agent (together with its permitted successors and/or assigns, in such capacity, “Administrative Agent”) for the Lenders;

WHEREAS, pursuant to the requirements of the Credit Agreement and as a condition precedent for Lenders to make loans or extend credit under the Credit Agreement, Grantors have amended and restated the Existing Security Agreement pursuant to that certain Amended and Restated Security Agreement dated as of even date with the Credit Agreement made by the Grantors in favor of the Administrative Agent for the benefit of the Secured Parties (as it may be amended, restated, or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver this Copyright Security Agreement; and

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to Suburban Propane, L.P. thereunder, each Grantor hereby agrees with the Secured Party as follows:

Section 1 Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.

Section 2 Grant of Security Interest in Copyright Collateral. Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, hereby collaterally assigns, conveys, mortgages, pledges, hypothecates, and transfers to the Administrative Agent for the

Exhibit A to Security Agreement

benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Copyright Collateral”):

(a) all of its Copyrights and Copyright Licenses to which it is a party, including those referred to on Schedule I hereto;

(b) all renewals of the foregoing; and

(c) all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present, future infringement of any Copyright or Copyright licensed under any Copyright License.

Section 3 Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Secured Parties

By:
Name:
Title:

Exhibit A to Security Agreement

Schedule I

to

Copyright Security Agreement

Copyright Registrations

A.	REGISTERED COPYRIGHTS

Copyright, Reg. No., Date

B.	COPYRIGHT APPLICATIONS

C.	COPYRIGHT LICENSES

Name of Agreement, Parties, Date of Agreement

Exhibit A to Security Agreement

Schedule I

EXHIBIT B TO SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT, dated as of                 , 20        , by [Name(s) of Grantors to be inserted] (each a “Grantor” and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., as Administrative Agent (as hereafter defined) for Secured Parties (as hereafter defined).

W I T N E S S E T H:

WHEREAS, Suburban Propane, L.P., a Delaware limited partnership (“Borrower”) and Suburban Propane Partners, L.P., a Delaware limited partnership (“Parent”) are party to that certain Credit Agreement dated as of June 26, 2009 among the Borrower, Parent, the lenders party thereto, and Bank of America, N.A., as administrative agent (as amended by the First Amendment to Credit Agreement dated as of March 9, 2010, the “Existing Credit Agreement”);

WHEREAS, Grantors and Secured Party are party to that certain Pledge, Assignment, and Security Agreement dated as of June 26, 2009 (the “Existing Security Agreement”);

WHEREAS, Borrower and Parent have entered into that certain Amended and Restated Credit Agreement dated as January 5, 2012, which amended and restated the Existing Credit Agreement in its entirety, (as the same may be amended, modified, supplemented, renewed, replaced, restated, or otherwise modified from time to time, the “Credit Agreement”) among Borrower, Parent, the lenders now or hereafter a party to the Credit Agreement (together with their respective permitted successors and/or assigns, “Lenders”), Bank of America, N.A., as a Lender and as Administrative Agent (together with its permitted successors and/or assigns, in such capacity, “Administrative Agent”) for the Lenders;

WHEREAS, pursuant to the requirements of the Credit Agreement and as a condition precedent for Lenders to make loans or extend credit under the Credit Agreement, Grantors have amended and restated the Existing Security Agreement pursuant to that certain Amended and Restated Security Agreement dated as of even date with the Credit Agreement made by the Grantors in favor of the Administrative Agent for the benefit of the Secured Parties (as it may be amended, restated, or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver this Patent Security Agreement; and

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to Suburban Propane, L.P. thereunder, each Grantor hereby agrees with the Secured Party as follows:

Section 1 Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.

Section 2 Grant of Security Interest in Patent Collateral. Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to Administrative Agent for the benefit of the Secured Parties, and grants to Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Patent Collateral”):

Exhibit B to Security Agreement

(a) all of its Patents and Patent Licenses to which it is a party, including those referred to on Schedule I hereto;

(b) all reissues, continuations or extensions of the foregoing; and

(c) all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present or future infringement of any Patent or any Patent licensed under any Patent License.

Section 3 Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Secured Parties

By:
Name:
Title:

Exhibit B to Security Agreement

Schedule I

to

Patent Security Agreement

Patent Registrations

A.	REGISTERED PATENTS

Patent, Reg. No., Date

B.	PATENT APPLICATIONS

C.	PATENT LICENSES

Name of Agreement, Parties, Date of Agreement

Exhibit B to Security Agreement

Schedule I

EXHIBIT C TO SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT, dated as of                 , 20        , by [Name(s) of Grantors to be inserted] (each a “Grantor” and, collectively, the “Grantors”), in favor of BANK OF AMERICA, N.A., as Administrative Agent (as hereafter defined) for Secured Parties (as hereafter defined).

W I T N E S S E T H:

WHEREAS, Suburban Propane, L.P., a Delaware limited partnership (“Borrower”) and Suburban Propane Partners, L.P., a Delaware limited partnership (“Parent”) are party to that certain Credit Agreement dated as of June 26, 2009 among the Borrower, Parent, the lenders party thereto, and Bank of America, N.A., as administrative agent (as amended by the First Amendment to Credit Agreement dated as of March 9, 2010, the “Existing Credit Agreement”);

WHEREAS, Grantors and Secured Party are party to that certain Pledge, Assignment, and Security Agreement dated as of June 26, 2009 (the “Existing Security Agreement”);

WHEREAS, Borrower and Parent have entered into that certain Amended and Restated Credit Agreement dated as January 5, 2012, which amended and restated the Existing Credit Agreement in its entirety, (as the same may be amended, modified, supplemented, renewed, replaced, restated, or otherwise modified from time to time, the “Credit Agreement”) among Borrower, Parent, the lenders now or hereafter a party to the Credit Agreement (together with their respective permitted successors and/or assigns, “Lenders”), Bank of America, N.A., as a Lender and as Administrative Agent (together with its permitted successors and/or assigns, in such capacity, “Administrative Agent”) for the Lenders;

WHEREAS, pursuant to the requirements of the Credit Agreement and as a condition precedent for Lenders to make loans or extend credit under the Credit Agreement, Grantors have amended and restated the Existing Security Agreement pursuant to that certain Amended and Restated Security Agreement dated as of even date with the Credit Agreement made by the Grantors in favor of the Administrative Agent for the benefit of the Secured Parties (as it may be amended, restated, or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver this Trademark Security Agreement; and

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to Suburban Propane, L.P. thereunder, each Grantor hereby agrees with the Secured Party as follows:

Section 1 Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement or in the Security Agreement and used herein have the meaning given to them in the Credit Agreement or the Security Agreement.

Section 2 Grant of Security Interest in Trademark Collateral. Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to Administrative Agent for the benefit of the Secured Parties, and grants to Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Trademark Collateral”):

Exhibit C to Security Agreement

(a) all of its Trademarks and Trademark Licenses to which it is a party, including those referred to on Schedule I;

(b) all renewals of the foregoing;

(c) all goodwill of the business connected with the use of, and symbolized by, each Trademark and each Trademark License; and

(d) all Proceeds of the foregoing, including any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or Trademark licensed under any Trademark License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Trademark License.

Section 3 Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

Very truly yours,

[GRANTORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Secured Parties

By:
Name:
Title:

Exhibit C to Security Agreement

Schedule I

to

Trademark Security Agreement

Trademark Registrations

A.	REGISTERED TRADEMARKS

Mark, Reg. No., Date

B.	TRADEMARK APPLICATIONS

C.	TRADEMARK LICENSES

Name of Agreement, Parties, Date of Agreement

Exhibit C to Security Agreement

Schedule I

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of January 5, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Suburban Propane, L.P., a Delaware limited partnership (the “Borrower”), Suburban Propane Partners, L.P., a Delaware limited partnership (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent, the Borrower and the Parent with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, the Parent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower, the Parent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                , 20

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of January 5, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Suburban Propane, L.P., a Delaware limited partnership (the “Borrower”), Suburban Propane Partners, L.P., a Delaware limited partnership (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of January 5, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Suburban Propane, L.P., a Delaware limited partnership (the “Borrower”), Suburban Propane Partners, L.P., a Delaware limited partnership (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of January 5, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Suburban Propane, L.P., a Delaware limited partnership (the “Borrower”), Suburban Propane Partners, L.P., a Delaware limited partnership (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent, the Borrower and the Parent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, the Parent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower, the Parent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 , 20